EXHIBIT D-3



                                   BEFORE THE
                    NEW YORK STATE PUBLIC SERVICE COMMISSION




--------------------------------------------------------------------------------
                                JOINT PETITION OF
                 ENERGY EAST CORPORATION, RGS ENERGY GROUP, INC,
                   NEW YORK STATE ELECTRIC & GAS CORPORATION,
                     ROCHESTER GAS AND ELECTRIC CORPORATION,
                             AND EAGLE MERGER CORP.
                  FOR APPROVAL OF MERGER AND STOCK ACQUISITION
--------------------------------------------------------------------------------




MARCH  23,  2001

TABLE  OF  CONTENTS

                                                                                   Page

I.     INTRODUCTION AND SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . .    1

II.    THE COMMISSION SHOULD ACT EXPEDITIOUSLY . . . . . . . . . . . . . . . . . .    4

III.   DESCRIPTION OF PETITIONERS. . . . . . . . . . . . . . . . . . . . . . . . .    5

       A.     Energy East Corporation. . . . . . . . . . . . . . . . . . . . . . .    5

       B.     New York State Electric & Gas Corporation. . . . . . . . . . . . . .    6

       C.     RGS Energy Group, Inc. . . . . . . . . . . . . . . . . . . . . . . .    6

       D.     Rochester Gas and Electric Corporation . . . . . . . . . . . . . . .    7

       E.     Eagle Merger Corp. . . . . . . . . . . . . . . . . . . . . . . . . .    7

IV.    DESCRIPTION OF PROPOSED TRANSACTION . . . . . . . . . . . . . . . . . . . .    7

       A.     Description and Terms of the Proposed Merger . . . . . . . . . . . .    7

       B.     Post-Merger Operations and Management. . . . . . . . . . . . . . . .    9

V.     THE MERGER IS IN THE PUBLIC INTEREST. . . . . . . . . . . . . . . . . . . .   10

       A.     Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

       B.     Operational Efficiencies and Synergies Will Benefit Customers. . . .   11

       C.     The Merger Will Support the Continued Development of Competitive
              Markets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

       D.     The Merger Complies With the Commission's Market Power Guidelines. .   13

       E.     The Merger Will Not Impair Either Utility's Ability to Finance Its
              Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

       F.     The Merger Will Preserve All of the Utilities' Commitments to
              Community and Economic Development . . . . . . . . . . . . . . . . .   15

       G.     The Merger Protects the Utilities' Employees . . . . . . . . . . . .   18

       H.     The Merger Preserves the Utilities' Commitment to Reliable. Safe and
              Efficient Service at Reasonable Rates. . . . . . . . . . . . . . . .   18


                                        i

VI.    REQUESTED AUTHORIZATIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  .21

VII.   DESCRIPTION OF OTHER REGULATORY FILINGS . . . . . . . . . . . . . . . . . .   23

       A.     Federal Energy Regulatory Commission . . . . . . . . . . . . . . . .   23

       B.     Securities and Exchange Commission . . . . . . . . . . . . . . . . .   23

       C.     Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . .   23

       D.     Nuclear Regulatory Commission  . . . . . . . . . . . . . . . . . . .   23

       E.     Federal Communications Commission  . . . . . . . . . . . . . . . . .   24

VIII.  CONCLUSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24


APPENDICES

     A.     Agreement  and  Plan  of  Merger

     B.     Affidavit  of  Dr.  Kenneth  Gordon

     C.     NYSEG  Charter  Amendment  and  Statement  of  Financial  Condition

     D.     Statement  of  Financial  Condition  of  RG&E

     E.     Affidavit  of  Thomas  S.  Flaherty

     F.     Environmental  Assessment  Form

                                JOINT PETITION OF
                ENERGY EAST CORPORATION, RGS ENERGY GROUP, INC.,
                   NEW YORK STATE ELECTRIC & GAS CORPORATION,
                     ROCHESTER GAS AND ELECTRIC CORPORATION,
                             AND EAGLE MERGER CORP.
                  FOR APPROVAL OF MERGER AND STOCK ACQUISITION


I.     INTRODUCTION  AND  SUMMARY

     On February 20, 2001, Energy East Corporation ("Energy East") and RGS Energy Group, Inc. ("RGS") announced an Agreement and Plan of Merger (the
"Merger Agreement") by and among Energy East, RGS and Eagle Merger Corp. ("Eagle"). A copy of the Merger Agreement is attached as Appendix A. Energy
East, the parent of, among others, New York State Electric & Gas Corporation ("NYSEG"), a New York gas and electric corporation, will acquire 100 percent of the common stock of RGS, the parent of Rochester Gas and Electric Corporation ("RG&E"), also a New York gas and electric corporation, and two other, non-regulated subsidiaries. RGS will be merged with and into Eagle, whereupon Eagle will be renamed "RGS Energy Group, Inc." ("New RGS"). RG&E and the non-regulated subsidiaries of RGS will continue as subsidiaries of New RGS and will become indirect subsidiaries of Energy East. It is anticipated that, contemporaneously with the merger, Energy East will transfer all of NYSEG's common stock to New RGS, so that NYSEG and RG&E can be operated under a common management structure.

     By this Petition, Energy East, RGS, NYSEG, RG&E and Eagle (collectively, the "Petitioners") request authorization to effect the indirect acquisition of RG&E by Energy East and the contemplated subsequent transfer of the NYSEG common stock to New RGS pursuant to the Merger Agreement, and further request that this authorization be granted expeditiously.

     The merger of Energy East and RGS is in the public interest in that it will cause no adverse impact for NYSEG's and RG&E's customers, employees and communities. Moreover, it will result in benefits for all of those constituencies. The merger brings together two utilities serving half of Upstate New York, whose service territories are contiguous for more than 200 miles and cover an area of more than 22,700 square miles. With annual revenues of approximately $5 billion and nearly $10 billion in assets, the combined parent company's increased size and financial strength will allow its New York utility subsidiaries, NYSEG and RG&E, to continue to perform all of their existing commitments and improve their ability to continue protecting their customers from the turbulence associated with the transition to a competitive market for electricity and gas.

     NYSEG and RG&E will continue to serve their respective territories covering half of Upstate New York, with a combined total of 1.2 million electric and 540,000 gas customers. Energy East's corporate headquarters will remain in Albany. The corporate headquarters of New RGS, NYSEG and RG&E will be in Rochester, and the operations center for NYSEG will remain in Binghamton. Energy East Management Corporation ("EEMC"), an Energy East subsidiary which provides accounting, finance, human resource, and other administrative and general services, will also be headquartered in Rochester and will have approximately 40 employees in Rochester. Mr. Thomas Richards, the Chairman, President and Chief Executive Officer of RGS, will head the New York operations for New RGS. Mr. Ralph Tedesco, the President and Chief Operating Officer of NYSEG, will continue in his current role. Both utilities will remain subject to the jurisdiction of the New York Public Service Commission (the "Commission").

     This transaction is subject to Commission approval pursuant to Section 70 of the Public Service Law ("PSL") and hence to the requirement that the transaction be in the public interest. The Petitioners respectfully submit that placing RG&E and NYSEG under common ownership as part of a super-regional energy company will have no adverse impact for NYSEG and RG&E's customers, employees and communities. Additionally, the merger will provide numerous benefits to the gas and electric customers of both utilities and to Upstate New York as a whole. First, it will provide opportunities to enhance the reliability of the energy supply and delivery system in Upstate New York. Second, as efficiencies of common ownership and management are realized, it will stabilize prices to RG&E and NYSEG customers. Third, this combination will maintain and strengthen the ability of both utilities to provide opportunities for their customers to benefit from choice through retail access to electricity and gas. Fourth, this transaction will benefit Upstate New York through continued and increased commitment to corporate responsibility and stewardship of local communities. Fifth, no involuntary reductions in workforce are planned as part of the merger. NYSEG's collective bargaining agreement will remain in effect. Being part of a larger, more diverse organization should provide greater opportunities for existing employees and enhance the ability of both utilities to attract highly qualified, motivated new employees. These benefits and others are discussed in greater detail later in this Petition.

     This transaction will not have any negative impact on competition. The merger does not raise concerns with respect to vertical or horizontal market power. Thus, it is consistent with the Commission's policies on these subjects./1 In addition, the transition to competitive electric and


____________
1.     See  Case 96-E-0900, In the Matter of Orange & Rockland Utilities, Inc.'s
       ---                  ----------------------------------------------------
Plans  for  Electric  Restructuring  Pursuant  to  Opinion  No.  96-12,  et al.,
-------------------------------------------------------------------------------
Statement  of Policy Regarding Vertical Market Power, issued July 17, 1998; Case
--------
94-E-0098,  Proceeding  on  Motion  of  the Commission as to the Rates, Charges,
            --------------------------------------------------------------------
Rules  and
----------
(Footnote  continued  on  next  page)
gas retail markets in the service territories of both NYSEG and RG&E will continue. Indeed, the stronger organization resulting from the merger should enhance the ability of these two utilities to provide protection for their customers, in the form of stable rates, during the period necessary for a full transition to competition.

     The combination of all of these factors, as discussed in greater detail below, can lead only to the conclusion that the proposed merger is in the public interest, a point that is supported in the affidavit of Dr. Kenneth Gordon, which is attached as Appendix B. The Petitioners arc confident that, upon examination of this Petition, the Commission will concur and grant its approval.

II.     THE  COMMISSION  SHOULD  ACT  EXPEDITIOUSLY

     In approving NYSEG's electric restructuring agreement/2 in 1998, the Commission determined that it would act expeditiously on petitions for authority to effect mergers and acquisitions. The 1998 Restructuring Agreement, as approved, states that the Staff of the Department of Public Service ("Staff') and the Commission "will give expedited review and treatment to any petition by RegSub [NYSEG] or HoldCo [Energy East] in connection with an acquisition or merger with another utility."/3 A survey of other Commission proceedings where merger approval was sought under PSL Section 70 (or analogous provisions applicable to other

____________
(Footnote  continued  from  previous  page)
Regulations  of  Niagara  Mohawk Power Corporation for Electric Service, et al.,
-------------------------------------------------------------------------------
Order Authorizing Process for the Auctioning of Generating Facilities, issued May 6, 1998, at 22 et seq; Case 00-M-0095, Joint Petition of Consolidated
                        -------                   ------------------------------
Edison,  Inc.  and  Northeast Utilities for Approval of a Certificate of Merger,
--------------------------------------------------------------------------------
with  All  Assets  Being  Owned  by  a Single Holding Company, Opinion and Order
-------------------------------------------------------------
Adopting Terms of Settlement, Subject to Modifications, Opinion No. 00-14, issued November 30, 2000.

2. Agreement Concerning the Competitive Rate and Restructuring Plan of New York State Electric & Gas Corporation, dated October 9, 1997, approved by the Commission in Case 96-E-0891, In the Matter of New York State Electric & Gas
                                  ----------------------------------------------
Corporation's  Plans  for  Electric  Rate/Restructuring  Pursuant to Opinion No.
--------------------------------------------------------------------------------
96-12,  Opinion  No. 98-6, Adopting Terms of Settlement Subject to Modifications
-----
and  Conditions,  issued  January 27, 1998 (the "1998 Restructuring Agreement").

3.     Id.,  Section  VI  (3),  at  29.
       ---
industries) reveals that, even where the Commission did not commit to expedited treatment, mergers and acquisitions have been approved as quickly as four months after the filing of a petition. It should be feasible to conclude the review of this Petition within a similar time frame, Indeed, because this transaction involves two Commission-authorized New York State holding companies and requires no jurisdictional changes in the structure or operations of the two regulated utilities, the level of scrutiny that might be required either for an extensive restructuring or for entities unfamiliar to New York and to the Commission is simply not warranted here. Moreover, because this filing does not include any proposed changes in rates for either of the two regulated utilities, the review process should be much more streamlined than in other merger proceedings where rates have been an issue. Accordingly, the Petitioners ask that approval of the transactions contemplated by the Merger Agreement pursuant to Section 70, together with any other authorization the Commission may determine to be required, be granted no later than at the Commission's July 2001 public session, now scheduled for July 25th.

III.     DESCRIPTION  OF  PETITIONERS

     A.     ENERGY  EAST  CORPORATION

     Energy East, a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"), was incorporated in New York and became NYSEG'S parent in 1998, as authorized by the Commission. Energy East provides regulated and non-regulated products and services to customers in New York, Connecticut, Massachusetts, Maine and New Hampshire through its direct subsidiaries: (l) NYSEG, one of the Petitioners in this proceeding; (2) Berkshire Energy Resources, the parent of The Berkshire Gas Company; (3) CMP Group, Inc., the parent of Central Maine Power Company; (4) Connecticut Energy Corporation, the parent of The Southern Connecticut Gas Company; (5) CTG Resources, Inc., the parent of

Connecticut Natural Gas Corp.; (6) The Energy Network, Inc., whose subsidiaries focus on peaking generation, energy services and telecommunications; (7) Energy East Enterprises, Inc., which owns natural gas and propane air distribution companies, and gas storage in Upstate New York; and (8) EEMC, a management services company.

     B.     NEW  YORK  STATE  ELECTRIC  &  GAS  CORPORATION

     NYSEG is a regulated public utility engaged in the purchase, distribution and transmission of electricity, and the purchase, distribution and transportation of natural gas in the central, eastern and western parts of New York State. With a service territory covering an area of approximately 20,000 square miles and a population of about 2,500,000, NYSEG provides delivery service to approximately 824,000 electricity customers and 248,000 natural gas customers. NYSEG has no subsidiaries. NYSEG's Certificate of Incorporation, as amended, is on file with the Commission./4 A statement of Financial Condition of NYSEG is attached hereto as Appendix C.

     C.     RGS  ENERGY  GROUPS  INC.

     RGS, an exempt public utility holding company under PUHCA, was incorporated in 1998 in New York and became the holding company for RG&E a year later. RGS has no significant business operations other than through its subsidiaries, RG&E, one of the Petitioners, and two non-utility companies, RGS Development Corporation ("RGS Development") and Energetix, Inc. ("Energetix"). RGS Development offers energy systems development and management


____________
4. A certified copy of NYSEG's Restated Certificate of Incorporation was most recently filed with the Commission on March 1, 1993 in Case 93-M-0196. Attached to Appendix C is a copy of NYSEG's most recent amendment to its Restated Certificate of Incorporation. Prior to the amendment attached to Appendix C, the most recent amendment to the Restated Certificate of Incorporation was filed on December 20, 1993 in Case 93-M-0744.

services. Energetix and its subsidiaries sell electricity and natural gas, and deliver fuel oil, propane and gasoline to about 200,000 customers throughout Upstate New York.

     D.     ROCHESTER  GAS  AND  ELECTRIC  CORPORATION

     RG&E is a regulated public utility engaged principally in the business of generating, purchasing, transmitting and distributing electricity, and purchasing, transporting and distributing natural gas in nine Upstate New York counties including Monroe County and the City of Rochester, the third largest city in New York State. RG&E's service territory covers 2,700 square miles with a population of about one million. RG&E provides delivery service to approximately 351,000 electric customers and 293,000 gas customers. RG&E has no subsidiaries. RG&E's Certificate of Incorporation, as amended, is on file with the Commission./5 A statement of Financial Condition of RG&E is attached hereto as Appendix D.

     E.     EAGLE  MERGER  CORP

     Eagle is a New York corporation formed by Energy East in February 2001 solely for the purpose of completing the merger with RGS. It has no employees or business operations.

IV.     DESCRIPTION  OF  PROPOSED  TRANSACTION

     A.     DESCRIPTION  AND  TERMS  OF  THE  PROPOSED  MERGER

     The proposed merger of Energy East and RGS will be accomplished in accordance with the Merger Agreement (Appendix A). RGS will merge with and into Eagle, which will be a wholly owned subsidiary of Energy East at the effective time of the merger. Eagle will survive the merger as New RGS and will continue to conduct RGS's businesses under the name RGS Energy Group, Inc. as a direct, wholly owned subsidiary of Energy East.

____________
5. A certified copy of RG&E's Certificate of Incorporation was most recently filed with the Commission on August 25, 1992 in Case 88-M-0l47 and a copy of the most recent amendment thereto was filed on March 18, 1994 in Case 93-M-0354.

     The merger will be a cash and stock transaction valued at approximately $39.50 per RGS share, or $1.4 billion in the aggregate./6 RGS shareholders may elect to receive consideration in the form of either cash or Energy East common stock or a combination of both subject to allocation and proration procedures. These procedures provide that not more than 55 percent of the aggregate number of RGS shares eligible to receive consideration for the merger will be converted into the right to receive cash consideration, and not more than 45 percent of RGS shares will be converted into Energy East common stock./7

     Under the cash election option, the per share cash consideration will amount to $39.50, without interest. Under the stock election option, the number of Energy East shares RGS shareholders will receive will vary depending on the Average Market Price/8 of Energy East's shares.

     If the Average Market Price of Energy East's common stock is between $16.57 and $22.41, each RGS share converted into stock will be exchanged for the equivalent of $39.50 worth of Energy East shares. If the Average Market Price is less than or equal to $16.57, then each RGS share converted into stock will be exchanged for 2.3838 Energy East shares; if the Average Market Price is greater than or equal to $22.41 per share, then each RGS share will be

____________
6. Figures are based on the number of outstanding RGS shares on February 15, 2001, i.e., 34,577,426. See below for additional discussion.

7. If RGS shareholders owning more than 55 percent of RGS shares elect to receive cash, the number of RGS shares converted into cash will be less than the number elected. Similarly, if RGS shareholders owning more than 45 percent of RGS shares elect to receive Energy East shares, the number of RGS shares converted into stock will be less than the number elected. For tax reasons more fully explained in the Merger Agreement, Energy East may have to increase the number of RGS shares converted into Energy East shares and decrease the number of RGS shares converted into cash. In the alternative, RGS may elect under some circumstances to have the merger restructured so that Eagle would merge with and into RGS and RGS would be the surviving company.

8. The "Average Market Price" is the equivalent of the average of the closing prices of Energy East shares on the New York Stock Exchange during the 20 trading days immediately preceding the second trading day prior to the effective time of the merger.

exchanged for 1.7626 Energy East shares. The stock consideration option of the merger transaction is expected to be tax free to RGS shareholders. Energy East has not previously owned any RGS stock.

     Energy East will also assume approximately $1.0 billion of RGS debt. Energy East intends to finance the cash portion of the transaction through a combination of debt and preferred stock.

     B.     POST-MERGER  OPERATIONS  AND  MANAGEMENT

     Upon completion of the merger, RG&E will remain a wholly owned public utility subsidiary of New RGS, It is expected that Energy East will contribute to New RGS 100 percent of NYSEG's common stock. NYSEG will thus become another wholly owned public utility subsidiary of New RGS. As indicated in the Introduction, the post-merger headquarters of New RGS, RG&E, and NYSEG will be located in Rochester, while the operations center for NYSEG will remain in Binghamton. Energy East's corporate headquarters will remain in Albany. Approximately 40 employees of EEMC will be located in Rochester.

     At the effective time of the merger, the Energy East Board of Directors will increase from thirteen to sixteen members. The three new members will be Mr. Richards and two RGS outside directors. The remaining members of the RGS Board immediately prior to the merger will form an Advisory Board to the Board of Directors of New RGS.

     The Board of Directors of New RGS will consist of three members: Mr. Wes von Schack, the Chairman, President and Chief Executive Officer of Energy East; Mr. Kenneth Jasinski, the Executive Vice President, General Counsel and Secretary of Energy East; and Mr. Richards. The post-merger Board of Directors of NYSEG will consist of four members: its three present members - Mr. von Schack, Mr. Tedesco and Mr. Jasinski - plus Mr. Richards.

The post-merger Board of Directors of RG&E will consist of Mr. von Schack, Mr. Jasinski, Mr. Richards and a fourth member to be named by RGS.

     The executive management of RG&E and NYSEG following the proposed merger will be as follows: Mr. Richards will be Chairman and Chief Executive Officer of RG&E and NYSEG and Mr. Tedesco will remain the President and Chief Operating Officer of NYSEG.

V.   THE  MERGER  IS  IN  THE  PUBLIC  INTEREST/9

     A.     BACKGROUND

     In the last few years, industry participants and regulators have begun implementing a transition to competitive electric wholesale and retail markets in New York State and elsewhere in the country. Similarly, the industry and regulators, including the Commission, have engaged in numerous initiatives to promote competitive retail markets for natural gas. The transition is bringing with it sharp volatility and uncertainty surrounding the supply and cost of electricity, natural gas and other fuels. It is anticipated that these conditions, highlighted by increases and alarming spikes in the price of the electric commodity, natural gas and other fuels, will continue. In the midst of these changes, both Energy East and RGS have been successfully providing rate reductions and price stability to their customers while also providing them reliable, safe, and efficient service and access to the emerging competitive market place for retail service./10

     Both companies have sought ways to deliver quality service and reliability to customers in the face of this industry transition, NYSEG has divested most of its generation, using power


____________
9. This section of the Petition should be reviewed in conjunction with the affidavit of Dr. Kenneth Gordon (Appendix B), which describes in further detail why the merger is in the public interest.

10.     See  NYSEG 1998 Restructuring Agreement; Amended and Restated Settlement
        ---
Agreement, dated October 23, 1997, approved by the Commission in Case 96-E-0898, In the Matter of Rochester Gas and Electric Corporation's Plans for Electric
--------------------------------------------------------------------------------
Rate  Restructuring  Pursuant  to  Opinion  No.  96-12,  Opinion No. 98-1, Order
------------------------------------------------------
Adopting  Terms  of  Settlement  Subject to Modifications and Conditions, issued
November  26,  1997  ("1997  Restructuring  Agreement").

purchase contracts to meet its "provider of last resort" obligations, while RG&E has retained certain generation assets, and relies on them and on purchased power arrangements to serve its load. Notwithstanding that difference, NYSEG and RG&E have consistent philosophies that emphasize protecting their customers from the volatile and rising prices referred to above. Both currently offer a bundled service of electric supply, transmission and distribution at fixed and declining rates without fuel adjustment clauses or similar surcharges that have caused prices to rise elsewhere.

     With regard to natural gas, both utilities have worked to stabilize rates for their customers while seeking to ensure the delivery of adequate supplies. Both NYSEG and RG&E currently have multi-year rate and restructuring settlements that provide for distribution rate reductions and enhancements to retail access./11 At the same time, these programs preserve the option of fully bundled service for those who desire it.

     The joining of these two companies is a natural fit that will serve to preserve reliability price stability, and outstanding service while also enabling economic development and competitive opportunities to grow.

     B.     OPERATIONAL  EFFICIENCIES  AND  SYNERGIES  WILL  BENEFIT  CUSTOMERS

     The Petitioners believe that bringing Energy East and RGS together will produce net savings of approximately $50 million per year. Those savings will be achieved in part through the common management of NYSEG and RG&E in areas such as procurement, information systems and other administrative and general areas. As affiliates of a bigger company, RG&E

____________
11.     See  Case  98-G-0845,  Petition  of  New  York  State  Electric  &  Gas
                               ------------------------------------------------
Corporation  for  Approval  of  a Multi-Year Opinion Concerning Gas Rates, Order
-------------------------------------------------------------------------
Modifying Opinion No. 98-17, issued December 2, 1998 ("1998 Gas Settlement"); Case 98-G-1589, In the Matter of Rochester Gas and Electric Corporation's Plans
                 ---------------------------------------------------------------
for  Gas Rates and Restructuring, Order Adopting Terms of Joint Proposal, issued
--------------------------------
February  28,  2001  ("2001  Gas  Settlement").

and NYSEG become more valuable customers to potential suppliers, which will enable the two utilities to negotiate more aggressively for goods and services, thereby achieving efficiencies and savings in the areas of energy supply and materials procurement. Moreover, since electric demand in NYSEG's service area peaks in the winter while RG&E's peak occurs during the summer, together the companies will have a higher annual electric load factor than either would have separately, which can provide advantages in the purchase of power and the utilization of generation assets.

     Appendix E to this Petition consists of the affidavit of Thomas J. Flaherty of Deloitte Consulting L.P., which describes the categories and levels of merger-related cost savings that are anticipated to result from the merger. Mr. Flaherty's affidavit also describes the process by which the categories and quantification were derived. While the Commission has already granted NYSEG the right to retain merger savings for five years from the date of closing, customers of the two companies will nonetheless enjoy significant benefits as a result of those savings because such savings will allow greater price stability. NYSEG and RG&E are both committed to the principle of protecting customers to the extent feasible from the volatility and price increases that have accompanied the transition to a competitive marketplace in electricity.
Consistent with that commitment, both companies operate under electric restructuring agreements that do not burden their customers with pass-through mechanisms that have caused electric bills to rise elsewhere in the State and around the country as a result of wildly fluctuating wholesale market prices. NYSEG and RG&E have been addressing the risk of rising fuel, power and natural gas costs. The savings that will result from the merger enhance both companies' ability to manage these costs in the coming years, thereby benefiting their customers.

     NYSEG and RG&E intend to continue to operate in their respective service areas under their own names and with their own workforces in the field. Having separate utilities under a common corporate umbrella and organization, however, will facilitate the companies' ability to cooperate, not only in times of emergency such as ice storms, blizzards and other natural disasters. Similar opportunities will be available with respect to more routine, day-to-day administrative and general functions.

C.   THE  MERGER WILL SUPPORT THE CONTINUED DEVELOPMENT OF COMPETITIVE MARKETS

     NYSEG and RG&E have been leaders in the development of competitive opportunities in the State of New York. As of December 31, 2000, more than 30,000 customers in NYSEG's service territory and nearly 40,000 in RG&E's service territory have elected alternate suppliers of electricity since their retail access programs began. This migration amounts to approximately 15 percent of NYSEG's total sales and 24 percent of RG&E's total sales. With respect to natural gas, 4,126 of NYSEG's gas customers (approximately 1.7 percent) have migrated to alternative suppliers on the NYSEG system. This represents 41 percent of NYSEG'S annual system throughput. Nearly 44,000 of RG&E's gas customers, or approximately 15 percent have migrated to alternative suppliers on RG&E's system. These customers account for approximately 45 percent of RG&E's annual system throughput. The merger does not affect any customer's rights to participate in those retail access programs in the post-merger environment.

D.   THE  MERGER  COMPLIES  WITH  THE  COMMISSION'S  MARKET  POWER  GUIDELINES

     The proposed merger does not raise any issues concerning competition in the wholesale electric market. NYSEG has already divested its interests in seven generating stations with aggregate capacity of approximately 2,384 MW. In the two transactions approved by the Commission to achieve divestiture, NYSEG sold all of its fossil fuel-fired generation to non-affiliated companies. RG&E and NYSEG own and control a small share of the total installed capacity in the New York west market and even less in all of New York. Both NYSEG and RG&E have agreed to sell their interests in the Nine Mile Paint Nuclear Generating Station, Unit 2 ("Nine Mile 2"), representing an additional 367 MW of generating capacity, again to an unaffiliated buyer. Moreover, the merged utility will be a substantial net buyer of electricity in the wholesale market because its aggregate resources are well below its aggregate retail load. Based on the small market share of the utilities, and the substantial net buyer status of the utilities, it is apparent that the utilities cannot exercise horizontal market power in the generation market, nor does either have an incentive to do so.

     The merger is consistent with the Commission's Policy Statement on vertical market power./12 The Commission adopted the guidelines to consider Section 70 applications for authorization by one regulated utility company or its affiliates to acquire additional generation. The current application does not involve a New York utility seeking authority to acquire more generation than it currently possesses. To the contrary, the utilities are in the process of further divesting generation. Absent the Nine Mile 2 sale, the merger would still not effect an increase in the amount of generation held by affiliates of New York transmission owners, including the utilities. With the Nine Mile 2 sale, the amount of generation owned by the utilities will decrease, and with it, the amount of generation in a vertical relationship with New York transmission owners will also decrease. Both utilities have turned over substantial control of their transmission facilities to the New York Independent System Operator. Both utilities participated in the collaborative process culminating in the New York Regional Transmission


____________
12.    Cases  96-E-0900,  et al., In the Matter of Orange & Rockland Utilities,
                          -- --   ----------------------------------------------
Inc.'s  Plans  for  Electric  Rate  Restructuring  Pursuant  to  Opinion  96-12,
-------------------------------------------------------------------------------
Statement of Policy Regarding Vertical Marker Power (issued July 17, 1998), App. 1 at 1-2.

Organization filing with FERC in Docket No. RT01-95-000 and are committed to implementing the filing. Based on the foregoing discussion, it is evident that the merger raises no electric vertical or horizontal market power concerns.

     NYSEG and RG&E have implemented electric retail access programs consistent with their respective restructuring agreements. The utilities remain committed to their retail access programs, and the merger will have no negative impact on these programs. Both NYSEG and RG&E have opened up their natural gas systems to transportation-only services in full compliance with the Commission's orders on gas restructuring and RG&E has implemented a retail access system for natural gas that parallels its electric retail access program. Open competition in gas commodity sales and open access gas transportation at rates regulated by the Commission for service on both NYSEG and RG&E assure that (a) the merger will not have any impact on market power in the retail gas market and (b) neither utility can use its gas prices to impact electric generation of third parties.

     For the reasons discussed above, the proposed merger does not raise any issues concerning market power.

E.   THE  MERGER  WILL  NOT  IMPAIR  EITHER  UTILITY'S  ABILITY TO FINANCE ITS
     OPERATIONS

     As separate utilities subject to the continuing jurisdiction of the Commission, NYSEG and RG&E retain their respective internal capital structures. The Commission will retain jurisdiction pursuant to PSL Section 69 over any financings by NYSEG and RG&E.

F. THE MERGER WILL PRESERVE ALL OF THE UTILITIES' COMMITMENTS TO COMMUNITY AND ECONOMIC DEVELOPMENT

     Following the merger. Energy East, New RGS, RG&E and NYSEG will all remain headquartered in Upstate New York. As discussed, RG&E's operating headquarters will remain in Rochester, and NYSEG'S operating headquarters will remain in Binghamton. The companies have no plans to reorganize or to close regional customer service centers.

     Over many years, the Petitioners have established solid records of community participation and corporate citizenship throughout Upstate New York. During this time, both organizations and their employees have devoted their time, energy and resources to various charitable programs, community service, education and customer outreach projects. Such shared experiences include corporate and employee volunteer work with the United Way, American Cancer Society, The March of Dimes and other agencies.

     Several specific NYSEG programs that demonstrate a strong commitment to community involvement include Community Watch (community/neighborhood safety program), Project Share (energy assistance program), Power Partner (low-income customer assistance) and Adopt-a-Highway (cleaning up litter along highways). Like NYSEG, RG&E provides targeted support through direct sponsorship of particular groups and events, particularly those geared to supporting children and stabilizing families in the communities RG&E serves and in which its employees reside. One such program is the RG&E Heating Fund (energy assistance program). It is important to note that the Merger Agreement itself calls for Energy East (or New RGS) to "increase the level of charitable contributions to, and community involvement with, Rochester, New York to reflect the increase in the size of the company to be based in Rochester."

     Customers of both utilities will continue to be eligible for a wide variety of economic development programs that provided reduced prices for targeted groups of customers. In NYSEG's service territory, commercial and industrial customers participate in NYSEG's Economic Development Incentive Program and in the Economic Development Zone Incentive Program. Other customers participate in the Small Business Growth Incentive ("SBGI") program, SC-13 and SC-14, Economic Development Power, and Power for Jobs ("PFJ") programs. NYSEG'S Economic Development team has worked to revitalize communities in its service territories by helping to retain and attract business. In just the past few years, these efforts have resulted in securing 25,600 jobs through the attraction/retention of approximately 200 companies, bringing in $1.3 billion in capital investment to the communities NYSEG serves. Nearly 700 businesses were able to take advantage of NYSEG's SBGI in 2000. Designed to stimulate growth, the SBGI offers qualifying customers a 3-cent per kilowatt-hour price discount in exchange for one percent or greater increase in electric demand.

     RG&E has also implemented a series of programs aimed at developing, retaining and attracting businesses in its service area. These programs include: the Empire Zone Program (successor to the Economic Development Zone Energy Discount Program), which provides discounts on gas and/or electric service to certified businesses that are also eligible for other benefits such as wage and investment tax credits, real property tax abatement, tax reduction credits, sales tax exemptions and real property credits; the Economic Development
Negotiated Contract Rate, which allows the utility to provide a fixed rate electric energy cost incentive for incremental or new load, and a similar program established in connection with RG&E's 1997 Restructuring Agreement, offering electricity at a fixed rate for incremental manufacturing load.

     Like NYSEG, RG&E also participates in the PFJ program. Currently, 22 retail electric customers are benefiting from PFJ in RG&E's service territory. Finally, since 1994, RG&E has provided for discounts for economic development and retention purposes through its negotiated rate contracts, principally for electric but also for gas service. Over 100 customers receive discounts under such contracts, which discounts total approximately $10 million per year.

G.   THE  MERGER  PROTECTS  THE  UTILITIES'  EMPLOYEES

     NYSEG and RG&E are planning no involuntary reductions in workforce as a result of the merger. A combination of reduced hiring and attrition will be used to reduce the workforce to eliminate redundancies and produce efficiency savings. Each workforce will continue to enjoy its current level of compensation and employee benefits for at least 18 months (subject to such adjustments as may be required by applicable law). NYSEG will continue to recognize its employees' union and adhere to its recently negotiated collective bargaining agreement which expires in 2005. RG&E's employees' choice to remain unrepresented by a union will likewise continue to be honored. And all of the employees will benefit from being part of a strong and growing regional energy company, with associated opportunities for career development and advancement

H. THE MERGER PRESERVES THE UTILITIES' COMMITMENT TO RELIABLE, SAFE AND EFFICIENT SERVICE AT REASONABLE RATES

     The merger provides opportunities for NYSEG and RG&E to enhance reliability, particularly in proximate service areas, by providing the opportunity to integrate two largely independent gas and electric distribution systems. The utilization of tie points across present franchise boundaries can provide redundant routes to deliver energy to customers in those areas. Currently, there exist several interconnection points between the two electric systems. Although there are no direct interconnections between the respective gas distribution systems, NYSEG and RG&E utilize common interstate gas pipelines, which provides opportunities for enhancing reliability. In the long term, a closer integration of transmission systems could improve reliability to customers well beyond the immediate border areas.

     Safety, as well as reliability, may be enhanced with the integration of regional operations. Optimal work crew deployment and the availability of a larger pool of resources can assist in more rapid restoration of service following interruptions, especially widespread outages due to storms or other events.

     With regard to rates, the separate electric restructuring agreements for RG&E/13 and NYSEG/14 took effect in 1997 and 1998, respectively. To date under these agreements, NYSEG and RG&E electric customers have enjoyed rate reductions worth some $350 million and $97 million, respectively./15 Each company has divested or otherwise disposed of certain (and in NYSEG's case most) generation assets, and they have petitioned the Commission for approval of the sale through auction of their interests in the Nine Mile 2 nuclear power plant. Because the companies chose to avoid electric fuel adjustment and similar pass-through charges, they have absorbed for their customers the escalation of energy costs that has accompanied the early stages of electricity deregulation. A competitive electric market is developing in the service areas of the two companies, while customers retain the option of receiving service at stable prices without the price spikes that have occurred elsewhere.

     With regard to natural gas rates, NYSEG's four-year 1998 Gas Settlement will reduce rates by a total of $26.9 million and has protected customers against gas commodity increases./16 Similarly, RG&E's two-year 2001 Gas Settlement provides, among other benefits, a $3.0 million decrease effective July 1, 2000./17



____________
13.     See  footnote  10,  supra.
        ---                 -----

14.     See  footnote  2,  supra.
        ---                -----

15. During this period, RG&E has provided approximately $65 million in other benefits to customers, principally in the form of negotiated contract discounts and forgone incentives.

/16     See  footnote  11,  supra.
        ---                 -----

/17 The Commission, through a one-Commissioner Order, approved the 2001 Gas Settlement on February 28, 2001. See Footnote 11, supra. A temporary
                                            ---              -----
        credit provided a one-time bill reduction to customers in March 2001 in order to provide customers with the full annual effect of the stated rate decrease.

     Throughout the transition to date, each company has achieved superior results in the area of customer service and customer satisfaction, and that high quality of service is expected to continue in the post-merger period. In both its 1998 Restructuring Agreement and 1998 Gas Settlement, NYSEG implemented Service Quality Performance Programs, containing defined targets for reliability and customer service, with penalties for failure to achieve those targets. NYSEG has consistently met or exceeded the performance targets under the 1998 agreements.

     Similarly, in both its 1997 Restructuring Agreement and the recently-approved 2001 Gas Settlement, RG&E implemented Service Quality Performance Programs, containing defined targets for reliability and customer service, with penalties for failure to achieve those targets. RG&E has consistently met or exceeded the performance targets under the 1997 program. Both companies expect to continue this level of performance under their current programs.

     The merger will not impair NYSEG's and RG&E's abilities to provide high levels of customer service and satisfaction. If anything, for the reasons noted above with respect to operational benefits and reliability, the ability of both utilities to sustain these performance levels should be enhanced.

     The merger will produce companies better positioned to continue this outstanding record. NYSEG and RG&E are committed to maintaining electric price stability. RG&E will continue to own and operate generation facilities, including the R. E. Ginna Nuclear Power Plant ("Ginna Plant") and the Russell Station coal-fired power plant, sufficient to satisfy most of its customers' requirements. Having divested its coal-fired generation plants as required by its 1998 Restructuring Agreement, NYSEG uses long-term power purchase contracts, along with some hydroelectric generating facilities, to serve its electric customers. Both companies use hedging techniques to augment their ability to manage the risk associated with serving customers at fixed prices in a rising, volatile market. As affiliates, they will be better positioned to arrange the favorable long-term power purchase contracts and hedging instruments that are the key to providing that price stability.

     Although both NYSEG and RG&E are more limited in their ability to control the commodity cost component of bundled natural gas service, both utilities have implemented programs to maintain the cost of such service at the lowest feasible level. The merger should enable NYSEG and RG&E to improve their ability to negotiate favorable terms for the upstream gas services they require and to take advantage of greater economies of scale in the purchase of supplies and financial instruments, as necessary to continue providing reasonably priced service to their customers.

     Each utility's identity, name. and workforce will remain intact and in place. Already neighbors, they will become subsidiaries of the same parent, more easily able to share the best practices that have rendered them customer service leaders.

VI.  REQUESTED  AUTHORIZATIONS

     The Petitioners request approval of this transaction pursuant to Section 70 of the PSL. Specifically, the Petitioners seek the Commission's consent to (i) the indirect acquisition of 100 percent of RG&E's common stock by Energy East, as described in this Petition, and (ii) the anticipated transfer of 100 percent of the common stock of NYSEG to New RGS,

     Because of the indirect nature of Energy East's acquisition of RGS, the fact that no structural change in NYSEG or RG&E is contemplated, and neither regulated utility is issuing stock or undertaking long-term debt in connection with the transaction, the Petitioners have concluded that no additional consent or approval by the Commission is required. In the event, however, that any other consent or approval should be required, the Petitioners request that such authorization be issued as part of the Commission's action on this Petition.

     The Petitioners further request that the Commission find that, under the State Environmental Quality Review Act, this transaction will not have a significant adverse effect on the environment. Attached hereto in support of such finding is Appendix F, the Petitioners' Environmental Assessment Form.

     As noted earlier, "expedited review and treatment" of this Petition is required by the 1998 Restructuring Agreement. Moreover, because this transaction is so clearly in the public interest, as demonstrated above, prompt approval will enable the customers and employees of NYSEG and RG&E, and Upstate New York generally, to realize the benefits of this combination sooner.

     As described below, the Petitioners are required to seek and obtain from agencies of the federal government other regulatory authorizations to proceed with this transaction. The Commission is undoubtedly aware that some of those agencies have a practice of not issuing their approvals until after the Commission issues its consent. Accordingly, any delay in the Commission's treatment of this Petition could result in further delay by the other bodies having jurisdiction. Hence it is critical that the Commission process and approve this Petition as quickly as possible, consistent with the commitment in the Restructuring Agreement to do so, Petitioners are prepared to comply with an appropriate schedule for discovery, public statement hearings, and meetings with interested parties, as well as evidentiary submissions and hearings, if necessary, to give all parties a chance to be heard and create an appropriate record for Commission action in July 2001.

VII. DESCRIPTION  OF  OTHER  REGULATORY  FILINGS

     To effectuate the merger, certain other regulatory approvals must be sought and obtained. They include the following:

     A.     FEDERAL  ENERGY  REGULATORY  COMMISSION

     The transfer of indirect control and ownership of facilities subject to Federal Energy Regulatory Commission ("FERC") jurisdiction has been interpreted by FERC as requiring approval under Section 203 of the Federal Power Act. Since ultimate control and ownership of RG&E's jurisdictional facilities will transfer from RGS to Energy East, the Petitioners will file with FERC an application requesting authority to effectuate the merger.

     B.     SECURITIES  AND  EXCHANGE  COMMISSION

     Energy east, a utility holding company registered with the SEC under PUHCA, is required to obtain approval from the SEC prior to effectuating the merger.

     C.     HART-SCOTT-RODINO

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the necessary notifications and report forms have been filed with the United States Department of Justice and the Federal Trade Commission, and the statutorily prescribed waiting periods have expired.

     D.     NUCLEAR  REGULATORY  COMMISSION

     RG&E, on behalf of itself and Energy East, must obtain an order from the Nuclear Regulatory Commission consenting to the indirect transfer of the license for the Ginna Plant to reflect the change in upstream ownership resulting from the merger. In addition, if the pending sale of RG&E's interest in Nine Mile 2, has not been concluded by the time the merger is consummated, similar consent will be required for that facility as well.

     E.     FEDERAL  COMMUNICATIONS  COMMISSION

     RG&E holds certain licenses from the Federal Communications Commission ("FCC"). Transfer of control of RG&E to Energy East will require approval by the FCC.

VIII. CONCLUSION

     The merger of RGS with Energy East will have no adverse impacts. In addition, the merger will provide significant, tangible benefits to customers of both NYSEG and RG&E, furthering the Commission's fundamental policies of providing reliable electric and gas service at affordable prices while promoting competition in the market and, at the same time, supporting the economic health of Upstate New York.

     In addition to providing a stronger financial base to support the operations of NYSEG and RG&E, this combination will enable the two utilities to maximize their human and physical resources to maintain, on both a routine and an emergency basis, the electric and gas systems that serve nearly half the State. Neither utility plans to lay off employees.

     The synergies produced by this merger will also result in lower costs, as the utilities realize the benefits of shared personnel, equipment and resources, reduced capital needs, enhanced bargaining positions with suppliers, and generally reducing overlapping functions. This streamlining of operations will enable NYSEG and RG&E to continue providing service at stable rates.

     The merger will not diminish competition, nor will it diminish customer service. Indeed, the high quality of service is expected to continue in the post-merger period. The merger will also promote the Commission's policies of increased customer choice in both the electric and gas markets. Under their respective restructuring plans and settlements, both NYSEG and RG&E are committed to providing meaningful retail choice to their customers. Those commitments will continue.

     Finally, the combination of these companies will benefit Upstate New York. Both utilities have histories of active involvement in, and support for, the economic and social well-being of their service areas. This merger will strengthen their commitments to the region they serve and will be accomplished without employee layoffs. The commitment to the Rochester headquarters and to increasing the level of involvement in the community underscores this shared commitment to Upstate.

     The sooner this merger is approved, the sooner the customers of NYSEG and RG&E, and Upstate New York as a whole, will begin to realize the benefits described in this Petition. It is critical, therefore, that the Commission, in accordance with the commitment it made in approving the 1998 Restructuring Agreement, act promptly on this application. A schedule calling for a decision to be made at the Commission's regularly scheduled July 2001 public session would provide a full opportunity for review, including public input; it appears to be both feasible and reasonable.

For these and all of the other reasons presented in this Petition, the Petitioners respectfully submit that this transaction is in the public interest and that an Order granting the Commission's consent, together with any other necessary authorizations, should be issued expeditiously.

                                       Respectfully  submitted,





Nixon  Peabody  LLP                    Robinson  Silverman  Pearce
Clinton  Square                        Aronsohn  &  Berman  LLP
P.O.  Box  31051                       1290  Avenue  of  the  Americas
Rochester,  New  York  14603-1051      New  York,  New  York  10104
(716)  263-1000                       (212)  541-2000

COUNSEL  FOR  RGS  ENERGY  GROUP,     and
  INC.  and  ROCHESTER  GAS  AND
  ELECTRIC  CORPORATION               Huber  Lawrence  &  Abell
                                      605  Third  Avenue
                                      New  York,  New  York  10158
                                      (212)  682-6200

                                      COUNSEL  FOR  ENERGY  EAST
                                        CORPORATION,  NEW  YORK  STATE
                                        ELECTRIC  &  GAS  CORPORATION  and
                                        EAGLE  MERGER  CORP.

                                  VERIFICATION
                                  ------------

     I, Kenneth M. Jasinski, Executive Vice President of Energy East Corporation and President of Eagle Merger Corp., do solemnly swear that the facts stated in the foregoing Petition as they relate to Energy East Corporation and Eagle Merger Corp., and all exhibits incorporated by reference, are to the best of my knowledge and belief true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.


                                           /s/  KENNETH  M.  JASINSKI
                                           ---------------------------

                                           For:     ENERGY  EAST  CORPORATION
                                                    and  EAGLE  MERGER  CORP.

Subscribed  and  sworn  to  before
me  this  23rd  day  of  March,  2001


  /s/  ANDREW  IRVING
----------------------
    Notary  Public

[SEAL]

                                  VERIFICATION
                                  ------------

     I, Thomas S. Richards, Chief Executive Officer of RGS Energy Group, Inc. and Rochester Gas and Electric Corporation, do solemnly swear that the facts stated in the foregoing Petition as they relate to RGS Energy Group, Inc. and Rochester Gas and Electric Corporation, and all exhibits incorporated by reference, are to the best of my knowledge and belief true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.


                                           /s/  THOMAS  S.  RICHARDS
                                           --------------------------

                                            For:  RGS  ENERGY  GROUP,  INC.  and
                                                  ROCHESTER  GAS  AND
                                                  ELECTRIC  CORPORATION

Subscribed  and  sworn  to  before
me  this  23rd  day  of  March,  2001


   /s/  MARIE  C.  VILLENEUVE
-----------------------------
        Notary  Public

[SEAL]

                                  VERIFICATION
                                  ------------

     I, Ralph R. Tedesco, President of New York State Electric & Gas Corporation, do solemnly swear that the facts stated in the foregoing Petition as they relate to New York State Electric & Gas Corporation, and all exhibits incorporated by reference, are to the best of my knowledge and belief true and correct and that said statements of fact constitute a complete statement of the matters to which they relate.


                                           /s/  RALPH  R.  TEDESCO
                                           ------------------------

                                           For:  NEW  YORK  STATE  ELECTRIC  &
                                                 GAS  CORPORATION

Subscribed  and  sworn  to  before
me  this  23rd  day  of  March,  2001


   /s/  DEBORAH  S.  BENZI
--------------------------
Notary  Public                            [SEAL]

                                   APPENDIX A

                                                                  EXECUTION COPY
                                                                  --------------



================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                             RGS ENERGY GROUP, INC.,

                             ENERGY EAST CORPORATION

                                       and

                               EAGLE MERGER CORP.


================================================================================

                          Dated as of February 16, 2001

================================================================================


                                 TABLE  OF  CONTENTS
                                 -------------------

                                                                               Page
                                                                               ----

                                     ARTICLE I

                                     THE MERGER


Section 1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Section 1.2     Effects of the Merger. . . . . . . . . . . . . . . . . . . . .    1
Section 1.3     Effective Time of the Merger . . . . . . . . . . . . . . . . .    2
Section 1.4     Directors. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.5     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

                                    ARTICLE II

                               TREATMENT OF SHARES

Section 2.1     Effect of the Merger on Capital Stock. . . . . . . . . . . . .    2
Section 2.2     Exchange of Certificates . . . . . . . . . . . . . . . . . . .    6

                                    ARTICLE III

                                    THE CLOSING

Section 3.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

                                    ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1     Organization and Qualification . . . . . . . . . . . . . . . .    9
Section 4.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .    9
Section 4.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   10
Section 4.4     Authority; Non-Contravention; Statutory Approvals; Compliance.   10
Section 4.5     Reports and Financial Statements . . . . . . . . . . . . . . .   12
Section 4.6     Absence of Certain Changes or Events . . . . . . . . . . . . .   13
Section 4.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 4.8     Registration Statement and Joint Proxy Statement . . . . . . .   13
Section 4.9     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 4.10    Employee Matters; ERISA. . . . . . . . . . . . . . . . . . . .   15
Section 4.11    Environmental Protection . . . . . . . . . . . . . . . . . . .   19
Section 4.12    Regulation as a Utility. . . . . . . . . . . . . . . . . . . .   21
Section 4.13    Vote Required. . . . . . . . . . . . . . . . . . . . . . . . .   22
Section 4.14    Opinion of Financial Advisor . . . . . . . . . . . . . . . . .   22
Section 4.15    Ownership of Parent Common Stock . . . . . . . . . . . . . . .   22
Section 4.16    Takeover Laws. . . . . . . . . . . . . . . . . . . . . . . . .   22


                                        -i-

                                                                               Page
                                                                               ----

Section 4.17    Operations of Nuclear Power Plant. . . . . . . . . . . . . . .   22

                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1     Organization and Qualification . . . . . . . . . . . . . . . .   22
Section 5.2     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 5.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 5.4     Authority; Non-Contravention; Statutory Approvals; Compliance.   24
Section 5.5     Reports and Financial Statements . . . . . . . . . . . . . . .   25
Section 5.6     Absence of Certain Changes or Events . . . . . . . . . . . . .   25
Section 5.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 5.8     Registration Statement and Joint Proxy Statement . . . . . . .   26
Section 5.9     Environmental Protection . . . . . . . . . . . . . . . . . . .   26
Section 5.10    Regulation as a Utility. . . . . . . . . . . . . . . . . . . .   27
Section 5.11    Vote Required. . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 5.12    Ownership of the Company Common Stock. . . . . . . . . . . . .   27
Section 5.13    Code Section 368(a). . . . . . . . . . . . . . . . . . . . . .   27

                                     ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1     Covenants of the Parties . . . . . . . . . . . . . . . . . . .   27
Section 6.2     Covenant of the Company; Alternative Proposals . . . . . . . .   32
Section 6.3     Employment Agreement . . . . . . . . . . . . . . . . . . . . .   33

                                    ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.1     Access to Information. . . . . . . . . . . . . . . . . . . . .   33
Section 7.2     Joint Proxy Statement and Registration Statement . . . . . . .   34
Section 7.3     Further Assurances; Regulatory Matters . . . . . . . . . . . .   35
Section 7.4     Shareholders' Approval . . . . . . . . . . . . . . . . . . . .   36
Section 7.5     Directors' and Officers' Indemnification . . . . . . . . . . .   37
Section 7.6     Disclosure Schedules . . . . . . . . . . . . . . . . . . . . .   38
Section 7.7     Public Announcements . . . . . . . . . . . . . . . . . . . . .   38
Section 7.8     Rule 145 Affiliates. . . . . . . . . . . . . . . . . . . . . .   39
Section 7.9     Certain Employee Agreements. . . . . . . . . . . . . . . . . .   39
Section 7.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .   40
Section 7.11    Company Stock and Other Plans. . . . . . . . . . . . . . . . .   40
Section 7.12    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Section 7.13    Corporate Offices. . . . . . . . . . . . . . . . . . . . . . .   41
Section 7.14    Parent Board of Directors. . . . . . . . . . . . . . . . . . .   41
Section 7.15    Community Involvement. . . . . . . . . . . . . . . . . . . . .   41


                                        -ii-

                                                                               Page
                                                                               ----

Section 7.16    Advisory Board . . . . . . . . . . . . . . . . . . . . . . . .  .41
Section 7.17    Tax-Free Status. . . . . . . . . . . . . . . . . . . . . . . .   42
Section 7.18    Transition Management. . . . . . . . . . . . . . . . . . . . .   42
Section 7.19    Rochester Gas and Electric Corporation . . . . . . . . . . . .   43
Section 7.20    New York State Electric & Gas Corporation. . . . . . . . . . .   43
Section 7.21    Share Contribution . . . . . . . . . . . . . . . . . . . . . .   43

                                    ARTICLE VIII

                                     CONDITIONS

Section 8.1     Conditions to Each Party's Obligation to Effect the Merger . .   44
Section 8.2     Conditions to Obligation of Parent to Effect the Merger. . . .   44
Section 8.3     Conditions to Obligation of the Company to Effect the Merger .   46

                                     ARTICLE IX

                         TERMINATION, AMENDMENT AND WAIVER

Section 9.1     Termination. . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 9.2     Effect of Termination. . . . . . . . . . . . . . . . . . . . .   49
Section 9.3     Termination Fee; Expenses. . . . . . . . . . . . . . . . . . .   49
Section 9.4     Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . .   50
Section 9.5     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

                                     ARTICLE X

                                GENERAL PROVISIONS

Section 10.1     Non-Survival; Effect of Representations and Warranties. . . .   50
Section 10.2     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  .51
Section 10.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
Section 10.4     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.5     Interpretation. . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.6     Counterparts; Effect. . . . . . . . . . . . . . . . . . . . .   52
Section 10.7     Parties in Interest . . . . . . . . . . . . . . . . . . . . .   52
Section 10.8     Waiver of Jury Trial and Certain Damages. . . . . . . . . . .   53
Section 10.9     Enforcement . . . . . . . . . . . . . . . . . . . . . . . . .   53



INDEX  OF  DEFINED  TERMS
-------------------------


Term                                   Page
------------------------------------  ------


1935 Act . . . . . . . . . . . . . .       9
Advisory Board . . . . . . . . . . .      41
Affiliate Letter . . . . . . . . . .      39
Agreement. . . . . . . . . . . . . .       1
Alternative Proposal . . . . . . . .      33
Atomic Energy Act. . . . . . . . . .      12
Business Combination . . . . . . . .      49
Cash Consideration . . . . . . . . .       3
Cash Election. . . . . . . . . . . .       3
Cash Election Number . . . . . . . .       3
Cash Election Shares . . . . . . . .       3
Cash Fraction. . . . . . . . . . . .       3
CERCLA . . . . . . . . . . . . . . .      20
Certificate of Merger. . . . . . . .       2
Closing. . . . . . . . . . . . . . .       9
Closing Date . . . . . . . . . . . .       9
Code . . . . . . . . . . . . . . . .       1
Company. . . . . . . . . . . . . . .       1
Company Certificates . . . . . . . .       5
Company Common Stock . . . . . . . .       3
Company Disclosure Schedule. . . . .      38
Company Financial Statements . . . .      12
Company Material Adverse Effect. . .       9
Company Material Contract. . . . . .      31
Company Option . . . . . . . . . . .      40
Company Preferred Stock. . . . . . .      10
Company Required Consents. . . . . .     .11
Company Required Statutory Approvals      11
Company SEC Reports. . . . . . . . .      12
Company Shareholders' Approval . . .      22
Company Shareholders' Meeting. . . .      36
Company Stock Plan . . . . . . . . .      40
Confidentiality Agreement. . . . . .      34
Controlled Group Liability . . . . .      15
Disclosure Schedules . . . . . . . .      38
Effective Time . . . . . . . . . . .       2
Election . . . . . . . . . . . . . .       4
Election Deadline. . . . . . . . . .       5
Employee Benefit Plan. . . . . . . .      15
Employment Agreement . . . . . . . .      15
Environmental Claim. . . . . . . . .      20
Environmental Laws . . . . . . . . .      21

Environmental Permits. . . . . . . .      19
ERISA. . . . . . . . . . . . . . . .      16
ERISA Affiliate. . . . . . . . . . .      16
Excess Parent Common Shares. . . . .       8
Exchange Act . . . . . . . . . . . .      12
Exchange Agent . . . . . . . . . . .       6
Exchange Ratio . . . . . . . . . . .       3
Expenses . . . . . . . . . . . . . .      49
FERC . . . . . . . . . . . . . . . .      12
Final Order. . . . . . . . . . . . .      44
Form of Election . . . . . . . . . .       3
GAAP . . . . . . . . . . . . . . . .      13
Governmental Authority . . . . . . .      11
Hazardous Materials. . . . . . . . .      21
Indemnified Liabilities. . . . . . .      37
Indemnified Party. . . . . . . . . .      37
Initial Termination Date . . . . . .      47
Inspected Party. . . . . . . . . . .      34
IRS. . . . . . . . . . . . . . . . .      16
Joint Proxy Statement. . . . . . . .      13
Joint Proxy/Registration Statement .      34
joint venture. . . . . . . . . . . .      10
Liens. . . . . . . . . . . . . . . .      11
Merger . . . . . . . . . . . . . . .       1
Merger Consideration . . . . . . . .       7
Merger Sub . . . . . . . . . . . . .       1
Merger Sub Common Stock. . . . . . .       2
Mixed Consideration. . . . . . . . .       3
Mixed Election . . . . . . . . . . .       4
Multiemployer Plan . . . . . . . . .      16
Multiple Employer Plan . . . . . . .      18
No Election Shares . . . . . . . . .       5
NRC. . . . . . . . . . . . . . . . .      12
Nuclear Facility . . . . . . . . . .      22
NYBCL. . . . . . . . . . . . . . . .       1
NYSE . . . . . . . . . . . . . . . .       3
obtaining. . . . . . . . . . . . . .  11, 24
Parent . . . . . . . . . . . . . . .       1
Parent Business Combination. . . . .       6
Parent Common Stock. . . . . . . . .       3
Parent Disclosure Schedule . . . . .      38
Parent Financial Statements. . . . .      25


                     -iv-

Term . . . . . . . . . . . . . . . .  Page
------------------------------------  ------
Parent Material Adverse Effect . . .      23
Parent Preferred Stock . . . . . . .      23
Parent Required Consents . . . . . .      24
Parent Required Statutory Approvals.      24
Parent SEC Reports . . . . . . . . .      25
Parent Share Price . . . . . . . . .       3
Parent Shareholders' Approval. . . .      27
Parent Shareholders' Meeting . . . .      36
Parent Shares. . . . . . . . . . . .       7
Paying Agent . . . . . . . . . . . .       5
PBGC . . . . . . . . . . . . . . . .      17
PCBs . . . . . . . . . . . . . . . .      21
Plan . . . . . . . . . . . . . . . .      16
Power Act. . . . . . . . . . . . . .      12
PSC. . . . . . . . . . . . . . . . .      36
Qualified Plans. . . . . . . . . . .      16
Registration Statement . . . . . . .      13
Release. . . . . . . . . . . . . . .      21
Representative . . . . . . . . . . .       3
Representatives. . . . . . . . . . .      33
Reverse Merger . . . . . . . . . . .       6

Richards Employment Agreement. . . .      33
SEC. . . . . . . . . . . . . . . . .      12
Securities Act . . . . . . . . . . .      12
Severance Agreement. . . . . . . . .      19
Stock Consideration. . . . . . . . .       3
Stock Election . . . . . . . . . . .       4
Stock Election Number. . . . . . . .       4
Stock Election Shares. . . . . . . .       4
Stock Fraction . . . . . . . . . . .       4
subsidiary . . . . . . . . . . . . .       9
Subsidiary Reports . . . . . . . . .      25
Surviving Corporation. . . . . . . .       1
Takeover Laws. . . . . . . . . . . .      22
Task Force . . . . . . . . . . . . .      42
Task Force Chairpersons. . . . . . .      42
Tax Return . . . . . . . . . . . . .      14
Taxes. . . . . . . . . . . . . . . .      14
Termination Fee. . . . . . . . . . .      49
VEBA . . . . . . . . . . . . . . . .      16
Violation. . . . . . . . . . . . . .      11
Withdrawal Liability . . . . . . . .      16


                     -v-



     AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2001 (this "Agreement"), by and among RGS Energy Group, Inc., a New York corporation (the
----------
"Company"),  Energy  East  Corporation,  a  New York corporation ("Parent"), and
 -------                                                           ------
Eagle  Merger  Corp.,  a  New  York  corporation  ("Merger  Sub").
 ---                                                -----------

     WHEREAS, the respective Boards of Directors of the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;

     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and adopted this Agreement and deemed it in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of the Company with and into Merger Sub, which as of the Effective Time shall be a wholly owned subsidiary of Parent; and

     WHEREAS, it is intended that the Merger (as defined below) shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute
                                ----
a  plan  of  reorganization;

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

     Section  1.1     The  Merger.  Upon the terms and subject to the conditions
                      -----------
of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub (the "Merger") in accordance
                                                          ------
with the laws of the State of New York, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation in the Merger and shall continue to be governed under the laws of the State of New York. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term
"Surviving Corporation" shall refer to Merger Sub in its capacity as the surviving corporation in the Merger.

     Section  1.2     Effects  of  the  Merger.  At  the Effective Time, (i) the
                      ------------------------
certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that the name of the Surviving Corporation shall be "RGS
Energy Group, Inc.," and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving
Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 906 of the New York Business Corporation Law (the "NYBCL").
                                                            -----

     Section  1.3     Effective  Time  of  the  Merger.  On the Closing Date (as
                      --------------------------------
defined in Section 3.1), with respect to the Merger, a certificate of merger (and, if required, any consent or approval endorsed thereon) complying with
Section 904 of the NYBCL (the "Certificate of Merger") shall be delivered to the
                               ---------------------
Department of State of the State of New York for filing and the Surviving Corporation shall thereafter cause a copy of such certificate, certified by the Department of State, to be filed in the office of the clerk of each county, and in the office of the official who is the recording officer of each county, in which such certificate is required to be filed pursuant to Section 904(b) of the NYBCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Department of State of the State of New York, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective
                                                                       ---------
Time").
 ---

     Section 1.4     Directors.  Commencing at the Effective Time, the directors
                     ---------
of the Surviving Corporation shall consist of two persons nominated by Parent and one person nominated by the Company (who shall be Chairman of the Board of the Surviving Corporation), and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. von Schack and Mr. Jasinski as directors of the Surviving Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of the Surviving Corporation.

     Section  1.5     Officers.  Commencing  at the Effective Time, the officers
                      --------
of the Surviving Corporation shall consist of one person nominated by Parent (who shall be Vice President, General Counsel and Secretary of the Surviving Corporation) and one person nominated by the Company (who shall be President and Chief Executive Officer of the Surviving Corporation), and such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. Jasinski as an officer of the Surviving Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as an officer of the Surviving Corporation. Mr. Richards shall hold other positions in other subsidiary corporations of Parent as specified in the Richards Employment Agreement (as defined in Section 6.3) subject to the terms and conditions therein contained.

                                   ARTICLE II

                               TREATMENT OF SHARES
                               -------------------

     Section  2.1     Effect  of  the Merger on Capital Stock.  At the Effective
                      ---------------------------------------
Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

     (a)     Shares  of  Merger  Sub Stock.  Each share of common stock, without
             -----------------------------
par  value,  of  Merger  Sub  (the "Merger Sub Common Stock") that is issued and
                                    -----------------------
outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by reason of the

Merger as one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

     (b)     Cancellation of Certain Company Common Stock.  Each share of common
             --------------------------------------------
stock,  par  value  $.01  per share, of the Company (the "Company Common Stock")
                                                          --------------------
that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c)     Conversion  of  Company Common Stock.  Subject to the provisions of
             ------------------------------------
this Section 2.1, each share of Company Common Stock, other than shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $39.50 in cash (the "Cash Consideration") or (ii) a number of validly issued, fully paid and
       -------------------
nonassessable shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the
  ---------------------
"Stock  Consideration")  or (iii) the right to receive a combination of cash and
 --------------------
shares of Parent Common Stock determined in accordance with this Section (the "Mixed Consideration"). The "Exchange Ratio" shall be equal to the Cash
 --------------------
Consideration divided by either (i) the Parent Share Price (as defined below) if the Parent Share Price is equal to or less than $22.41 and equal to or more than $16.57, (ii) $22.41 if the Parent Share Price is greater than $22.41, in which case the Exchange Ratio shall equal 1.7626, or (iii) $16.57 if the Parent Share Price is less than $16.57, in which case the Exchange Ratio shall equal 2.3838. The "Parent Share Price" shall be equal to the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange ("NYSE")
                                                                          ----
Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

     (d)     Cash Election.  Subject to the immediately following sentence, each
             -------------
record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a "Cash Election").
                                                         --------------
Notwithstanding the foregoing and subject to Section 2.1(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be 55% of the
                                      --------------------
total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of shares of Company Common
             ----------------
Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided
               --------------
that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

     (e)     Cash Election Shares.  If the aggregate number of shares of Company
             --------------------
Common  Stock covered by Cash Elections (the "Cash Election Shares") exceeds the
                                              --------------------
Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of
(A)  the  Cash  Consideration  and  (B)  a  fraction  (the "Cash Fraction"), the
                                                            -------------
numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and
(ii) a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

     (f)     Stock  Election.  Subject  to  the  immediately following sentence,
             ---------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for all or any part of such holder's shares of Company Common Stock (a "Stock Election"). Notwithstanding the foregoing and subject to Section 2.1(l),
 --------------
the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger (the "Stock Election Number") shall be 45% of the total number of shares of Company
 -----------------------
Common Stock issued and outstanding as of the Effective Time. Stock Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

     (g)     Stock  Election  Shares.  If  the  aggregate  number  of  shares of
             -----------------------
Company  Common  Stock  covered by Stock Elections (the "Stock Election Shares")
                                                         ---------------------
exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (A) the Exchange Ratio and (B) a fraction (the "Stock
                                                                           -----
Fraction"),  the  numerator  of which shall be the Stock Election Number and the
--------
denominator  of  which  shall  be the total number of Stock Election Shares, and
(ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction.

     (h)     Mixed  Election.  Subject  to  the  immediately following sentence,
             ---------------
each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "Mixed
                                                                           -----
Election"  and,  collectively  with  Stock  Election  and  Cash  Election,  the
--------
"Election").  Notwithstanding  the  foregoing and subject to Section 2.1(l), the
 --------
aggregate number of shares of Company Common Stock that may be converted into the right to receive the Cash Consideration shall be 55%, and the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger shall be 45%, in each case, of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time. Mixed Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 2.1(d), (e) and (l), and the shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 2.1(f), (g) and (l).

(i)     Form  of Election.  To be effective, a Form of Election must be properly
        -----------------
completed, signed and submitted to Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the certificates
                      -------------
representing  the  shares of Company Common Stock ("Company Certificates") as to
                                                    --------------------
which the election is being made (or by an appropriate guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters shall be conclusive and binding. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this Section 2.1, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

     (j)     Deemed  Non-Election.  For  the purposes hereof, a holder of shares
             --------------------
of Company Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section
2.1(k))  (the  "No  Election  Shares")  shall  be deemed not to have made a Cash
                --------------------
Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares may be treated as Cash Election Shares or Stock Election Shares.

     (k)     Election  Deadline.  Parent and the Company shall each use its best
             ------------------
efforts to cause copies of the Form of Election to be mailed to the record holders of the shares of Company Common Stock not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of shares of Company Common Stock subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the third day after the Effective Time (the "Election Deadline") in order to be effective. All
                        ------------------
elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

     (l)     Adjustment  Per  Tax  Opinion.  Notwithstanding  anything  in  this
             -----------------------------
Article  II  to  the  contrary (other than the last sentence of Section 2.1(m)), unless the Company elects to change the form of the Merger in accordance with this Section 2.1(l), the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall be not less than that number which would cause the ratio of (i) the value, for federal income tax purposes, per share of Parent Common Stock on the Closing Date times the aggregate number of shares of Parent Common Stock to be paid as Stock Consideration pursuant to Section 2.1(c), to (ii) the sum of (A) the amount set forth in the preceding clause (i) plus (B) the aggregate Cash Consideration to be issued pursuant to Section 2.1(c) plus (C) any other amounts paid by Parent or the Company (or any affiliate thereof) to, or on behalf of, any Company shareholder in connection with the sale, redemption or other disposition of any Company stock in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) plus (D) any extraordinary dividend distributed by the Company prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e), to be 42.5%. To the extent the application of this Section 2.1(l) would reasonably be expected to result in the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger being increased, the Company may elect by written notice received by Parent no later than two business days prior to the Effective Time to change the form of the Merger in lieu of such an increase; provided, however, that any such election does not delay the consummation of the
--------  -------
Merger. If the Company so elects, this Agreement shall be amended to provide for the payment of the Merger Consideration (without adjustment under this
Section 2.1(l)) pursuant to a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (the "Reverse Merger"). The
                                                          --------------
Reverse Merger would not be intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the conditions of Sections 8.2(g) and 8.3(f) hereof would be waived. If the Company does not make such election, then the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration shall be increased to the extent required by this Section 2.1(l), and the number of such shares to be converted into the right to receive the Cash Consideration will be reduced to the same extent.

     (m)     Anti-Dilution  Provisions.  In  the  event  Parent  (i) changes (or
             -------------------------
establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause
(i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration (as defined in Section 2.2(b)) shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Parent
                                                                          ------
Business  Combination")  and  the terms thereof shall provide that Parent Common
---------------------
Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Parent Business Combination with respect to one share of Parent Common Stock and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

     Section  2.2     Exchange  of  Certificates.
                      --------------------------

     (a)     Deposit  with  Exchange  Agent.  As  soon  as practicable after the
             ------------------------------
Effective  Time,  Parent  shall  deposit  with  a bank or trust company mutually agreeable  to  Parent  and  the  Company  (the "Exchange Agent"), pursuant to an
                                                --------------
agreement in form and substance reasonably acceptable to Parent and the Company, an amount of cash and certificates representing shares of

Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Stock and cash in accordance with Section 2.1(c).

     (b)     Exchange  and Payment Procedures.  As soon as practicable after the
             --------------------------------
Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration (as defined below) to which such holder shall be entitled therefor pursuant to Section 2.1. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock (the "Parent Shares") into which the shares of Company Common Stock
              --------------
previously  represented  by  such  Certificate  are converted in accordance with
Section 2.1(c), (ii) the cash to which such holder is entitled in accordance with Section 2.1(c), and (iii) the cash in lieu of fractional Parent Shares to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of Parent Common Stock and cash described in clauses (i), (ii) and (iii) above being referred to collectively as the "Merger Consideration"). In the
                                                 --------------------
event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this
Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

     (c)     Distributions  with Respect to Unexchanged Shares.  No dividends or
             -------------------------------------------------
other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

(d)     No  Fractional  Securities.  In  lieu of any such fractional securities,
        --------------------------
each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over
(ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Parent Common Shares"). The Exchange Agent, as agent for the former
     ---------------------------
holders of Company Common Stock, shall sell the Excess Parent Common Shares at the prevailing prices on the NYSE. The sales of the Excess Parent Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

     (e)     Closing  of  Transfer  Books.  If,  after  the  Effective  Time,
             ----------------------------
Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing the appropriate number of Parent Shares and the appropriate amount of cash as provided in Section 2.1 and in this
Section  2.2.

     (f)     Termination  of  Exchange  Agent.  Any  certificates  representing
             --------------------------------
Parent Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this
Section 2.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

     (g)     Escheat.  The  Company  shall  not be liable to any person for such
             -------
shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                                   THE CLOSING
                                   -----------

     Section  3.1     Closing.  The  closing of the Merger (the "Closing") shall
                      -------                                    -------
take place at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m., Eastern time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").
       -------------

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     The  Company  represents  and  warrants  to  Parent  as  follows:

     Section  4.1     Organization  and  Qualification.  Except  as set forth in
                      --------------------------------
Section 4.1 of the Company Disclosure Schedule (as defined in Section 7.6), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this
                             -------------------------------
Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

     Section  4.2     Subsidiaries.  Section  4.2  of  the  Company  Disclosure
                      ------------
Schedule sets forth a description, as of the date hereof, of each material "subsidiary company," as such term is defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and joint venture of the
                                            --------
Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

     Section  4.3     Capitalization.  The  authorized  capital  stock  of  the
                      --------------
Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company
                                                                         -------
Preferred Stock").  As of the close of business on February 15, 2001, there were
---------------
issued and outstanding 34,577,426 shares of Company Common Stock and no shares of Company Preferred Stock. As of the close of business on February 15, 2001, 1,010,198 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company stock options. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 4.3 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

     Section  4.4     Authority;  Non-Contravention;  Statutory  Approvals;
                      -----------------------------------------------------
Compliance.
----------

     (a)     Authority.  The  Company  has  all  requisite  corporate  power and
             ---------
authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

(b)     Non-Contravention.  Except as set forth in Section 4.4(b) of the Company
        -----------------
Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in the grant of any rights (in addition to the rights under the employment agreements disclosed in Section 4.10(k) of the Company Disclosure Schedule) under, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon
                                                                    -----
any of the properties or assets of the Company or any of its subsidiaries or any of its joint ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, grant, loss or creation, a "Violation" with respect to the Company (such term when used in
               ---------
Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures,
(ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or
(iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required
                                                                ----------------
Consents")  any  note,  bond,  mortgage,  indenture,  deed  of  trust,  license,
--------
franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and
(iii) such Violations that would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and would not prevent the consummation of the Merger.

     (c)     Statutory  Approvals.  Except as described in Section 4.4(c) of the
             --------------------
Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is
                                                     ----------------------
necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect or would prevent the consummation of the Merger (the "Company Required Statutory Approvals"), it being understood
                     ------------------------------------
that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     (d)     Compliance.  Except  as set forth in Section 4.4(d) or Section 4.11
             ----------
of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)(ii)) of any Governmental Authority except for violations that, in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule or in Section
4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

     (e)     Non-Competition.  Except  as  set  forth  in  Section 4.4(e) of the
             ---------------
Company Disclosure Schedule, there is no "non-competition" or other similar contract, commitment, agreement or understanding that materially restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to materially restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

     Section  4.5     Reports and Financial Statements.  The filings required to
                      --------------------------------
be made by the Company and its subsidiaries since January 1, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities
                                                --------------
Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Federal
                                       ------------
Power  Act,  as  amended  (the  "Power  Act"), the Atomic Energy Act of 1954, as
                                 ----------
amended  (the  "Atomic Energy Act") and applicable state public utility laws and
                -----------------
regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear
 ---                                                         ----
Regulatory  Commission  (the  "NRC")  or  the appropriate state public utilities
                               ---
commission,  as  the  case  may  be,  including  all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute  and  the  rules  and  regulations  thereunder.  The  Company  has  made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company or its predecessor with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their
                                             -------------------
respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company
                                                                         -------
Financial  Statements") have been prepared in accordance with generally accepted
---------------------
accounting  principles
applied on a consistent basis ("GAAP") (except as may be indicated therein or in
                                ----
the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

     Section  4.6     Absence of Certain Changes or Events.  Except as disclosed
                      ------------------------------------
in  the  Company  SEC  Reports filed prior to the date hereof or as set forth in
Section 4.6 of the Company Disclosure Schedule, since September 30, 2000, and prior to the date hereof, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which would have, or would reasonably be expected to have, a Company Material Adverse Effect.

     Section 4.7     Litigation.  Except as disclosed in the Company SEC Reports
                     ----------
filed  prior  to  the date hereof or as set forth in Section 4.7, Section 4.9 or
Section 4.11 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened, nor are there any investigations or reviews pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) as to which there is no significant likelihood of an adverse determination on the merits and that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     Section  4.8     Registration Statement and Joint Proxy Statement.  None of
                      ------------------------------------------------
the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the
                                           ----------------------
time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the joint proxy statement, in definitive form (the "Joint
                                                                           -----
Proxy  Statement"), relating to the Company Shareholders' Meeting (as defined in
----------------
Section 7.4(a)) and Parent Shareholders' Meeting (as defined in Section 7.4(b)) shall not, at the dates mailed to Company shareholders and Parent shareholders and at the time of the Company Shareholders' Meeting and Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement, insofar as the information included therein is supplied by or on behalf of the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section  4.9     Tax  Matters.  "Taxes,"  as  used  in this Agreement, means any
                 ------------
federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

     (a)     Except  as  disclosed  in  Section  4.9  of  the Company Disclosure
Schedule:

          (i)  Filing  of  Timely  Tax  Returns.  The  Company  and  each of its
               --------------------------------
     subsidiaries have duly filed (or there have been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

          (ii)  Payment of Taxes. The Company and each of its subsidiaries have,
                -----------------
     within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (iii)  Tax Reserves. All material Taxes payable by the Company and its
                 -------------
     subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements filed prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP.

          (iv)  Audit, Administrative and Court Proceedings. No material claims,
                --------------------------------------------
     audits, disputes, controversies, examinations, investigations or other proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

          (v)  Tax  Sharing  Agreements.  Neither  the  Company  nor  any of its
               ------------------------
     subsidiaries is a party to any agreement, understanding or arrangement (with any person other than the Company and/or any of its subsidiaries) relating to allocating or sharing of any material amount of Taxes.

          (vi)  Liability  for  Others.  Neither  the  Company  nor  any  of its
                ----------------------
     subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract.

     (b)     Code  Section  897.  To the best knowledge of the Company after due
             ------------------
inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in
Section  897(c)(l)(A)(ii)  of  the  Code.

     (c)     Code Section 368(a).  The Company has no knowledge of any fact, nor
             -------------------
has the Company taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

     (d)     Code  Section  355(e).  Neither  the  Company  nor  any  of  its
             ---------------------
subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past 24 month period.

     Section  4.10     Employee  Matters;  ERISA.  Except  as  set  forth in the
                       -------------------------
appropriate  subsection  of  Section  4.10  of  the Company Disclosure Schedule:

     (a) For purposes of this Section 4.10, the following terms have the definitions set forth below:

     (i)     "Controlled  Group  Liability"  means  any  and all liabilities (a)
              ----------------------------
under Title IV of ERISA (as defined below), or the group health plan requirements of Section 701 et seq. of the Code and Section 701 et seq. of ERISA, (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under
Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 4.10(b) of the Company Disclosure Schedule.

     (ii)     An  "Employee  Benefit  Plan"  means  any  employee  benefit plan,
                   -----------------------
program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

     (iii)     An  "Employment  Agreement"  means  a  contract,  offer letter or
                    ---------------------
agreement of the Company or any of its subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services; provided,
                                                                       --------
however,  that  the  term  "Employment  Agreement"  shall  not
-------
include any contract, offer letter or agreement under which no more than (i) $100,000 will be paid in any calendar year or (ii) $300,000 will be paid in the aggregate.

          (iv)    "ERISA" means the Employment Retirement Income Security Act of
                   -----
1974,  as  amended,  and  the  regulations  promulgated  thereunder.

          (v)     "ERISA  Affiliate" means, with respect to any entity, trade or
                   ----------------
business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 400l(a)(14) of ERISA.

          (vi)    A  "Multiemployer  Plan" means any "multiemployer plan" within
                      -------------------
the  meaning  of  Section  4001(a)(3)  of  ERISA.

          (vii)   A  "Plan"  means  any  Employee  Benefit  Plan  other  than  a
                     ----
Multiemployer  Plan.

          (viii)  "Withdrawal Liability" means liability to a Multiemployer Plan
                   --------------------
as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

     (b) Section 4.10(b) of the Company Disclosure Schedule includes a complete list of all material Employee Benefit Plans and all Employment Agreements.

     (c) With respect to each Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all material plan documents, trust agreements, and insurance contracts and other funding vehicles (or, in the case of any unwritten Plan, a description thereof); (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any;
(iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent annual financial report, of any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

     (d) Section 4.10(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable
                         ----------------
determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and except as would not have a Company Material Adverse Effect, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan or related trust is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA").
                                                 ----

          (e) All material contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.10(b) of the Company Disclosure Schedule, or
(iii)  is  unfunded.

          (f) With respect to each Employee Benefit Plan, except as would not have a Company Material Adverse Effect, the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms. No provision of any material Plan limits the Company's authority to amend, modify, suspend, revoke or terminate that Plan, other than to state a limitation required by ERISA or the Code, and there have been no oral or written communications to participants or beneficiaries stating a limitation other than a limitation required by ERISA or the Code. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or their imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code. Except as would not have a Company Material Adverse Effect, no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan.

          (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived, in respect of any plan year ended prior to the date hereof and for which the time for making contributions in order to avoid occurring an accumulated funding deficiency for such year has expired; (ii) the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the actuarial present value of the accumulated benefit obligation under such Plan (whether or not vested), based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1995 in respect of any such Plan which is a defined benefit Plan; (iv) all material premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (v) no material liability (other than
  ----
for premiums to the PBGC and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been or could reasonably be expected to be incurred by the Company or any of its subsidiaries; and (vi) to the knowledge of the Company, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

          (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple
                                                                        --------
Employer  Plan").  None  of  the  Company  and its subsidiaries nor any of their
--------------
respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

          (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that could have a Company Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in
Section  4069  or  Section  4204  or  4212  of  ERISA  since  December 31, 1995.

          (j) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

          (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated funding, vesting or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its subsidiaries. Section 4.10(k) of the Company Disclosure Schedule sets forth a reasonable estimate of (i) the maximum amount of each category of "parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company and its subsidiaries (including without limitation severance, parachute payments resulting from the vesting of options, and enhanced retirement benefits) and (ii) the amounts required to be contributed by the Company and its subsidiaries to any grantor trusts or other funding arrangements for any Employee Benefit Plans and Employment Agreements, in each case in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Section 4.10(k) of the Company Disclosure Schedule also sets forth the aggregate amount of the dividend equivalents payable as of the date hereof to holders of Company Options (as defined in Section 7.11(a)).

          (l) The Company does not have any labor contracts or collective bargaining agreement with any persons employed by the Company or any persons otherwise performing services primarily for the Company. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Section 4.10(l) of the Company Disclosure Schedule identifies every demand for recognition or petition to the National Labor Relations Board for certification as collective bargaining representative of a unit of the Company's employees within the last five years. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Each of the Company and its subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except as would not have a Company Material Adverse Effect.

          (m) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the knowledge of the Company, no condition or event has occurred which may reasonably be expected to give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan or any other party.

          (n) The Company, its subsidiaries and each member of their respective business enterprise has complied with the Worker Adjustment and Retraining Notification Act.

          (o) There are no awards outstanding under the Company's Long Term Incentive Plan. With respect to each severance agreement substantially in the form of the severance agreements listed in Section 4.10(b) of the Company Disclosure Schedule (each, a "Severance Agreement"), the provisions of the form
                               -------------------
of letter agreement set forth in Section 7.11(e) of the Company Disclosure Schedule represent the correct interpretation of such Severance Agreement as in effect on the date hereof.

          Section  4.11     Environmental  Protection.  Except  as  set forth in
                            -------------------------
Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

          (a)     Compliance.  Except where the failure to be in such compliance
                  ----------
would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries are, and within applicable statutes of limitations have been, in compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) and (ii) neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority or any written communication from any other person, in each case, which remains unresolved, that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

          (b)     Environmental  Permits.  The  Company  and  each  of  its
                  ----------------------
subsidiaries has obtained all permits, licenses, approvals, consents and governmental authorizations (collectively, the "Environmental Permits") required
                                                ---------------------
by Environmental Law for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where required by Environmental Law, a renewal application has been timely filed and is pending agency approval, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Merger can be accomplished in the ordinary course of business, except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (c)     Environmental  Claims.  There  are no Environmental Claims (as
                  ---------------------
defined in Section 4.11(f)(i)) pending or, to the knowledge of the Company, threatened (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries currently owns, leases or operates or, to the Company's knowledge, against any real or personal property or operations that the Company or any predecessor in interest owned, leased or operated, or (iii) to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d)     Releases.  Except  for  Releases  of  Hazardous  Materials the
                  --------
liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(f)(iv)) by the Company or any of its subsidiaries or, to the Company's knowledge, by any other party of any Hazardous Materials (as defined in Section 4.11(f)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its subsidiaries, or
(ii) to the knowledge of the Company, cause damage or diminution of value to any of the operations or real properties currently owned, leased or operated, in whole or in part, by Company or any of its subsidiaries.

          (e)     CERCLA.  No  property  currently,  or  to the knowledge of the
                  ------
Company, formerly owned, operated or leased by the Company or by any predecessor in interest, is listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or on any comparable state list established under
           ------
Environmental Law as of the Effective Time. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, no property currently, or to the knowledge of the Company formerly owned, operated or leased by the Company or any predecessor in interest, is listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated under CERCLA or on any comparable state list established under Environmental Law as of the Effective Time.

          (f)     Definitions.  As  used  in  this  Agreement:
                  -----------

               (i)     "Environmental  Claim"  means any and all administrative,
                        --------------------
regulatory or judicial actions, suits, demands, demand letters, requests for information (under CERCLA or any comparable state law), directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority), in each case, in writing, alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence , or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or
(C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any, or exposure to, Hazardous Materials.

               (ii)     "Environmental  Laws"  means  all  applicable  federal,
                         -------------------
state, local, foreign or international laws, rules, ordinances, treaties, regulations, orders, judgments, legally binding directives, decrees or common law, in each case in existence prior to or as of the Effective Time, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment and natural resources including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, noise or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii)     "Hazardous  Materials"  means  (A)  any  petroleum  or
                          --------------------
petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, coal tar residue, and polychlorinated biphenyls ("PCBs") and (B) any
                                                              ----
chemicals, materials or substances which are now defined as, included in the definition of, or regulated as "hazardous substances", "hazardous wastes,"
"hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents," "regulated substances," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

               (iv)     "Release" means any actual or threatened release, spill,
                         -------
emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching into the atmosphere, soil, surface water, groundwater or property.

          (g)     Records  and  Files.  The Company has made available to Parent
                  -------------------
and its authorized representatives all material records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data available to the Company, in each case, within the Company's actual possession or control, concerning the material existence of Hazardous Materials or any other material environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by the Company, or concerning material compliance by the Company with, or material liability under, any Environmental Laws, in each case which is pending or remains unresolved.

          Section  4.12     Regulation  as  a Utility.  The Company is an exempt
                            -------------------------
holding company under the 1935 Act. Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(11), respectively, of the 1935 Act, (b) a "public utility" under the Power Act, (c) a "natural-gas company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

          Section  4.13     Vote  Required.  The  approval  of  the  Merger by a
                            --------------
majority of the votes of all outstanding shares of Company Common Stock entitled to vote (the "Company Shareholders' Approval") is the only vote of the holders
                ------------------------------
of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section  4.14     Opinion  of  Financial  Advisor.  The  Company  has
                            -------------------------------
received the opinion of Morgan Stanley Dean Witter & Co., to the effect that, as of February 16, 2001, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

          Section  4.15     Ownership  of  Parent  Common  Stock.  Except as set
                            ------------------------------------
forth in Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Common Stock or Parent Preferred Stock (as defined in Section 5.3).

          Section  4.16     Takeover  Laws.  The  Company  has  taken all action
                            --------------
required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of New York, including Section 912
                 -------------
of  the  NYBCL.

          Section  4.17     Operations of Nuclear Power Plant.  The operation of
                            ---------------------------------
the  nuclear  generation  plant  (the  "Nuclear  Facility")  wholly owned by the
                                        -----------------
Company is being conducted in substantial compliance with current laws and regulations governing nuclear plant operations, except for such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Nuclear Facility maintains and is in substantial compliance with emergency evacuation plans as required by the laws and regulations governing nuclear plant operations and (b) as of the date of this Agreement, the storage of spent nuclear fuel and the plans for the decommissioning of the Nuclear Facility substantially conform with the requirements of applicable law.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Parent  represents  and  warrants  to  the  Company  as  follows:

          Section  5.1     Organization and Qualification.  Except  as set forth
                           ------------------------------
in Section 5.1 of the Parent Disclosure Schedule (as defined in Section 7.6), Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Parent
                                                                          ------
Material  Adverse  Effect").
-------------------------

          Section  5.2     Subsidiaries.  Section  5.2  of the Parent Disclosure
                           ------------
Schedule sets forth a description, as of the date hereof, of each material "subsidiary company," as such term is defined in the 1935 Act, and joint venture of Parent, including the name of each such entity, the state or jurisdiction of its incorporation or organization, Parent's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by Parent of each Parent subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, call, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that would not reasonably be expected to have a Parent Material Adverse Effect.

          Section  5.3     Capitalization.  (a)  Except  as set forth in Section
                           --------------
5.3 of the Parent Disclosure Schedule, the authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share of Parent ("Parent Preferred Stock").
                                                       ----------------------
As of the close of business on February 15, 2001, there were issued and outstanding 117,474,498 shares of Parent Common Stock and no shares of Parent Preferred Stock. All of the issued and outstanding shares of the capital stock of Parent are, and will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Parent
Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understanding, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent or any of the subsidiaries of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent, or obligating Parent to grant, extend or enter into any such agreement or commitment.

          (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, there were issued and outstanding no shares of Merger Sub Common Stock. It is anticipated that as of the Effective Time, Merger Sub shall have issued and outstanding 1,000 shares of Merger Sub Common Stock, all of which shall be owned by Parent.

          Section  5.4     Authority;  Non-Contravention;  Statutory  Approvals;
                           -----------------------------------------------------
Compliance.
----------

          (a)     Authority.  Parent  has  all  requisite  corporate  power  and
                  ---------
authority  to  enter  into  this  Agreement  and,  subject  to  obtaining Parent
Shareholders' Approval (as defined in Section 5.11) and Parent Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, other than Parent Shareholders' Approval. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

          (b)     Non-Contravention.  Except  as  set forth in Section 5.4(b) of
                  -----------------
the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Parent, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining Parent Required Statutory Approvals and the receipt of Parent Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture,
                ------------------------
deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect and would not prevent the consummation of the Merger.

          (c)     Statutory Approvals.  Except as described in Section 5.4(c) of
                  -------------------
the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect or would prevent the consummation of the Merger (the "Parent Required Statutory Approvals"), it being understood that
                 -----------------------------------
references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filing or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

          (d)     Compliance.  Except  as set forth in Section 5.4(d) or Section
                  ----------
5.9 of the Parent Disclosure Schedule, or as disclosed in the Parent SEC Reports (as defined in Section 5.5) filed prior to the date hereof, or in any reports filed under the Exchange Act by any Parent subsidiary  since January 1, 1998 (the "Subsidiary Reports"), neither Parent nor
                                        ------------------
any of its subsidiaries nor any of its joint ventures is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that, in the aggregate, do not have and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule or in Section 5.9 of the Parent Disclosure Schedule, Parent and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.4(d) of the Parent Disclosure Schedule, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, do not have and would not reasonably be expected to have a Parent Material Adverse Effect.

          Section  5.5     Reports  and  Financial  Statements.  The  filings
                           -----------------------------------
required to be made by Parent and its subsidiaries since January 1, 1998 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or its predecessor with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Parent SEC
                                                                      ----------
Reports").  As of their respective dates, the Parent SEC Reports did not contain
-------
any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statement and unaudited interim financial statements of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with GAAP
 -----------------------------
(except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. True, accurate and complete copies of the certificate of incorporation and by-laws of Parent as in effect on the date hereof, have been made available to the Company.

          Section  5.6     Absence  of  Certain  changes  or  Events.  Except as
                           -----------------------------------------
disclosed in the Parent SEC Reports or Subsidiary Reports filed prior to the date hereof or as set forth in Section

5.6 of the Parent Disclosure Schedule, since September 30, 2000 and prior to the date hereof, Parent and each of its subsidiaries have as of the date hereof conducted their businesses only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has had or would reasonably be expected to have, a Parent Material Adverse Effect.

          Section  5.7     Litigation.  Except  as  disclosed  in the Parent SEC
                           ----------
Reports  or Subsidiary Reports filed prior to the date hereof or as set forth in
Section 5.7 or Section 5.9 of the Parent Disclosure Schedule, (a) there are no claims, suits, actions or proceedings, pending or, to the knowledge of Parent, threatened, nor are there any investigations or reviews pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any courts, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its subsidiaries, except for any of the foregoing under clauses (a) and (b) as to which there is no significant likelihood of an adverse determination on the merits and that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect.

          Section  5.8     Registration  Statement  and  Joint  Proxy Statement.
                           ----------------------------------------------------
None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Joint Proxy Statement shall not, at the dates mailed to the Company shareholders and Parent shareholders and at the time of the Company Shareholders' Meeting and Parent Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement, insofar as the information included therein is supplied by or on behalf of Parent or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          Section  5.9     Environmental  Protection.  Except  as  would  not
                           -------------------------
reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, and except for matters disclosed in Section 5.9 of the Parent Disclosure Schedule or in the Parent SEC Reports or Subsidiary Reports, (i) Parent and its subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, and neither Parent nor any of its subsidiaries has received any written notice from any person or Governmental Authority, in each case, which remains unresolved, that alleges that Parent or any of its subsidiaries is not in material compliance with applicable Environmental Laws or the terms and conditions of all such Environmental Permits, (ii) there are no Environmental Claims pending or, to the knowledge of Parent, threatened (A) against Parent or any of its subsidiaries, (B) to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations that Parent or any of its subsidiaries currently owns, leases or operates, in whole or in part, and (iii) there have been no Releases of Hazardous Materials by Parent or any of its subsidiaries or, to Parent's knowledge, by any other person that would be reasonably likely to (A) form the basis of any Environmental Claim against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law or (B) to the knowledge of Parent, cause damage or diminution of value to any of the operations or real properties currently owned, leased or operated, in whole or in part, by Parent or any of its subsidiaries.

          Section  5.10     Regulation as a Utility.  Parent is a public utility
                            -----------------------
holding company registered under, and subject to the provisions of, the 1935 Act. Section 5.10 of the Parent Disclosure Schedule lists the subsidiaries of Parent that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the state and federal regulatory commissions that have jurisdiction over the rates for the sale, transmission or distribution of electricity or the sale, transportation or distribution of natural gas by each such subsidiary. Except as set forth above and as set forth in Section 5.10 of the Parent Disclosure Schedule, neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Parent is subject to regulation as (a) a "public utility" under the Power Act, (b) a "natural-gas company" under the Natural Gas Act or (c) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

          Section  5.11     Vote  Required.  The  approval  of  the  issuance of
                            --------------
Parent Common Stock issuable in connection with the Merger by a majority of votes cast by holders of Parent Common Stock, where the total vote cast represents over 50% in interest of all securities entitled to vote (the "Parent
                                                                          ------
Shareholders' Approval"), is the only vote of the holders of any class or series
----------------------
of the capital stock of Parent or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

          Section 5.12     Ownership of the Company Common Stock.  Except as set
                           -------------------------------------
forth in Section 5.12 of the Parent Disclosure Schedule, Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

          Section  5.13     Code Section 368(a).  Parent has no knowledge of any
                            -------------------
fact, nor has Parent taken any action that would, or would be reasonably likely to, adversely affect the qualification of the Merger as a reorganization described in Section 368(a) of the Code.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER
                     --------------------------------------

          Section  6.1     Covenants  of the Parties.  After the date hereof and
                           -------------------------
prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

          (a)     Ordinary  Course  of  Business.  The  Company shall, and shall
                  ------------------------------
cause its subsidiaries to, carry on their respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

          (b)     Dividends.
                  ---------

               (i) Neither party shall, nor shall any party permit any of its subsidiaries to declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a wholly owned subsidiary to such party or another wholly owned subsidiary, (B) dividends by a less than wholly owned subsidiary consistent with past practice, (C) regular dividends on such party's common stock with usual record and payment dates that do not materially exceed the current regular dividends on such common stock or
(D) in the case of Parent, increases in regular quarterly dividends consistent with past practice. Prior to the Closing Date, each of the parties agrees to coordinate dividend policies so as not to adversely affect either party's shareholders because of the timing of record, declaration or payment dates.

               (ii) The Company shall not, nor shall it permit any of its subsidiaries to: (A) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary or (B) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary.

          (c)     Issuance of Securities.  Except as set forth in Section 6.1(c)
                  ----------------------
of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to currently outstanding stock options granted under Employee Benefit Plans.

          (d)     Charter  Documents;  Other  Actions.  Neither party shall, nor
                  -----------------------------------
shall any party permit any of its subsidiaries to, amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organizational documents or to take or fail to take any other action, which in any such case would reasonably be expected to prevent, impede or interfere with the Merger.

          (e)     Acquisitions.  Except  as  disclosed  in Section 6.1(e) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire (other than in the ordinary course of business) any material amount of assets other than (i) intercompany transactions between the Company and a wholly owned subsidiary of the Company or (ii) acquisitions for cash which are not, in the aggregate, for consideration in excess of $100 million, excluding from the foregoing clauses (i) and (ii) such transactions that may not be entered into by a public utility holding company registered under the 1935 Act.

          (f)     Capital  Expenditures.  Except  as set forth in Section 6.1(f)
                  ---------------------
of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in an aggregate amount in excess of 120% of the amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.1(f) of the Company Disclosure Schedule, provided that any such capital expenditures in excess of 100% of the amount so budgeted shall be made only after consultation with Parent.

          (g)     Dispositions.  Except  as  set  forth in Section 6.1(g) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than (i) encumbrances or dispositions in the ordinary course of business consistent with past practice, (ii) intercompany transactions between the Company and a wholly owned subsidiary of the Company or
(iii) dispositions which are not, in the aggregate, for consideration in excess of $100 million (based, in the case of consideration consisting of securities, on the average market closing thereof for the ten consecutive trading days prior to the closing of such acquisition and, in the case of consideration consisting of other property, the fair market value of such property as determined by an independent appraiser).

          (h)     Indebtedness.  Except  as  set  forth in Section 6.1(h) of the
                  ------------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice to fund expenditures which are not capital expenditures, (ii) arrangements between the Company and its subsidiaries or among its subsidiaries, (iii) in connection with the refunding of existing indebtedness at a lower cost of funds, (iv) borrowings to finance the capital expenditures described in Section 6.1(f) which borrowings are not, in the aggregate, in excess of $140 million, (v) arrangements to refinance scheduled maturities of indebtedness existing on the date hereof which are not, in the aggregate, in excess of $200 million and (vi) with the consent of Parent, connection with the refunding of preferred stock of Rochester Gas and Electric Corporation outstanding on the date hereof.

          (i)     Compensation; Benefits.  Except as set forth in Section 6.1(i)
                  ----------------------
of the Company Disclosure Schedule, as may be required by applicable law or under existing Employee Benefit Plans or Employment Agreements, as may be required to facilitate or obtain a determination letter from the IRS that a Plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan or Employment Agreement, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits, or grants of new incentive compensation awards, or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice. This subsection (i) is not intended to (A) restrict the Company or its subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices that have been available to officers and employees in the context of such merit-based promotion or (C) restrict the Company or its subsidiaries in providing compensation, incentives and benefits to new hires in the ordinary course of business consistent with past practices, so long as such provision complies with clauses (i) and (ii) above.

          (j)     1935  Act.  Except  as  set  forth  in  Section  6.1(j) of the
                  ---------
Company Disclosure Schedule, and except as required or contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

          (k)     Accounting.  Except  as  set  forth  in  Section 6.1(k) of the
                  ----------
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l)     Cooperation;  Notification.  Each party shall, and shall cause
                  --------------------------
its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations;
(ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had, or would reasonably be expected to have, in the case of the Company, a Company Material Adverse Effect or, in the case of Parent, a Parent Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     (m)     Third-Party  Consents.  The  Company  shall,  and  shall  cause its
             ---------------------
subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent, shall provide copies of all the Company Required Consents obtained by the Company to Parent. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

     (n)     Breach,  Etc. No party shall, nor shall any party permit any of its
             ------------
subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

     (o)     Discharge  of  Liabilities. The Company shall not pay, discharge or
             --------------------------
satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's reports filed with the SEC, incurred in the ordinary course of business consistent with past practice, or permitted under Section 6.l(h)(iii).

     (p)     Contracts.  Except  as  set  forth in Section 6.1(p) of the Company
             ---------
Disclosure Schedule, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any Company Material Contract to which the Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims. "Company Material Contracts" as used herein shall mean (i) those contracts and agreements (x) included under, or which would be required to be included under, Exhibit 10 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999 or any other annual report of the Company on Form 10-K filed thereafter, (y) included under, or which would be required to be included under, Exhibit 10 to any of the Company's quarterly reports on Form 10-Q filed after December 31, 1999, or (z) included, or which would be required to be included, as an exhibit to a current report on Form 8-K after December 31, 1999, and (ii) any other contract or agreement the absence of which would have, or would reasonably be expected to have, a Company Material Adverse Effect.

     (q)     Insurance.  Each  party shall, and shall cause its subsidiaries to,
             ---------
maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry.

(r)     Permits.  The  Company  shall,  and shall cause its subsidiaries to, use
        -------
reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its subsidiaries operate.

     (s)     Takeover Laws. Neither party shall take any action that would cause
             -------------
the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Section 912 of the NYBCL.

     (t)     Rights.  The  Company shall not amend or waive any rights under any
             ------
agreement or otherwise in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

     (u)     Taxes.  Except  as  disclosed  on  Section  6.1(u)  of  the Company
             -----
Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes or (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law.

     (v)     Primary  Businesses.  Parent  shall not engage in or enter into, or
             -------------------
agree to engage in or enter into, any transaction that would cause Parent to become not primarily engaged in the gas and electric utilities businesses.

     (w)     Certain  Transactions. Parent shall not engage in or enter into, or
             ---------------------
agree to engage in or enter into, any acquisition or disposition of assets or securities that would delay, or would reasonably be expected to delay, the consummation of the Merger. including any such delay resulting from any amendment or modification of a Parent Required Statutory Approval.

     Section  6.2     Covenant  of  the Company: Alternative Proposals. From and
                      ------------------------------------------------
after the date hereof, the Company agrees (a) that it will not, its subsidiaries will not, and it will not authorize or permit any of its or its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to. directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement, an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (c) that it will notify Parent orally and in writing of any such inquiry, offer or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 48 hours of the receipt thereof, and that it shall keep

Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent 48 hours' prior notice of any confidentiality or similar agreement to be entered into or of the fact that it proposes to commence providing information to any person making such inquiry, offer or proposal; provided, however, that notwithstanding any other provision hereof, the Company
--------   -------
may (i) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that the Board of Directors of the Company determines in good faith is financially superior to the Merger and has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor is obtainable, and
(y) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor and outside counsel and consideration of such other matters as the Board of Directors of the Company deems relevant, that failure to do so would likely result in a breach of its fiduciary duties under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.1(f). "Alternative Proposal" shall mean any merger, acquisition, consolidation,
----------------------
reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of the Company or any of the Company's subsidiaries. Nothing herein shall prohibit an acquisition permitted by Section 6.1(e) hereof or a disposition permitted by
Section  6.1(g)  hereof.

     Section 6.3.     Employment Agreement. Parent, the Company and Mr. Richards
                      --------------------
have entered into an employment agreement in the form attached hereto as Exhibit
                                                                         -------
A  (the  "Richards  Employment  Agreement"),  which  will  become effective upon
-         -------------------------------
consummation  of  the  Merger.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS
                              ---------------------

     Section  7.1     Access  to  Information.  (a)  Upon  reasonable notice and
                      -----------------------
during normal business hours, each party shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, throughout the period prior
                ---------------
to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Proprietary Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of
September 8, 2000, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").
                       --------------------------

     (b) From the date of this Agreement until the Effective Time, each party (the "Inspected Party") shall (i) permit the other party and its authorized
       ----------------
representatives to conduct such Phase I environmental inspections as the other party may reasonably require and (ii) without limiting any representation made in Section 4.11 hereof, cause its officers and those of its subsidiaries to furnish the other party with such information in existence as the other party may from time to time reasonably request, including, without limitation, assessments, reports, audits, studies and data concerning the existence of Hazardous Materials at facilities or properties presently or formerly owned, operated, leased or used by the Inspected Party or any present or former subsidiary, or concerning compliance by the Inspected Party and its subsidiaries with, or liability under, any Environmental Laws.

     Section  7.2     Joint  Proxy  Statement  and  Registration  Statement.
                      -----------------------------------------------------

     (a)     Preparation  and Filing. The parties will prepare and file with the
             -----------------------
SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Joint Proxy Statement (together, the "Joint Proxy/Registration
                                                        ------------------------
Statement").  The  parties hereto shall each use reasonable efforts to cause the
---------
Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws: provided, however, that no party shall be required to register or qualify
-      --------  -------
as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Merger, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Parent Common Stock issuable in connection with the Merger to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

     (b)     Letter  of  the  Company's  Accountant.  Following  receipt  by
             --------------------------------------
PricewaterhouseCoopers LLP, the Company's independent auditor, of an appropriate request from the Company pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Joint Proxy/Registration Statement.

     (c)     Letter  of  Parent's  Accountant.  Following  receipt  by
             --------------------------------
PricewaterhouseCoopers  LLP,  Parent's  independent  auditor  of  an appropriate
             --
request from Parent pursuant to SAS No 72, Parent shall use its best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Joint Proxy/Registration Statement,

     Section  7.3     Further  Assurances:  Regulatory  Matters.  (a) Subject to
                      -----------------------------------------
Section 8.2(h), each party hereto shall, and shall cause its subsidiaries to, cooperate and use its best efforts to (i) promptly prepare and file with the appropriate Governmental Authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the Merger or the other transactions contemplated by this Agreement, (ii) comply, at the earliest practicable date following the date of receipt by Parent or the Company, with any request for information or documents from a Governmental Authority related to, and appropriate in the light of, matters within the jurisdiction of such Governmental Authority, provided that
(x) the parties shall use their best efforts to keep any such information confidential to the extent required by the party providing the information and
(y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential, (iii) take all actions necessary or advisable to obtain no later than the Initial Termination Date, as such date may be extended pursuant to
Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Company Required Statutory Approvals and Parent Required Statutory Approvals) and (iv) oppose vigorously any litigation that would impede or delay the consummation of the Merger, including, without limitation, promptly appealing any adverse court order.

     (b) Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination between themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Section 8.1(e) or 8.2(h). Accordingly, if the only conditions to the parties' obligations to consummate the Merger which are not satisfied or waived are receipt of any one or more of the Company Required Statutory Approvals or Parent Required Statutory Approvals and the adoption of an alternative structure (that otherwise substantially preserves for Parent and the Company the economic benefits of the Merger and does not require any additional filing with or authorization, consent or approval from any Governmental Authority, other than supplements or amendments to filings already made, to reflect such alternative structure) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that, prior to closing any such restructured
                           --------
transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

     (c) Parent and the Company shall together discuss and formulate the approach to be taken with the New York State Public Service Commission (the "PSC") with respect to the Merger and the transactions contemplated by this
 ---
Agreement;  provided,  however,  that  Mr.  Richards  shall  have  the  primary
            --------   -------
responsibility for coordinating strategy and communications with the PSC, and no contacts with the PSC relating to the Merger shall be made by any party without prior notice to and consultation with the other party, except in accordance with procedures mutually agreed upon by the parties in connection with ordinary course requests for information made by the PSC.

     Section  7.4     Shareholders'  Approval.
                      -----------------------

     (a)     Company Shareholders' Meeting. Subject to the provisions of Section
             -----------------------------
7.4(c), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the
                                         -----------------------------
purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

     (b)     Parent  Shareholders' Meeting. Subject to the provisions of Section
             -----------------------------
7.4(c),  Parent  shall,  as soon as reasonably practicable after the date hereof
(i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders' Meeting") for the purpose
                                  ----------------------------
of securing Parent Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of issuance of Parent Common Stock issuable in connection with the Merger and (iv) cooperate and consult with Company with respect to each of the foregoing matters.

     (c)     Meeting Date.  The Company Shareholders' Meeting far the purpose of
             ------------
securing the Company Shareholders' Approval and Parent Shareholders' Meeting for the purpose of securing Parent Shareholders' Approval shall be held on the same date, which shall be such date as the Company and Parent shall mutually determine. The Company shall use its reasonable best efforts to hold the Company Shareholders' Meeting, and Parent shall use its reasonable best efforts to hold Parent Shareholders' Meeting, simultaneously with the Company's and Parent's 2001 annual meetings, respectively, or otherwise, as promptly as practicable after the date hereof,

     Section  7.5     Directors'  and  Officers'  Indemnification.
                      -------------------------------------------

     (a)     Indemnification. To the extent, if any, not provided by an existing
             ---------------
right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and
                                                     ------------------
collectively,  the  "Indemnified  Parties")  against  (i)  all  losses, expenses
                     --------------------
(including reasonable attorney's fees and expenses), claims. damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities"), and (ii) all
                                         -----------------------
Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 722 of the NYBCL, and the certificate of incorporation or by-laws, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent
                                                  --------  -------
shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

     (b)     Insurance.  For  a  period  of  six years after the Effective Time,
             ---------
Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance  coverage;  provided,  however,  that  Parent shall not be required to
                      --------   -------
expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

     (c)     Successors. In the event Parent or any of its successors or assigns
             ----------
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

     (d)     Survival  of  Indemnification.  To  the fullest extent permitted by
             -----------------------------
law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective certificate of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (e)     Benefit.  The provisions of this Section 7.5 are intended to be for
             -------
the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section  7.6     Disclosure  Schedules.  On the date hereof, (a) Parent has
                      ---------------------
delivered  to  the  Company  a  schedule  (the  "Parent  Disclosure  Schedule"),
                                                 ----------------------------
accompanied by a certificate signed by the Executive Vice President, General Counsel and Secretary of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a
                            -----------------------------
certificate signed by the Senior Vice President and General Counsel of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The
                                                      --------------------
Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

     Section  7.7     Public  Announcements.  Subject to each party's disclosure
                      ---------------------
obligations imposed by law, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

Section  7.8     Rule  145  Affiliates.  Within  30  days after the date of this
                 ---------------------
Agreement, the Company shall identify in a letter to Parent all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of the Company, as such term is used in Rule 145 under the
Securities Act. The Company shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to Parent on or prior to the Closing Date a written letter substantially in the form attached as Exhibit B (each, an "Affiliate Letter").
                    ----------               -----------------

     Section  7.9     Certain  Employee  Agreements.  Subject  to  Section 7.10,
                      -----------------------------
Parent and the Surviving Corporation and its subsidiaries shall honor all contracts, agreements and commitments of the parties which apply to any current or former employee or current or former director of the parties hereto; provided, however, that the foregoing shall not prevent Parent or the Surviving
           -------
Corporation from enforcing, amending or terminating such contracts, agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement or commitment, it is the present intention of Parent and the Company that following the Effective Time, there will be no involuntary reductions in workforce at the Surviving Corporation or its subsidiaries, but that Parent, the Surviving Corporation and their respective subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition; provided, however, that if any reductions in
                                 --------   -------
workforce in respect of employees of the Surviving Corporation and its subsidiaries become necessary, any such reduction shall be made in consultation with the Chairman of the Surviving Corporation and shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications. and business needs without regard to whether employment prior to the Effective Time was with the Company or its subsidiaries or Parent or its subsidiaries; provided, further, that to the extent that any such workforce
               --------   -------
reduction would affect employees of Rochester Gas and Electric Corporation disproportionately, in the aggregate, as compared with employees of New York
State Electric & Gas Corporation as a result of provisions of a collective bargaining agreement applicable to such employees of New York State Electric & Gas Corporation, each employee of Rochester Gas and Electric Corporation shall be protected with respect to such workforce reduction to the same extent that a similarly situated employee of New York State Electric & Gas Corporation is protected with respect to such workforce reduction by such provisions of the collective bargaining agreement. Any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Corporation or any of their respective subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Corporation or any of their respective subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective subsidiaries shall be done in accordance with all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

Section  7.10     Employee  Benefit  Plans.
                  ------------------------

     (a)     Continuation of Benefits. Except as contemplated by this Agreement,
             ------------------------
for a period of 18 months following the Effective Time, Parent and the Surviving Corporation shall continue to maintain the Employee Benefit Plans or shall maintain replacement employee benefit plans and arrangements which shall provide a level of benefits to active and retired employees of the Company and its subsidiaries no less favorable in the aggregate than those provided under the Employee Benefit Plans as in effect immediately prior to the Effective Time; provided, however, that changes may be made to the Employee Benefit Plans or
--------   -------
such replacement employee benefit plans and arrangements to the extent necessary to comply with applicable law.

     (b)     Service  Recognition.  To  the  extent that service is relevant for
             --------------------
purposes of eligibility, participation, vesting or benefit accrual (other than benefit accrual under any defined benefit pension plans) under any employee benefit plan, program or arrangement established, maintained or contributed to by the Surviving Corporation and Parent, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or a subsidiary of the Company; provided,
                                                                       --------
however,  that  such  crediting of service does not result in the duplication of
-------
benefits or an unintended windfall with respect to the accrual of benefits. The Surviving Corporation shall provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     Section  7.11     Company Stock and Other Plans. (a) At the Effective Time,
                       -----------------------------
each holder of an option to purchase shares of Company Common Stock or stock appreciation right with respect to Company Common Stock outstanding and unexercised as of the Effective Time (a "Company Option") granted pursuant to
                                            --------------
the Company 1996 Performance Stock Option Plan as has been amended from time to time (the "Company Stock Plan") or otherwise granted by the Company other than
             ------------------
pursuant to the Company Stock Plan shall be paid in full satisfaction of such Company Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Cash Consideration over the exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option. In addition, each holder of a Company Stock Option shall be paid at the Effective Time an amount in cash equal to the aggregate dividend equivalents credited to the account of such holder. All amounts payable pursuant to this Section 7.11(a) shall be paid less any income or employment tax withholding required under the Code or any provision of state or local law.

     (b) At the Effective Time, the Executive Incentive Plan shall terminate and each participant shall be entitled to and paid an amount in cash equal to the product of (x) the Target Award (as defined in the plan) and (y) a fraction, the numerator of which is the number of days from the start of the calendar year until the Effective Time and the denominator of which is 365.

     (c) Prior to the Effective Time, the Company shall be permitted to establish a retention program for employees of the Company and its subsidiaries consistent with the terms set forth in Section 7.11(c) of the Company Disclosure Schedule; provided, however, that the specific terms and conditions of such
           --------   -------
retention program (including, without limitation, the identity and levels and form of participation of each employee covered thereby, the forms of all plan documents and individual agreements and all related employee communications and other documentation thereof) shall be subject to the review and comment and final approval of Parent.

     (d) At the Effective Time, each common stock equivalent or deferred stock unit credited to participating directors' accounts under the Rochester Gas and Electric Corporation Deferred Compensation Plan or the Deferred Stock Unit Plan for Non-Employee Directors shall be valued based on the Cash Consideration. Such amounts shall be payable at such time and in such manner as prescribed in the relevant plan with, in the case of amounts credited under the Deferred Compensation Plan, deemed interest at the rate provided for in such plan with respect to amounts not deemed invested in Company Common Stock. All transfer restrictions applicable to any share of Company Common Stock owned by a director, officer or employee of the Company shall lapse as of the Effective Time.

     (e) The Company shall use its reasonable best efforts to cause each individual who is a party to a Severance Agreement to enter into a letter agreement with the Company substantially in the form set forth in Section 7.11(e) of the Company Disclosure Schedule as soon as practicable after the date hereof.

     Section  7.12     Expenses.  Subject to Section 9.3, all costs and expenses
                       --------
incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

     Section  7.13     Corporate  Offices.  At  and  subsequent to the Effective
                       ------------------
Time, the corporate headquarters of the Surviving Corporation, Rochester Gas and Electric Corporation, New York Sate Electric & Gas Corporation and the Energy East Management Corporation shall be located in Rochester, New York. and the operations center for New York State Electric & Gas Corporation shall be located in Binghamton, New York. The parties hereto hereby acknowledge and agree that as of the Effective Time, the Energy East Management Corporation shall have at least 40 employees in Rochester, New York.

     Section  7.14     Parent  Board  of  Directors.  At the Effective Time, the
                       ----------------------------
Board of Directors of Parent shall increase by three the number of directors on the Board of Directors of Parent and shall thereupon elect as directors Mr. Richards and two other persons who are currently non-management directors of the Company.

     Section  7.15     Community  Involvement.  After the Effective Time, Parent
                       ----------------------
will, or will cause the Surviving Corporation to, increase the level of charitable contributions to, and community involvement with, Rochester, New York to reflect the increase in size of the company to be based in Rochester.

     Section  7.16     Advisory  Board.  At  the  Effective Time, there shall be
                       ---------------
established  an  advisory board to the Surviving Corporation ("Advisory Board"),
                                                               --------------
which shall be comprised of the persons who were directors of the Company immediately prior to the Effective Time, except directors of the Company elected to the Board of Directors of Parent pursuant to
Section 7.14. The Advisory Board shall meet no less frequently than quarterly and shall provide advice to the Board of Directors of the Surviving Corporation with respect to such issues as the Board of Directors of the Surviving Corporation may from time to time request, including but not limited to community relations, customer service, economic development, employee development and relations and such other matters of community interest as may be appropriate. The members of the Advisory Board, who shall serve at the discretion of the Surviving Corporation, shall receive remuneration for their services equivalent to the remuneration currently provided to non-employee directors of the Company. In the event of a vacancy on the Advisory Board, the remaining members of the Advisory Board shall determine, subject to the approval of Parent, whether to fill such vacancy and may fill such vacancy by nominating a successor member satisfactory to the Surviving Corporation.

          Section  7.17  Tax-Free  Status.  No  party shall, nor shall any party
                         ----------------
permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely afffect the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

          Section 7.18 Transition Management. (a) As promptly as practible after
                       ---------------------
the date hereof, the Company and Parent shall create a special transition management task force (the "Task Force") jointly chaired by Mr. Richards and a
                              ----------
person designated by Parent (the "Task Force Chairpersons"). Members of the Task
                                  -----------------------
Force shall consist of an equal number of representatives designated by the Company and Parent.

          (b)  The  functions  of  the  Task  Force  shall  include

               (i) serving as a conduit for the flow of information and documents among the parties and their subsidiaries as contemplated by
          Section  6.1(l),

               (ii) developing regulatory plans and proposals, corporation organizational and management plans, workforce combination proposals, and such other matters as the Task Force deems appropriate.

               (iii) evaluating and recommending the manner in which best to organize and manage the business of the Surviving Corporation after the Effective Time; provided that that Task Force shall not be
                                 --------
          responsible for controlling the operations of the parties or any of their respective subsidiaries, and

               (iv) recommending additional officers, if any, of Rochester Gas and Electric Corporation pursuant to Section 7.19(b) and of New York State Electric & Gas Corporation pursuant to Section 7.20(b).

          (c) The Task Force Chiarpersons shall be responsible for directing all activities of the Task Force contemplated by this Section 7.18.

          Section  7.19  Rochester  Gas  and  Electric  Corporation.
                         ------------------------------------------

          (a)  Directors.  Commencing  at  the  Effective Time, the directors of
               ---------
Rochester Gas and Electric Corporation shall consist of four persons, two persons nominated by Parent and two persons nominated by the Company, and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of Rochester Gas and Electric Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. Von Schack and Mr. Jasinski as directors of Rochester Gas and Electric Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of Rochester Gas and Electric Corporation.

          (b)  Officers.  Commencing  at  the  Effective  Time,  the officers of
               --------
Rochester Gas and Electric Corporation shall consist of (i) the officers of Rochester Gas and Electric Corporation immediately prior to the Effective Time and (ii) such other additional persons as recommended by the Task Force, and such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of Rochester Gas and Electric
Corporation,  or  as  otherwise  provieded  by  the  NYBCL.

          Section  7.20  New  York  State  Electric  &  Gas  Corporation
                         -----------------------------------------------

          (a)  Directors. Commencing at the Effective Time, the directors of New
               ---------
York State Electric & Gas Corporation shall consist of four persons, three persons nominated by Parent and one person nominated by the Company, and such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation andby-laws of New York Sate Electric & Gas Corporation, or as otherwise provided by the NYBCL. Parent hereby confirms that it intends to nominate Mr. von Schack, Mr. Jasinski and Mr. Tedesco as directors
o New York State Electric & Gas Corporation. The Company hereby confirms that it intends to nominate Mr. Richards as a director of New York State Electric & Gas Corporation.

          (b)  Officers.  Commencing  at the Effective Time, the officers of New
               --------
York  State  Electric & Gas Corporation shall consist of (i) the officers of New
York State Electric & Gas Corporation immediately prior to the Effective Time and (ii) such other additional persons as recommended by the Task Force, and such officers shall hold office from the Effective TIme until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of New Yrok State Electric & Gas
Corporation,  or  as  otherwise  provided  by  the  NYBCL.

          Section  7.21  Share  Contribution.  Parent  shall,  as  promptly  as
                         -------------------
practicable following the Effective Time, but in no event later than five days followsing the Effective Time, transfer its shares of New York State Electric & Gas Corporation to the Surviving Corporation so that New York State Electric &
Gas Corporation shall become a direct wholly owned subisdiary of the Surviving Corporation; provided, however, that Parent shall not effect any such transfer
              --------   -------
if, in the reasonable good faith judgment of Parent after consultation with the Company, such transfer or intended transfer would result in any material impediment or delay in obtaining any Company Required Statutory Approval or Parent Required Statutory Approval or would oterwise materially impede or delay the consummation of the Merger. Wheter or not Parent effects such transfer, Mr. Richards shall serve as Chairman of the Board and Chief Executive Officer of New York Electric & Gas Corporation following the Effective Time.

                                  ARTICLE VIII

                                   CONDITIONS
                                   ----------

          Section  8.1  Conditions  to  Each  Party's  Obligation  to Effect the
                        --------------------------------------------------------
Merger. The respective obligations of each party to effect the Merger shall be subject the the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

          (a)  Shareholder  Approval.  The  Company  Shareholders'  Approval and
               ---------------------
Parent  Shareholders'  Approval  shall  not  have  been  obtained.

          (b)  No  Injunction.  No temporary restraining order or preliminary or
               --------------
permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c)  Registration  Statement.  The  Registration  Statement shall have
               -----------------------
become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d)  Listing  of Shares. The shares of Parent Common Stock issuable in
               ------------------
connection with the Merger pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

          (e)  Statutory Approvals. The Company Required Statutory Approvals and
               -------------------
Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. A "Final
                                                                           -----
Order"  means  action  by  the  relevant  regulatory  authority relating to this
-----
Agreement or the transactions contemplated hereby which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by laws before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          Section  8.2  Conditions to Obligation of Parent to Effect the Merger.
                       --------------------------------------------------------
The obligation of Parent to effect the Merer shall be further subject to the satisfaction, onor prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

          (a)  Performance  of  Obligations of the Company. The Company (and its
               -------------------------------------------
appropriate subsidiaries) shall have performed in all material respects its agreemtens and covenants contained in Sections 6.1 and 6.2 and shall have perfoemed in all mterial respects its oter agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

          (b) Representations and Warranties. The representations and warranties
              ------------------------------
of the Company set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications or references to Company Material Adverse Effect contained therein)(i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct which would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect.

          (c)  Closing  Certicicates.  Parent  shall have received a certificate
               ---------------------
signed by the Senior Vice President and General Counsel of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

          (d)  No  Company  Material Adverse Effect. No Company Material Adverse
               ------------------------------------
Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 8.2(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that for the purpose of this Section 8.2(d), Company Material
--------  -------
Adverse Effect shall exclude any effects, consequences or conditions attributable to (i) any change in U.S. or global economic conditions, U.S. or global financial markets or conditions, or GAAP or (ii) any change relating to the industries in which Parent and the Company operate or in any generally applicable law or regulation, in each case that does not specifically relate to Parent or the Company and that does not affect Parent or the Company in a materially disprportionate nanner relative to each other to the extent disproportionate.

          (e)  Company  Required  Consents.  The  Company  Required Consents the
               ---------------------------
failure of which to obtain would resonably be expected to have a Company Material Adverse Effect shall have been obtained.

          (f)  Affiliate  Letters. Parent shall have received Affiliate Letters,
               ------------------
duly executed by each "affiliate" of the Company, substantilly in the form of Exhibit B, as provided in Section 7.8.
----------

          (g)  Tax  Opinion.  Parent shall have received an opinion of Wachtell,
               ------------
Lipton, Rosen & Katz to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

          (h)  Statutory  Approvals.  The Final Orders shall not impose terms or
               --------------------
conditions which, individually or in the aggregate, would have, or would resonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect. In addition, the inclusion of a condition or requirement of the SEC's approval of the Merger under the 1935 Act that Parent divest its ownership of any of the gas or electric utility operations of Parent or the Company shall constitute a term or condition which would reasonably be expected to have a "material adverse effect" within the meaning of this Section 8.2(h) of the Agreement.

          Section  8.3  Conditions  to  Obligation  of the Company to Effect the
                        --------------------------------------------------------
Merger.  The  obligation  of  the  Company to effect the Merger shall be further
------
subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section  9.5.

          (a)  Performance of Obligations of Parent. Parent (and its appropriate
               ------------------------------------
subsidiaries) shall have performed in all material respects its agreements and covenants contained in Section 6.1 and shall have performed in all material respects its other agreements and covenants contained in or contmmplated by this Agreement to the performed by it or prior to the Effective Time.

          (b)  Representations  and  Warrranties.  The  representations  and
               ---------------------------------
warranties of Parent set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifications or references to Parent Material Adverse Effect contained therein)(i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need ony be true and correct as of such date or time) except in each of cases (i) and
(ii) for such failures of representations or warranties to be true and correct which would not resonably be expected to have, individually and in the aggregate, a Parent Material Adverse Effect.

          (c)  Closing  Certificates.  The  Company  shall  have  received  a
               ---------------------
certificate signed by the Executive Vice President, General Counsel and Secretary of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

          (d)  No  Parent  Material  Adverse  Effect. No Parent Material Adverse
               -------------------------------------
Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in the Parent SEC Reports filed prior to the date hereof which would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that for the purpose of this Section 8.3(d),
                 --------  -------
Parent Material Advese Effect shall exclude any effects, consequences or conditions attributable to (i) any change in U.S. or global economic conditions, U.S. or global financial markets or conditions, or GAAP or (ii) any change relating to the regulation, in each case that does not specifically relate to Parent or the Company in a materially disproportionate manner relative to each other or the extent disproportionate.

          (e)  Parent Required Consents. Parent Required Consents the failure of
               ------------------------
which to obtain would reasonably be expected to have a Parent Material Adverse Effect shall hae been obtained.

          (f)  Tax  Opinion.  The  Company  shall  have received an opinion from
               ------------
Shearman & Sterling to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Shearman & Sterling may receive and rely upon representations contained in certificates of Parent, the Company and others, in each case in form and substance reasonably acceptable to such counsel.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

          Section  9.1 Termination. This Agreement may be terminated at any time
                       -----------
prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent to fhte Boards of Directors of the Company and Parent;

          (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 12 months from the date hereof (the "Initial Termination Date"); provided, however,
                                  ------------------------    --------  -------
that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.1(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled,then the Initial Termination Date shall be extended to the 21-month anniversary ofthedate hereof; and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended.

          (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Shareholders' Meeting, including any adjournments thereof by the Initial Termination Date;

          (d) by any pary hereto, by written notice to the other parties, if Parent Shareholders' Approval shall not have been obtained at a duly hdld Parent Shareholders' Metting, including any adjournments thereof by the Initial Termination Date;

          (e) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger,or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

          (f) by the Company prior to the time at which the Company Shareholders Approval shall have been obtained, upon three days prior notice to Parent, if the Company is not in breach of Section 6.2 and, as a result fo an Alternative Proposal, the Board of Directors of the Company determines in good faith, that
(i) the Alternative Proposal has demonstrated that any necessary financing has been obtained, or in the reasonable judgment of the Company's financial advisor such financing is obtainable, and (ii) after consultation with its financial advisor and outside counsel and consideration fo such other matters as the Board of Directors of the Company deems relevant, after considering applicable provisions of state laws and after giving effect to all concessions which may be offered by the other party pursuant to the proviso below, that failure to do so would likely result in a breach of its fiduciary duties under applicable law; provided, however, that prior to any such termination, the Company shall, and
--------   -------
shall cause its respective financial and legal advisors to consider in good faith any proporal made by Parent to enable the Company to proceed with the transactions contemplated herein;

          (g) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggreate, would or would reasonably be expected to have a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, (ii) Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of Parent or any committee thereof shall withdraw or modify in any manner adverse to to the Company its approval or recommendation of the issuance of Parent Common Stock issuable in connection with the Merger or shall resolve to take such action.

          (h) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would reasonably be expected to have a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of the Company or ay committee thereof
(A) shall withdraw or modify in any manner adverse to Parent its approval or recommendatin of this Agreement or the transactions contemplated herein, (B) shall fail to reaffirm such approval or recommendation upon Parent's request within seven days after such request (provided that Parent may make such request oly once with respect to any Alternative Proposal), (C) shall approve or recommend any acquisition of the Company or a material portion of its assets or any tender offer for the shares of capital stock of the Company, in each case by a party other than Parent or any of its affiliates or (D) shall esolve to take any of the actions specified in clause (A),(B) or (C).

          Section 9.2 Effect of Termination. Subjecto to Section 10.1(b), in the
                      ---------------------
event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.12, Section 9.3, the agreement contained in the last sentence of Section 7.1,
Section  10.8  and  Section  10.9  shall  survive  the  termination.

          Section  9.3  Termination  Fee;  Expenses.
                        ---------------------------

          (a)  Termination  Fee  upon  Breach  or  Failure  to  Perform. If this
               --------------------------------------------------------
Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(g)(i) or (ii) or (y) Section 9.1(h)(i) or (ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $10 million ("Expenses"); provided, however, that if
                                          --------    --------  -------
this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equiry and shall,in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such on-breaching party may be entitled to receive at law or in equity.

          (b) Company Termination Fee. The Company shall pay Parent a fee of $50
              -----------------------
million  ("Termination  Fee")  plus  Expenses,  upon  the  termination  of  this
           ----------------
Agreement by Parent or the Company pursuant to Section 9.1(c) or the Company pursuant to Section 9.1(f) or by Parent pursuant to Section 9.1(h)(iii); provided, however, that in the event of termination under either Section 9.1(c)
--------   -------
or Section 9.1(h)(iii), no payment of the Termination Fee or Expenses shall be required unless and until within 12 months of such termination the Company enters into a definitive agreement to consummate or consummates a Business Combination, and, in the case or a termination pursuant to Section 9.1(c), there shall have been made and not withdrawn at the time of the Company Shareholders' Meeting an Alternative Proposal and, in the case of a termination pursuant to
Section 9.1(h)(iii), ther shall have been made and not withdrawn at the time of such termination an Alternative Proposal. "Business Combination" means with
                                                --------------------
respect to a party, (i) a merger, consolidation, share exchange, business combination or similar transaction involving the party as a result of which the party's stockholders prior to such transaction in the aggregate cease to own at least 70% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity therof), (ii) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of the party and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 30% of the party's common stock wheter by tender or exchange offer or otherwise.

          (c)  Parent  Termination  Fee.  Parent  shall  pay  the  Company  the
               ------------------------
Termination Fee plus Expenses, upon the termiation of this Agreement by Parent or the Company pursuant to Section 9.1(d); provided, however, that in the event
                                            --------  -------
of termination under Section 9.1(d), no payment of the Termination Fee or expenses shall be required unless and until (i) within 12 months ofsuch termination Parent enters into a definitive agreement to consummate or consummates a Business Combination, (ii) there shall have been made and not withdrwan at the time of Parent Shareholders' Meeting an Alternative Proposal and (iii) the person or persons that made the Alternative Proposal conditioned such Alternative Proposal on Parent Shareholders' Approval not being obtained at a duly held Parent Shareholders' Meeting.

          (d) Prompt Payment. If one pary fails to pay promptly to the other any
              --------------
fee or expenses due hereunder, the defaulting pary shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filling of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of J.P. Morgan Chase & Co., from the date such fee was required to be paid.

          Section  9.4 Amendment. This Agreement may be amended by the Boards of
                       ---------
Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Efective Time, but after such approvals, no such amendment shall (a) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of sharees under
Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section  9.5  Waiver.  At  any  time  prior to the Effective Time, the
                        ------
parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

          Section  10.1  Non-Survival; Effect of Representations and Warranties.
                         ------------------------------------------------------
(a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 7.11, 7.16, 10.7, 10.8 and 10.9.

          (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connectin with the cancellation of this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) (or pusuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i)).

          Section 10.2 Brokers. The Company represents and warrants that, except
                       -------
for Morgan Stanley Dean Witter & Co. whose fees have been disclosed to Parent prior to the diate hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for UBS Warburg LLC, whose fees have been disclosed to the Company prior to the date hereof, no broker, finder or investment banker is entitled to any brokdrage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          Section  10.3  Notices. All notices and other communications hereunder
                         -------
shall be in writing and shall be deemed given if (a) delviered personally, (b) sent by reputable overnight courier service, (c) telecopied (which is confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i) If  to  the  Company,  to:

              RGS  Energy  Group,  Inc.
              89  East  Avenue
              Rochester,  New  York  146-0001
              Attention: Michael  T.  Tomaino,  Esq.
                         Senior  Vice  President  and  General  Counsel
              Telephone: (716)  771-4444
              Telecopy:  (716)  724-8285

              with  a  copy  to:

              Shearman  &  Sterling
              599  Lexington  Avenue
              New  York,  New  York  10022
              Attention: David  W.  Heleniak,  Esq.
              Telephone: (212)  848-4000
              Telecopy:  (212)  848-7179

          (ii)If  to  Parent  or  Merger  Sub,  to:

              Energy  East  Corporation
              P.O.  Box  12904
              Albany,  New  York  12212-2904
              Attention: Kenneth  M.  Jasinski,  Esq.
                         Executive Vice President, General Counsel and Secretary
              Telephone: (607)  762-4315
              Telecopy:  (607)  762-4005

              with  a  copy  to:

              Wachtell,  Lipton,  Rosen  &  Katz
              51  West  52nd  Street
              New  York,  New  York  10019
              Attention:     Seth  A.  Kaplan,  Esq.
              Telephone:     (212)  403-1000
              Telecopy:     (212)  403-2000

          Section  10.4  Miscellaneous.  This Agreement (including the documents
                         -------------
and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to tis conflicts of law, rules or principles and execpt to the extent the provisions of this Agreement (including the documents or insturments referred toherein) are expressly governed by or derive their authority from the NYBCL.

          Section  10.5  Interpretation.  When  a  reference  is  made  in  this
                         --------------
Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the workds "without limitation."

          Section  10.6  Counterparts: Effect. This Agreement may be executed in
                         --------------------
one or more counterparts, each of which shall be deemed to be an original, but all of which shall constiture one and the same agreement.

          Section 10.7 Parties in Interest. This Agreement shall be binding upon
                       -------------------
and inure solely to the benefit of each pary hereto, an, except for the rights of Indumnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section  10.8  Waiver of Jury Trial and Certain Damages. Each party to
                         ----------------------------------------
this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement and (b) without limiting the effect of
Section 9.3, any right it may have, other than in the case of a willful breach, to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

          Section  10.9  Enforcement.  The parties agree that irreparable damage
                         -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunctionor injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transaction contamplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transaction contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                    RGS  ENERGY  GROUP,  INC.

                    By:  /s/  Thomas  S.  Richards
                         -------------------------
                         Name:  Thomas  S.  Richards
                         Title: Chairman,  President  and
                                Chief  Operating  Officer

                    By:
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Executive  Vice  President,
                                General  Counsel  and
                                Secretary

                    By:
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Vice  President,  General
                                Counsel  and  Secretary

          IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                    RGS  ENERGY  GROUP,  INC.

                    By:
                         -------------------------
                         Name:  Thomas  S.  Richards
                         Title: Chairman,  President  and
                                Chief  Operating  Officer

                    By:  /s/  Kenneth  M  Jasinski
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Executive  Vice  President,
                                General  Counsel  and
                                Secretary

                    By:  /s/  Kenneth  M  Jasinski
                         -------------------------
                         Name:  Kenneth  M.  Jasinski
                         Title: Vice  President,  General
                                Counsel  and  Secretary

                                   APPENDIX B

                                                                      APPENDIX B
STATE  OF  NEW  YORK
PUBLIC  SERVICE  COMMISSION
-------------------------------------------------x

In the Matter of the Joint Petition of Energy East:     Case  No.
Corporation,  New  York  State  Electric  &  Gas:
Corporation,  RGS  Energy Group, Inc., Rochester:
Gas  and  Electric Corporation, and Eagle Merger:
Corporation  for  an  Order Approving a Proposed:
Merger  and  Stock  Acquisition
-------------------------------------------------x


                                    AFFIDAVIT

                                       OF

                                 KENNETH GORDON

                               Filed on behalf of

                ENERGY EAST CORPORATION, RGS ENERGY GROUP, INC.,

                   NEW YORK STATE ELECTRIC & GAS CORPORATION,

                     ROCHESTER GAS AND ELECTRIC CORPORATION,

                                       AND

                               EAGLE MERGER CORP.

                               TABLE  OF  CONTENTS


I.     QUALIFICATIONS, SUMMARY AND CONCLUSIONS . . . . . . . . . . . . . . . . . . .   1
--     ---------------------------------------
       A. Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       -- --------------
       B. Summary and Conclusions. . . . . . . . . . . . . . . . . . . . . . . . . .   2
       -- ------------------------

II.    REGULATORY POLICIES SHOULD ACCOMMODATE CORPORATE
---    ------------------------------------------------
       REORGANIZATION THAT PROVIDE BENEFITS TO CONSUMERS . . . . . . . . . . . . . .   5
       -------------------------------------------------
       A. The Electricity Marketplace and Policy Environment is Rapidly Changing . .   5
       -- ----------------------------------------------------------------------
       B. Dynamic Competition in Electricity and Natural Gas Markets Can Provide
       -- ----------------------------------------------------------------------
           Important Benefits to Consumers . . . . . . . . . . . . . . . . . . . . .   6
           -------------------------------
       C. Economies of Scale, Scope, and Learning. . . . . . . . . . . . . . . . . .   9
       -- ---------------------------------------
       D. Corporate Reorganization Is An Important Part Of The Process Of Achieving
       -- -------------------------------------------------------------------------
          Economies Of Scale, Scope, And Learning. . . . . . . . . . . . . . . . . .  10
          ---------------------------------------
       E. Two Types of Mergers and Acquisitions Are Occurring in the Energy Industry
       -- --------------------------------------------------------------------------
          Today. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          -----
       F. Utility Reorganization Can Provide Efficiency Benefits to Consumers. . . .  13
       -- -------------------------------------------------------------------
       G. The Potential Benefits of the Energy East/RGS Transaction. . . . . . . . .  14
       -- ----------------------------------------------------------
       H. The Proposed Merger Does Not Raise Significant Market Power Concerns . . .  15
       -- --------------------------------------------------------------------

III.   THE MODEL USED TO REGULATE THE T&D UTILITY OPERATIOS
----   ----------------------------------------------------
       SHOULD PROVIDE STRONG INCENTIVES TO PURSUE EFFICIENCIES,
       --------------------------------------------------------
       INCLUDING THE MOST EFFICIENT ORGANIZATIONAL ARRANGEMENTS. . . . . . . . . . .  16
       --------------------------------------------------------
       A. Regulators Should Continue to Regulate the Aspects of the T&D System that
       -- -------------------------------------------------------------------------
          Retain Natural Monopoly Characteristics. . . . . . . . . . . . . . . . . .  16
          ---------------------------------------
       B. The 1998 NYSEG Restructuring Agreement . . . . . . . . . . . . . . . . . .  17
       -- --------------------------------------

IV.    CONCLUSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
---    -----------

APPENDIX A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
----------

STATE  OF  MAINE           )
                             SS.:
COUNTY  OF  CUMBERLAND     )

                                    AFFIDAVIT
                                       OF
                                 KENNETH GORDON

               KENNETH GODON, BEING DULY SWORN, DEPOSES AND SAYS:

I.     QUALIFICATIONS,  SUMMARY  AND  CONCLUSIONS

A.  QUALIFICATIONS

     1. My name is Dr. Kenneth Gordon. I am a Senior Vice President of National Economic Research Associates, Inc. ("NERA"), One Maine Street, Cambridge, MA 02142. My C.V. is attached as Attachment A.

     2. I have been an economist since 1965 and I have been directly involved with developing and establishing regulatory policy at the federal and state levels since 1980, when I became an industry economist at the Federal Communications Commission ("FCC").

     3. I received my A.B. degree from Dartmouth College in 1960. I received by M.A. degree in 1963 and my Ph.D degree in 1973, both in economics, from the University of Chicago. I have taught applied microeconomics, industrial organization, and regulation (as well as other areas) at Georgetown University, Northwestern University, University of Massachusetts at Amherst, and Smith College.

     4. Prior to joining NERA in November 1995, I chaired the Maine PUC (1988 to December 1992) and then the Mass. DPU(1) (January 1993 to October 1995). While I was its Chairman, the Mass. DPU issued a series of orders aimed at the reform of electric rate regulation, including revisions to integrated resource management procedures, the introduction of incentive regulation, the treatment of acquisition premiums in mergers and acquisitions, and the design of electric industry restructuring in Massachusetts. I was very heavily involved in developing Massachusetts' plan to introduce competition in retail electric markets in that state and the concurrent efforts to establish practical policies to address stranded costs and other transitional issues that arise in restructuring the electric utility industry.

     5. While a regulator, I was active in the National Association of Regulatory Utility Commissioners ("NARUC"), serving on its Communications and Executive Committees. In 1992, I served as President of NARUC. I was also Chairman of the New England Governor's Conference Power Planning Committee. While in Massachusetts, I co-chaired the Governor's task force on electricity competition.


B.  SUMMARY  AND  CONCLUSIONS

     6. The purpose of this affidavit is to: (1) explain why it is in the public interest to approve the merger of RGS Energy Group, Inc. ("RGS"), the parent company of Rochester Gas and Electric Corporation ("RG&E"), with Energy East Corporation ("Energy East"), the parent company of New York State Electric & Gas Corporation ("NYSEG"); and (2) explain why it is appropriate that a post-merger regulatory framework be adopted by the Commission

_______________
1 The Mass DPU is now known as the Massachusetts Department of Telecommunications and Energy allowing the surviving company to retain the efficiencies created by the actions of these Companies in merging. Energy East's proposed transaction with RGS has the potential to provide economies of scal, scope, and learning that can provide benefits to the public over time. Allowing the post-acquisition shareholders of Energy East an opportunity to obtain the efficiency benefits that are achieved after this transaction is completed, pursuant to the 1998 NYSEG Restructuring Agreement, will provide it with a strong incentive to seek out and achieve additional efficiencies.

     7. In preparing this Affidavit, I have reviewed a number of documents, which were provided to me by the merging companies. These include publicly available information on the merger, the Joint Petition Wall Street analyst reposts on the merger, ad the 1998 NYSEG Restructuring Agreement.

     8.  As  an  economist  and  former  regulator,  I  conclude  that:

     (A) Corporate reorganization (e.g., mergers, acquisitions, acquisitions of divested generation, formation of independent transmission system operators, etc.) can provide an important opportunity to achieve economies of scale, scope, and learning, which can provide efficiencies while also maintaining or improving reliability and quality of service.

     (B) While electricity and natural gas commodity and retail sale markets have been opened to competition in New York, the transmission and distribution ("T&D") "wires" and "pipes" business remain a regulated activity. As such, it is very important for regulators to strive to ensure that the utility's incentives are properly designed so that the utility has the incentive to efficiently and reliably meet the needs of its utility customers over time.

     (C) This merger will not confer any significant market power on the post-merger company relative to the position of the pre-merger companies. The merger does not significantly increase concentration or adversely impact competitive conditions in the relevant markets.

     (D) Regulation should provide utilities with incentives to achieve efficiencies that will ultimately lower the cost of utility services for consumers while also maintaining the utility's incentive to provide safe, adequate, and reliable service. NYSEG's price cap plan under the 1998 Restructuring Agreement provides a framework that allows NYSEG a reasonable opportunity to obtain - in a fair and efficient manner - the post-merger benefits associated with common management of NYSEG and RG&E, which will improve the combined utilities' incentive to achieve efficiencies through corporate reorganization (as well as through other means).

     (E) To improve their efficiency and profitability in a price-cap framework, utilities, as any firm, make investments in more efficient physical assets, pursue process improvements and reengineering of processes, and invest in employee training and professional development. Similarly, mergers and acquisitions, such as the proposed merger of RGS and Energy East, are also pursued to explo8t unrealized efficiencies, as well as other strategic benefits. IN order to encourage utilities to efficiently pursue all available sources of improved efficiencies, the treatment of each of these alternative investments should be comparable. Otherwise, perverse incentives will be created that could artificially lead to any important source of efficiency improvements being passed over.

     (F) In New York, the State Public Service Commission (the "Commission") has clearly recognized that mergers and acquisitions have the potential to provide benefits to consumers because of the potential for cost savings. Given the contiguous nature of NYSEG's and RG&E's service territories, there is clearly the potential to achieve economies of scale, scope, and learning as a result of this merger. As a result of this transaction, consumers in New York could benefit from the continued level of service quality and operating efficiency resulting from reciprocal adoption of best practices by the two utilities. Other benefits, such as greater capital resources to invest in the region are likely to be realized as well.

When regulators are shown that the completion of a merger or acquisition will provide net benefits to utility customers, allowing the utility's shareholders an opportunity to retain the benefits of the combined transaction as part of the overall regulatory framework would not only be justified, but essential to providing appropriate incentives for efficient behavior.

     9. I have developed some general observations on potential merger economies based on my experience as an economist and former regulator. There are likely to be economies of scale, scope, and learning that can be achieved by the combined company in providing T&D utility services over a broader geographic area. The combined size of the new company could increase the utilities' productive (technical) efficiency, because fewer resources would be used to produce the same amount of inputs, and by the reciprocal adoption of best practices. A more detailed discussion of potential merger synergies specific to NYSEG and RG&E is addressed by Mr. Thomas J. Flaherty of Deloitte Consulting L.P. in an Affidavit included with this Joint Petition.

     10. I believe that the merger of RGS and Energy East is likely to provide benefits to the public and, at a minimum, is extremely unlikely to pose any threat of harm to consumers or to the competitive process in New York. Indeed, as long as the Commission is shown that there will be no harm, the Commission should approve the merger. I therefore recommend that the Commission approve this transaction.

II. REGULATORY POLICIES SHOULD ACCOMMODATE CORPORATE REORGANIZATIONS THAT PROVIDE BENEFITS TO CONSUMERS

A.   THE  ELECTRICITY  MARKETPLACE  AND  POLICY  ENVIRONMENT IS RAPIDLY CHANGING

     11. New York, along with the Federal government and a number of other states, is introducing competition into the electric generation sector, including commodity sales in retail markets. It must be understood, however, that unleashing these competitive forces impels firms to seek out and adopt new and better ways of doing business. This can include corporate reorganizations in addition to other improvements in efficiency. In the long run, the resulting dynamic market forces are likely to ensure that efficiency gains are passed

                                        6
through to customers in the form of more economic prices and better service than would be the case otherwise.

     12. Policy makers and regulators are continuing to intensively explore how to accommodate these more dynamic conditions in both the electric and natural gas commodity and retail sale markets. In addition, although it has received less attention, regulators are continuing to regulate the natural monopoly aspects of the electric and gas transmission and distribution networks and are developing ways to better promote economic efficiency in these areas.

B. DYNAMIC COMPETITION IN ELECTRICITY AND NATURAL GAS MARKETS CAN PROVIDE IMPORTANT BENEFITS TO CONSUMERS

     13. While the focus of this proceeding is primarily on the regulated T&D side of the business, it is useful to recognize that dynamic competition in electricity and natural gas generation and retail sales markets can play an important role in further enhancing consumer welfare and economic progress in an important sector of the American economy. Policy makers and regulators should recognize that is wholesale and retail competition is effective, competition could provide critically important benefits, such as lower prices and better services, for consumers and society generally. An important aspect of this process is that wholesale and retail electric competition could lead to the development of new organizations as well as new products and processes. Joseph Schumpeter referred to this dynamic as a "perennial gale of creative destruction" and observed that:

          [I]n capitalist reality, as distinguished from its textbook picture, it is not that kind of competition [price competition] that counts but the competition that comes from the new commodity, the new technology, the new source of supply, the new type of organization (the largest-scale unit of control for instance) - competition which commands a decisive cost or quality advantage and which strikes not at the margins of the profits and the outputs of the existing firms but at their foundations and their very lives.(2)

     14. These changes provide the most powerful forms of incentives and lead to a dynamic form of competition that expands the economic pie. Mergers and acquisitions play a key role in allowing firms to make new investments, create new types of organizations, and introduce new products and services through economies of scale and scope that meet the needs and desires of consumers.

     15. New York policy makers have already decided that competition in natural gas and electricity commodity and retail sale markets can provide efficiency improvements that benefit consumers. This point is crucial because the appropriate test for competition policies is the effect that they have on consumers (e.g., the impact on prices, quality, service innovations, etc.). As a former regulator, I would emphasize that the focus should always be on the consumer. Of course, in reviewing mergers it may be difficult to establish definitely how utility customers will benefit from the merger. However, as already noted, the policy standard that should be used in evaluating utility mergers is that customers not be harmed by the merger.

     16. Competition in other formerly regulated industries has le to industry and corporate reorganization. In transportation (e.g., trucking, railroad, and airlines), financial services, and other industries that have been subject to "deregulation" of various sorts, companies in these

______________________
2  Joseph A. Schumpeter, Capitalism, Socialism, And Democracy (New York: Harper,
1942),  at  84-85.

industries have sought to build a strong competitive position in order to succeed in these industries. These efforts have produced efficiencies that have benefited consumers - mergers have been an important part of this process in the period following an industry's deregulation.(3) Corporate reorganization via mergers, acquisitions, and other transaction has been an important means of building a strong competitive position in these industries, while also increasing the efficiency of the industry.(4) There is little reason to believe that the electric and natural gas utility industries will be any different.

     17. It is generally believed that the majority of the transmission and distribution "wires" and "pipes" networks will retain "natural monopoly" characteristics for the foreseeable future. The regulated portions of the electric utility business, such as regulated delivery services (T&D) operations, will face significant pressures to improve their efficiency. There is simply no reason to believe that the existing organization of transmission and distribution wires or pipes businesses, based on historic franchised monopoly, is optimal. Therefore, there may well be efficiencies that can be gained from further consolidation and reorganization of these businesses. Further, because many aspects of T&D utility businesses retain natural monopoly aspects, competitive concerns are not raised by corporate reorganization of these T&D utilities.

_________________________
3 See Clifford Winston, "U.S. Industry Adjustment to Economic Deregulation," Journal of Economic Perspectives, Summer 1998, pp. 89-110. See also Kenneth W. Costello and Robert J. Graniere, "Lessons Learned from Restructuring of Former Comprehensively Regulated Industries," The National Regulatory Research Institute, Ohio State University, July 1996.

4 Clifford Winston points out that "[f]ollowing deregulation, the net result of entry, exit, and mergers has generally been that competition in actual markets becomes more intense, although the total number of firms in an industry may either rise or fall." Winston, supra note 3, at 95.

C.  ECONOMIES  OF  SCALE,  SCOPE,  AND  LEARNING

     18. Economies of scales, scope, and learning are essentially achieved by spreading fixed costs over a larger volume of input or a broader complement of services. Obtaining economies through acquisitions improves economic welfare because society would then use fewer resources to provide the same or higher levels of output.

     19. The term "economies of scale" refers to reductions in the average cost of a product in the long run, resulting form an expanded level of output. For example, as a firm's output expands, the firm may experience economies of scale resulting from:

     - More efficient technology. As a firm grows, the firm's size may make it possible to invest in specialized, highly efficient technology and the firm may be able to develop a cadre of highly trained employees to operate that technology.

     - Managerial economies. As a firm grows, the firm may be able to spread the cost of the firm's management over a larger sales base, thus lowering the unit cost of management.

     - Operating economies. In many cases, larger firms can purchase materials and supplies more cheaply than smaller firms.

     - Risk-spreading. Larger firms are often able to diversify risks. For example, a firm that operates facilities in several states is likely to be less vulnerable to the risk of economic fluctuations than is a firm that operates only in one state.

     20. The terms "economies of scope" - economies that result from the expanded range of a firm's operations - refers to cost savings that result from simultaneous production of several different outputs in a single enterprise, a s contrasted with their production in isolation, each in a separate specialized firm. If economies of scope are present, different functions of a production process can be provided most efficiently by the same organization.

     21. Finally, the term "economies of learning" is defined as the cumulative economies of scale and scope that result from discovering, evaluating, and gaining experience with best practices throughout the combined firm.

D.  CORPORATE  REORGANIZATION  IS  AN IMPORTANT PART OF THE PROCESS OF ACHIEVING
ECONOMIES  OF  SCALE,  SCOPE,  AND  LEARNING

     22. As the electric and natural gas utility industries continue to evolve in order to accommodate competition in generation commodity and retail sale markets (while the T&D systems continues to be regulated), firms that operate in the industry will need to adapt to the changed industry environment. Corporate reorganization is an important part of the process of reconfiguring the electric and natural gas T&D systems to accommodate dynamic and efficient competition in commodity and retail sale markets, while accommodating continued regulation of the natural monopoly aspects of the T&D "wires" and "pipes" networks.

     23. Electric restructuring, for example, will require a substantial redeployment of capital. For example:

     (1) Generation assets are likely to be acquired by larger generation operators that can achieve economies of scale, scope, and learning in the operation of generation facilities (notably including the ability to manage risk through the operation of a diversified portfolio of generation resources);

     (2) Transmission system operators will likely need to operate on a more regional or perhaps even national scale in the future in order to avoid rate "pancaking" and other problems associated with operating smaller (fragmented) transmission systems and to capture whatever economies of scale and scope may be available;

     (3) Distribution systems, the primary focus of this proceeding, will benefit from greater horizontal scale as well because increasing the geographic reach of a T&D operator can provide economies of scale, scope, and learning. More generally, this is another area where consumers will benefit; and,

     (4) Aggregation and retail sale services, which have historically been provided as part of the distribution and sale of electricity to end-use customers, will be provided by competitive firms to some customers in New York's restructured electric utility industry, with the utility continuing to play a role in providing "provider of last resort" ("POLR") service. Many of the firms that provide these services are likely to be national or regional firms that provide aggregation and retail sale services in a number of states and that can achieve economies of scale, scope, and learning in doing so. Further, many of the providers of these services are likely to be integrated energy firms that operate at least some generation facilities.

     24. On the competitive side of the electricity business, competitive electricity commodity and retail sale markets would provide strong efficiency incentives that would signal firms to reorganize and re-integrate in ways that provide economies of scale, scope, and learning. For the electric T&D "wires" businesses, which remain regulated, regulators should develop flexible incentive ratemaking approaches to encourage utilities to achieve operating efficiencies while also continuing to provide safe, adequate, and reliable service to consumers.


E. TWO TYPES OF MERGERS AND ACQUISITIONS ARE OCCURRING IN THE ENERGY INDUSTRY TODAY

     25. There are two basic types of merger and acquisition transactions that are occurring in the energy market today. First, there are "consolidation" mergers and acquisitions, which are a loosely-defined group of transactions that raise few or no market power issues but that generally do not provide substantial efficiency benefits up-front, although they may provide benefits over the longer term. While consolidation mergers may provide only limited up-front efficiency gains, additional benefits to consumers could be realized over time given the companies' complementarities. Potential benefits to consumers could include reductions in managerial costs and overhead, improved risk management capabilities, and potential reductions in the cost of capital resulting from the combined companies' increased financial strength. Furthermore, benefits could arise from the diversification of demands (or risk), where weather related consumption would not be correlated across the country, or if the economic characteristics of the industrial customers served varied considerably. In addition, there might be other benefits, such as greater capital resources to invest in the region and operating efficiency resulting from reciprocal adoption of best practices. This could result in a combined, diversified company with geographic reach that could allow it to achieve economic efficiency, more stable revenues, and other benefits that could be shared with utility customers over time. Consolidation transactions include:
(1) mergers of natural gas with electric companies (e.g., NiSource's acquisition of Bay State Gas Company); (2) acquisitions of electric utilities by non-traditional gas or electric firms (e.g., Dynegy's acquisition of Illinois Power and AES' acquisition of CILCORP); (3) mergers of foreign utilities with a U.S.-based electric utility (e.g., National Grid/NEES, Scottish Power/PacifiCorp); and (4) non-contiguous mergers by combination gas and electric utilities.

     26. Second, there are "contiguous" mergers, which take the form of two utilities that are neighbors or in close proximity to one another so that the merger can have a direct effect on the operations and organizational structure of the two companies. The merger of the parent company of RG&E with the parent company of NYSEG is an example of this form of merger.

In these cases, the benefits of the merger can be linked to efficiencies from combined front and back office operations of the utilities, shared use of resources by the utilities (e.g., high-cost equipment, which might otherwise be underutilized) and other cost savings that result from the coordination or integration of operations. Cost savings may be achievable in the purchase of power because NYSEG has a winter peak and RG&E has a summer peak. Furthermore, NYSEG and RG&E will be operated under joint management, which can provide important efficiencies.(5)


F.   UTILITY  REORGANIZATION  CAN  PROVIDE  EFFICIENCY  BENEFITS  TO  CONSUMERS

     27. I will briefly describe several efficiency benefits that industry reorganization can provide. These potential efficiency benefits are all variations on the theme that corporate reorganization can provide economies of scale, scope, and learning that benefit consumers.

- Organizational efficiency. An aspect of productive efficiency that warrants special mention is "organizational efficiency"-the concept that a firm's essential character is not fixed. The range of activities undertaken by a single firm evolves with opportunities and circumstances, based on an efficiency logic, specific to the firm, which is not always apparent to outside observers. Utilities that are given the flexibility to redefine themselves for competition have a good chance of surviving, benefiting both consumers and owners in the new environment, while those that are artificially limited in their ability to adapt are less likely to succeed.

- Spreading of fixed costs. In industries that have high fixed costs, such as the distribution of electricity, natural gas, or water, it is important for firms to be able to spread these fixed costs over a larger revenue base in order to reduce unit costs. Fixed costs arise because the quantities of certain inputs cannot be adjusted as output is varied. By spreading these fixed costs over a larger revenue base, economies of scale and scope can be gained.

_______________
5 This is similar to how Louisville Gas & Electric Company and Kentucky Utilities Company have been operated in recent years, with joint management providing operating efficiencies, but with the utilities' rates continuing to be calculated separately.

- Economies from specialization. A larger firm may be able to increase productivity by allowing employees to develop more specialized skills. By allowing employees to focus on specialized tasks, workers can become more productive by repeating a single operation over and over again, rather than performing a wider set of tasks. If this is the case, a firm's labor costs per unit of output can fall as the firm's volume of output increases.

- Improved investment incentives. Absent a reasonable opportunity to obtain post-merger efficiencies and benefits, utilities have a disincentive to pursue mergers and acquisitions, even though these can provide benefits to consumers.

     28. There are potential opportunities for utilities to reduce "overhead" costs, for example, by centralizing certain functions. The utility may also be able to obtain volume discounts in purchasing some inputs as a result of an increase in its scale of operations. The utility may be able to economize on its management costs through centralization of some functions. These potential opportunities are addressed in greater detail in Mr. Flaherty's Affidavit.

     29. No entity-customers, policy makers and regulators, or the firms making the changes-can know for sure what the optimal organizational arrangements are in advance. But the firms that operate in these markets are likely to be in the better position to make these judgments. Also, mergers and acquisitions cannot be ordered; therefore, regulators need to pay particular attention to the use of incentive approaches in encouraging utilities to improve efficiency through corporate reorganization.


G.   THE  POTENTIAL  BENEFITS  OF  THE  ENERGY  EAST/RGS  TRANSACTION

     30. I see no reason why the sorts of efficiencies that have been developed in other industries, and that are described above, could not also be achievable by the combined company. These potential operating efficiencies can help to minimize the cost of providing

T&D service, thereby enhancing consumer welfare over time. Reorganization can reduce costs by rationalizing duplicative systems and capital expenditures, including redundant expenses for information systems, as discussed in more detail in Mr. Flaherty's Affidavit. There could also be reduced capital costs from additional volume discounts from suppliers, and reduced management and administrative staff expenses for overlapping functions. Furthermore, the combination of RGS and Energy East can provide a more diversified and more able provider of T&D and POLR services by achieving additional economies of scale.

     31. Importantly, corporate reorganization can produce "economies of learning" as the combining companies reciprocally adopt each others' "best practices." Thus, NYSEG might be more effective in certain areas relative to RG&E, and can produce efficiencies that benefit RG&E's ratepayers by introducing those practices, and vice versa.


H.   THE  PROPOSED  MERGER  DOES  NOT  RAISE  SIGNIFICANT  MARKET POWER CONCERNS

     32. As I have already noted, this merger is primarily a contiguous or geographic extension merger, where one merging firm has already divested itself fully of its fossil-fueled generation, and both have agreed to sell their interests in a nuclear generating station. As a result, the combined company will control only a small share of generation in the relevant wholesale market. Viewed from a wires/pipes business perspective, this geographic extension merger will not eliminate any competitor in either of the areas served by the two companies, will not increase concentration, and, most importantly, will not change entry or other competitive conditions in any way. Because we are talking primarily about two regulated utilities that provide delivery services-services that remain franchised monopolies with entry limited by New York law-concerns related to competition, actual or potential, are relatively modest. The monopoly portions of the post-merger company's delivery systems will remain under regulation of either this Commission or, in the case of transmission assets, the Federal Energy Regulatory Commission. This Commission will apply the same rules, regulations, open access conditions and other requirements that it does now to ensure that essential facilities for gas and/or electricity competitors remain available on competitively fair terms. Finally, New York's retail open access program will not be adversely impacted by the merger, since all current requirements will remain in force.


III. THE  MODEL  USED  TO  REGULATE  THE  T&D  UTILITY
     OPERATIONS  SHOULD  PROVIDE  STRONG  INCENTIVES  TO
     PURSUE  EFFICIENCIES,  INCLUDING  THE  MOST  EFFICIENT
     ORGANIZATIONAL  ARRANGEMENTS

A. REGULATORS SHOULD CONTINUE TO REGULATE THE ASPECTS OF THE T&D SYSTEM THAT RETAIN NATURAL MONOPOLY CHARACTERISTICS

     33. Regulation should provide incentives that signal the utility to seek out and achieve efficiencies in every dimension-including organizational efficiencies that can sometimes best be captured through mergers and acquisitions-while also providing adequate regulatory flexibility to adapt to changed circumstances and to share the risks/benefits of extreme outcomes between ratepayers and shareholders. Flexibility is particularly important because we are still at a relatively early stage of electric and gas competition; it is simply not possible to know in advance, with any specificity, how competition will affect the specific costs of providing T&D services. The Commission has already recognized and implemented this principle in the electric industry, as well as in the regulation of the telecommunications industry.

B.   THE  1998  NYSEG  RESTRUCTURING  AGREEMENT

     34. The twin goals of providing flexibility and designing incentives to achieve increased efficiency must be balanced. After all, higher-powered incentives will obtain if a party has a very clear entitlement to, and can retain, the cost savings it achieves to the benefit of its shareholders, which would suggest that utilities should have a high degree of certainty that efficiency improvements developed by the regulated company can be retained for the benefit of the utility's shareholders.

     35. Given that the 1998 NYSEG Restructuring Agreement (the "Agreement") allows NYSEG to retain the benefits of increased efficiency during the first five years of a merger that closes during the term of the Agreement, NYSEG has strong incentives to become more efficient, whether through internal cost savings, synergies, or through corporate reorganization. Of course, it is important that utility customers benefit from the utilities' improved efficiency as well. Allocative efficiency, which is the principle that prices must reflect economic costs, requires that customers should share, over time, in the benefits resulting from the utilities' increased efficiency. While this is an important consideration, the Agreement permits NYSEG to retain the efficiencies from the merger during the first five years of the combined entity. Allowing NYSEG to retain the benefits of the efficiencies can indirectly benefit customers by providing a mechanism through which the company can maintain price stability. A more direct sharing of the cost savings, after the first five years of the combined entity, can be determined in an appropriate proceeding.

     36. In regulated industries, as in other industries, significant transaction costs may be incurred as one utility seeks to acquire another utility. Merger transaction costs can be thought of as the cost that must be incurred to obtain the benefits of a corporate reorganization. And, like any investment, the utility needs to have a reasonable prospect of earning a positive return on its capital if it is to have an incentive to pursue these investments. Allowing the utilities to obtain the first five years of benefits that ensue as a result of the transaction, pursuant to the terms of the Agreement, is consistent with New York's current regulatory practices.

     37. When regulators are shown that the completion of a merger or acquisition will not harm utility customers, the transaction should be assumed to be in the public interest. In that case, even if there was no prior understanding with respect to the sharing of benefits, then allowing the utility's shareholders an opportunity to obtain the benefits created by the merger as part of the overall regulatory framework would be justified.

     38. Because uncertainty regarding the allocation of the benefits resulting from corporate reorganizations can present a perverse disincentive that discourages utilities from pursuing corporate reorganizations that could benefit consumers, it is important that the Commission affirm its continued commitment to comply with the 1998 NYSEG Restructuring Agreement in order to allow utilities to obtain the efficiency-enhancing benefits that they can achieve through corporate reorganization.

     39. The Commission has recognized that providing incentives for shareholders to merge can benefit consumers over time. Providing credible commitments is critical if regulators are to expect utilities to behave in ways that minimize costs. The best way to effectuate this policy is to allow shareholders of the post-acquisition entity to retain the benefits and efficiencies provided from the combination pursuant to the terms of the Agreement.

Otherwise, the utility will have a strong disincentive to pursue further corporate reorganizations, which would result in foregone efficiencies that could otherwise have benefited consumers.

     40. I would be very concerned if the Commission were to somehow move away from, either directly or indirectly, the terms of the Agreement, which provides that NYSEG shall have the flexibility, during a five-period from the date of closing of any such merger or acquisition, to retain the savings associated with the acquisition or merger with another utility. For the Agreement to be credible, the Commission must adhere to its commitments under that agreement. If not, the Agreement cannot be expected to provide the strong efficiency incentives that alternatives to traditional rate-of-return regulation can provide. The resulting weakening in the utilities' efficiency incentives could far outweigh any short-term benefits to utility customers from violating the terms of the Agreement.


IV.  CONCLUSION

     41. When a merger or acquisition provides net benefits to consumers, the utility should have the opportunity to obtain the efficiency benefits that the transaction produces. Otherwise, the utility would not have as strong an incentive to pursue transactions that can provide benefits to its customers in New York.

     42. The public interest is served by allowing utilities, such as NYSEG and RG&E, to retain the efficiency benefits that mergers, acquisitions, and other corporate reorganizations can provide. This treatment provides the utilities' with an incentive to pursue all potential sources of increased efficiency; otherwise, a perverse incentive would be created that would encourage the utility to prefer pursuing internal efficiency improvements rather than the potentially larger efficiency gains that corporate reorganization can provide.

     43. To conclude, I believe that the merger of RGS and Energy East is likely to provide benefits to the public and, at a minimum, is extremely unlikely to pose any threat of harm to consumers or to the competitive process in New York. Importantly, as I stated earlier, as long as the Commission is shown that there will be no harm, the Commission should approve the merger. I therefore recommend that the Commission approve this transaction.

STATE  OF  MAINE         ()
                         ()
CUMBERLAND  COUNTY       ()




                                        /s/ KENNETH  GORDON
                                        _________________________________
                                        KENNETH  GORDON


Sworn  to  before  me  this
22  day  of  March,  2001


     /s/
------------------------------
     NOTARY  PUBLIC


[SEAL]

APPENDIX  A

               NATIONAL  ECONOMIC                         [Graphic  Omitted]
              RESEARCH  ASSOCIATES                             n/e/r/a
One Main Street, Cambridge, Massachusetts 02142          Consulting Economists
           Consulting  Economists
      Tel. 617.621.0444 Fax: 617.621.0536







                               DR. KENNETH GORDON

     BUSINESS  ADDRESS

     National  Economic  Research  Associates,  Inc.

     One  Main  Street

     Cambridge,  MA  02142

     617-621-0444

          Dr. Kenneth Gordon is a Senior Vice President with National Economic Research Associates, specializing in utility regulation and related issues. He was Chairman of the Massachusetts Department of Public Utilities from January 1993 to October of 1995. He came to the Massachusetts Commission from the Maine Public Utilities Commission, where he also held the office of Chairman from 1988 through the end of 1992. Prior to that, he was an Industry Economist at the Federal Communications Commission's Office of Plans and Policies. Prior to that, he taught at several colleges since 1965, the most recent position having been at Smith College.

          Dr. Gordon was an active member of the National Association of Regulatory Utility Commissioners (NARUC) and served as president of that organization in 1992. He was also a member of the Executive Committee, and the Committee on Communications of NARUC. He has served as Chairman of the New England Conference of Public Utilities Commissioners Telecommunications Committee, and is a former Chairman of the Power Planning Committee of the New England Governors' Conference. He currently also serves on several boards and committees. Dr. Gordon has authored a number of publications and lectures widely on topics related to utility regulation.

          Dr. Gordon is a graduate of Dartmouth College and holds a doctorate in economics from the University of Chicago.



White Plains, NY/Washington, DC/Los Angeles, CA/Cambridge, MA/Philadelphia, PA/San Francisco, CA/New York, NY/Ithaca, NY/Seattle, WA/London/Madrid
                           A MARSH & MCLENNAN COMPANY

                                                              Dr. Kenneth Gordon

EDUCATION

     University  of  Chicago          Ph.D     1973
     University  of  Chicago          M.A.     1963
     Dartmouth  College               A.B.     1960

EMPLOYMENT

November 1995 -  NATIONAL ECONOMIC RESEARCH ASSOCIATES, INC., Washington, D.C.
                Senior Vice President
                ----------------------

October 1995    CONSULTING ECONOMISTS

January 1993 -  MASSACHUSETTS DEPARTMENT OF PUBLIC UTILITIES

October 1995    Chairman
                --------

October 1988 -  MAINE PUBLIC UTILITIES COMMISSION

December 1992   Chairman
                --------

1980 - 1988     FEDERAL COMMUNICATIONS COMMISSION, Office of Plans and Policy

                Industry Economist
                -------------------

1965 - 1980     UNIVERSITY AND COLLEGE TEACHING (most recently at Smith College)

1963 - 1964     UNIVERSITY OF COLLEGE

                Research Associate
                ------------------


                                [Graphic Omitted]
                                    n/e/r/a
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
CURRENT  APPOINTMENTS  AND  MEMBERSHIPS

     TELECOMMUNICATIONS  POLICY  RESEARCH  CONFERENCE

     Chair,  1995,  1996
     -----
     Board  Member,  1994
     -------------

     ENERGY  MODELING  FORUM  (EMF  15,  A  Competitive  Electricity  Industry),

     Stanford  University

     Member
     ------

     AMERICAN  ECONOMIC  ASSOCIATION

     TRANSPORTATION  AND  PUBLIC  UTILITIES  GROUP,  AEA

PAST  APPOINTMENTS  AND  MEMBERSHIPS

     NATIONAL  ASSOCIATION  OF  REGULATORY  UTILITY  COMMISSIONERS

     Communications  Committee,  1990  -  1995
     -------------------------

     Executive  Committee,  1991  -  1995
     --------------------

     President,  1992
     ---------

     NEW  ENGLAND  CONFERENCE  OF  PUBLIC  UTILITY  COMMISSIONERS

     POWER  PLANNING  COMMITTEE

     Chairman
     --------


     GOVERNOR'S  ELECTRIC  UTILITY  MARKET  REFORM  TASK  FORCE

     Co-Chairman
     -----------


     BOSTON  UNIVERSITY  TELECOMMUNICATIONS  FORUM

     Advisor
     -------

                                [Graphic Omitted]
                                    n/e/r/a
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
                                                              Dr. Kenneth Gordon

     CENTER  FOR  PUBLIC  RESOURCES,  LEGAL  PROGRAM  TO  DEVELOP
     Alternatives  to  Litigation
     Chairman,  Utilities  Committee
     -------------------------------

     OFFICE OF TECHNOLOGY ASSESSMENT, ADVISORY PANEL ON INTERNATIONAL Telecommunications Networks

     BELLCORE  ADVISORY  COMMITTEE,
     Member  and  Chairman,  1993  to  1996.

ACTIVITIES

     Participant in numerous regional and state committees, organizations, and task forces.

     Participant in various NARUC/DOE conferences on gas and electricity issues.

     Frequent speaker on electric, telephone and environmental issues nationally.

TESTIMONIES

     Before  the Pennsylvania Public Utility Commission on behalf of Verizon PA:
     Rebuttal testimony on why the structural separation model used in electricity does not apply to telecommunications. October 30, 2000.

     Before the State of New York Public Service Commission on behalf of New York State Electric & Gas Corporation (Case 96-E-0891): Rebuttal testimony on market power analyses used in setting the backout credit. October 30, 2000. (Cosponsored with David Kathan.)

     Before the Connecticut Department of Public Utility Control, on behalf of Connecticut Natural Gas Corporation (Docket No. 99-09-03, Phase 11):
     Rebuttal  testimony  on  role  of  incentive  ratemaking. October 11, 2000.

     Before the New York Public Utilities Commission on behalf of New York State Electric & Gas Corporation (Case 96-E-089l): Direct testimony on whether the backout credit set in a stipulation continues to be proper. October 4, 2000. (Cosponsored with David Kathan.)

     Before the Virginia State Corporation Commission on behalf of Appalachian Power d/b/a/ American Electric Power Company (Docket Case No. PUA980020):
     Direct testimony regarding use- of "asymmetric" transfer price rules. Filed September 20, 2000.


                                [Graphic Omitted]
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
                                                              Dr. Kenneth Gordon

     Before the Alberta Energy and Utilities Board, on behalf of ATCO Gas. ATCO Pipelines, and ATCO Electric: Direct testimony addressing affiliate issues. August 31, 2000.

     Before the Iowa Utilities Board on behalf of Qwest Corporation (Docket No. INV.-00-3): Direct testimony on deregulation of local directory assistance services. August 11, 2000.

     Before the Connecticut Department of Public Utility Control on behalf of the Southern Connecticut Gas Company (Docket No. 99-04-18, Phase 111):
     Late-filed Exhibit No. 159 (direct testimony) on the proper design of an incentive ratemaking plan. August 11, 2000.

     Before the Connecticut Department of Public Utility Control on behalf of Connecticut Natural Gas Corporation (Docket No. 99-09-03 Phase II):
     Prefiled supplemental testimony addressing incentive rate-making issues. Filed August 11. 2000.

     Before the Maine Public Utilities Commission on behalf of Central Maine Power Company. (Docket No. 99-666): Surrebuttal testimony regarding the proper role of incentive ratemaking. August 10, 2000.

     Before the Pennsylvania Public Utility Commission on behalf of Bell Atlantic PA (now Verizon PA): Direct testimony on the costs and problems with structural separation in telecommunications. June 26, 2000.

     Before the Maine Public Utilities Commission on behalf of Central Maine Power Company (Docket No. 99-666): Rebuttal testimony on incentive rate-making issues. Filed June 22, 2000.

     Before the Connecticut Department of Public Utility Control, The Southern Connecticut Gas Company Bench Request/Late file Exhibit (direct testimony) on proper implementation of incentive ratemaking. May 24, 2000.

     Before the Public Utilities Commission of Ohio, on behalf of the Cincinnati Gas & Electric Company (Case No. 99-1658-EL-ETP): Supplemental testimony addressing shopping incentive and market power issues. Filed May 1, 2000.

     Before the New York Public Service Commission on behalf of New York State Electric & Gas Corporation (NYSEG). Affidavit on the proper calculation of the billing credit customers would receive that switch. Filed April 20, 2000.

     Before the Public Utilities Commission of Ohio, on behalf of the Cincinnati Gas & Electric Company: Direct testimony addressing shopping incentive and market power issues. Filed December 28, 1999.

     Before the Connecticut Department of Public Utility Control, on behalf of Connecticut Natural Gas Corp.: Direct testimony on performance based ratemaking. Filed November 8, 1999.

     Before the Public Service Commission of Maryland, on behalf of Baltimore Gas and Electric Co., etc.: Reply testimony on "code of conduct" issues. Filed October 26, 1999.

                                [Graphic Omitted]
                                    n/e/r/a
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
                                                              Dr. Kenneth Gordon

     Before  the  Illinois  Commerce  Commission,  on  behalf  of Illinois Power
     Company: Rebuttal testimony addressing the pricing of metering and billing services. Filed October 21, 1999.

     Before  the  Maine Public Utility Commission, on behalf of CMP Group. Inc.:
     Rebuttal testimony on issues related to acquisition of CMP by Energy East. Filed October 13. 1999.

     Before  the  Illinois  Commerce  Commission,  on  behalf  of Illinois Power
     Company: Direct testimony addressing the proper pricing of metering and billing services. Filed October 8, 1999.

     Before the Public Service Commission of Maryland, on behalf of Baltimore Gas and Electric Co., etc.: Direct testimony on "code of conduct" issues. filed October 1, 1999.

     Before the Maine Public Utilities Commission, on behalf of Central Maine Power Co.: Direct testimony addressing the proposed alternative ratemaking plan. Filed September 30, 1999.

     Before  the  Michigan  Public  Service  Commission,  on behalf of Ameritech
     Michigan: Direct testimony regarding economic consequences resulting from full avoided cost discount as applied to resale of existing contracts. Filed September 27, 1999.

     Before the Public Service Commission of West Virginia, on behalf of Allegheny Power and American Electric Power: Rebuttal testimony on "code of conduct" issues. Filed July 14, 1999.

     Before the Maine Public Utilities Commission, on behalf of Central Maine Power Co.: Direct testimony on the acquisition of CMP by Energy East. Filed July 1, 1999.

     Before the Public Service Commission of West Virginia, on behalf of Allegheny Power and American Electric Power: Direct testimony on "code of conduct" issues. Filed June 14, 1999.

     Before  the Illinois Commerce Commission, on behalf of Commonwealth Edison:
     Rebuttal testimony addressing the design of delivery services tariffs. Filed May 10, 1999.

     Before the Subcommittee on Energy and Power, on behalf of National Economic Research Associates: Statement addressing electric restructuring market power issues. Filed May 6, 1999.

     Before the New Jersey Public Utilities Board, on behalf of the Edison Electric Institute: Direct testimony on the PUC's draft affiliate relations standards. Filed May 3, 1999.

     Before the US District Court, Western District of Pennsylvania, on behalf of Allegheny Energy, Inc.: Expert report on regulatory issues regarding the recovery of stranded costs, filed May 1989

     Expert report, on behalf of ICO/Teleport addressing the way in which Denver's ordinance allocates costs among users of public rights-of-way. Filed April 21, 1999.

                                [Graphic Omitted]
                                    n/e/r/a
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
                                                              Dr. Kenneth Gordon


     Before the Ohio Senate Ways and Means Committee, on behalf of the Ohio Electric Utility Institute: Direct testimony regarding restructuring of Ohio electricity industry. Filed April 20, 1999.

     Before the Federal Energy Regulatory Commission, on behalf of the Central Vermont Public Service Corporation: Rebuttal testimony regarding CVPSC's reasonable expectation to serve its Connecticut Valley affiliate. Filed April 8, 1999.

     Before the Joint Committee on Utilities and Energy, on behalf of the Central Maine Power Company: Direct testimony on rate design for recovery of stranded costs. Filed March 23, 1999.

     Before the Illinois Commerce Commission, on behalf of the Commonwealth Edison Company: Direct testimony on Commonwealth Edison's delivery service tariffs. Filed March 1, 1999.

     Before  the  Indiana  Utility Regulatory Commission, on behalf of Ameritech
     Indiana: Direct testimony on interconnection issues between RBOC and independent LECs. Filed February 19, 1999.

     Before  the  Indiana  Utility Regulatory Commission, on behalf of Ameritech
     Indiana: Direct testimony on competitive flexibility and alternative rate plan issues. Filed January 29, 1999.

     Before the Rhode Island Public Utilities Commission, on behalf of Bell Atlantic-Rhode Island: Rebuttal testimony regarding economic consequences of granting a request by CTC to assume BA-RI retail contract without customer penalty or termination charges. Filed December 4, 1998.

     Before  the  Michigan  Public  Service  Commission,  on behalf of Ameritech
     Michigan: Surrebuttal testimony regarding interconnection agreement. Filed November 9, 1998.

     Before  the  Michigan  Public  Service  Commission,  on behalf of Ameritech
     Michigan: Direct testimony regarding interconnection dispute with a CLEC. Filed October 20, 1998.

     Before the Wisconsin Public Service Commission, on behalf of the Edison Electric Industry: Surrebuttal testimony on utility diversification issues. Filed October 16, 1998.

     Before the Wisconsin Public Service Commission, on behalf of The Edison Electric Institute: Supplemental direct testimony addressing DSM issues and electric restructuring. Filed October 13, 1998.

     Before  the  Virgin  Islands  Public  Service  Commission, on behalf of the
     Virgin Islands Telephone Company: Testimony regarding the Industrial Development Corporation tax benefit. Filed October 5, 1998.

     Before the Wisconsin Public Service Commission, on behalf of The Edison Electric Institute: Rebuttal testimony addressing affiliate interest issues in a traditional regulatory environment. Filed October 2, 1998.

                                [Graphic Omitted]
                                    n/e/r/a
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
                                                              Dr. Kenneth Gordon


     Before the Wisconsin Public Service Commission, on behalf of The Edison Electric Institute: Direct testimony addressing affiliate interest issues in a traditional regulatory environment. Filed September 9, 1998.

     Before the Maine Public Utilities Commission, on behalf of Bell Atlantic-Maine: Declaration describing state regulation and special tariffs filed by Bell Atlantic. Filed August 31, 1998.

     Before the Vermont Public Service Board, on behalf of Bell Atlantic-Vermont: Rebuttal testimony regarding economic consequences of granting CTC's request to allow assignment of BA-VT retail contracts without customer penalty or termination charges. Filed August 28, 1998.

     Before the Massachusetts Department of Telecommunications and Energy, on behalf of Bell Atlantic-Massachusetts: Direct testimony commenting on economic consequences of CTC's policy of allowing customers to assign service agreements, without customer penalty, on resold basis to CTC. Filed August 17, 1998.

     Before the Vermont Public Service Board, on behalf of Bell Atlantic-Vermont: Testimony regarding the economic consequences of granting a request by CTC to assume BA-VT retail contract without customer penalty or termination charges. Filed August 14, 1998.

     Before  the  Illinois Commerce Commission, on behalf of Ameritech Illinois:
     Direct  testimony  on  rate  rebalancing  plan.  Filed  August  11,  1998.

     Before the Maine Federal District Court, on behalf of Bell Atlantic: Expert report responding to CTCs anti-competitive claims against Bell
     Atlantic-North.  Filed  July  20,  1998.

     Before  the  New  Hampshire  Public Utilities Commission, on behalf of Bell
     Atlantic: Direct testimony on petition by CTC to assume contracts that CIC had won for Bell Atlantic when it was an agent. Filed July 10, 1998.

     Before  the Virgin Islands Public Service Commission, on behalf of VITELCO:
     Testimony on use of consultants by regulatory commissions; benefits of incentive regulation and treatment of tax benefits. Filed July 10, 1998.

     Before the Public Utility Commission of California, on behalf of The Edison Electric Institute: Comments on the enforcement of affiliate transactions rules proposed by the California Public Utility Commission. Filed May 28, 1998.

     Before the Public Service Commission of New Mexico, on behalf of Public Service Company of New Mexico: Rebuttal testimony regarding the Commission's investigation of the rates for electric service of PNM. Filed May 6, 1998.

     Before  the Oklahoma Corporation Commission, on behalf of Southwestern Bell
     Communications: Reply affidavit regarding SBC's application for provision of in-region interLATA service in Oklahoma. Filed April 21, 1998.

                                [Graphic Omitted]
                                    n/e/r/a
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
                                                              Dr. Kenneth Gordon


     Before the Public Utility Commission of Texas, on behalf of Southwestern Bell Communications: Rebuttal testimony regarding SBC's application for provision of in-region interLATA service in Texas. Filed April 17, 1998.

     Before the Public Service Commission of New Mexico, on behalf of the Public Service Company of New Mexico: Direct testimony to address the economic efficiency, equity, and public policy concerning PNM's company-wide stranded costs. Filed April 16, 1998.

     Before the Illinois Commerce Commission (Docket nos. 98-00013 and 98-0035), on behalf of The Edison Electric Institute: Rebuttal testimony addressing the adoption of rules and standards governing relationships between energy utilities and their affiliates as retail competition in the generation and marketing of electricity is introduced, filed March 25, 1998. Surrebuttal filed March 11, 1998.

     Before the Public Utility Commission of Texas, on behalf of Southwestern Bell Communications: Testimony regarding SBC's application for provision of in-region interLATA service in Texas. Filed February 24, 1998.

     Before the Kansas Corporation Commission on behalf of Southwestern Bell Telephone Company: Direct testimony regarding SBC's application for provision of in-region interLATA service in Kansas. Filed February 15, 1998. Rebuttal filed May 27, 1998.

     Before  the Maine Public Utilities Commission, on behalf of Bell Atlantic -
     Maine: Testimony regarding the reasonableness of restructuring rates. Filed February 9, 1998.

     Before the Arizona Corporation Commission, on behalf of Tucson Electric Power Company: Rebuttal testimony regarding the Commission's rules for introducing competition into the electric industry. Filed February 4, 1998.

     Before  the Oklahoma Corporation Commission, on behalf of Southwestern Bell
     Communications: Affidavit regarding SBC's application for provision of in-region interLATA service in Oklahoma. Filed January 15, 1998.

     Before the Arizona Corporation Commission, on behalf of Tucson Electric Power Company: Testimony regarding the Commission's rules for introducing competition into the electric industry. Filed January 9, 1998.

     Before the Maine Public Utilities Commission, on behalf of Central Maine Power Company: Testimony regarding the Commission's proposed affiliate rules. Filed January 2, 1998.

     Before  the  Indiana  Utility Regulatory Commission, on behalf of Ameritech
     Indiana: Testimony regarding Ameritech Indiana's proposal for an interim alternative regulation plan. Filed October 29, 1997.

     Before the Public Utility Commission of Texas, on behalf of Entergy-Gulf States Utilities: Rebuttal testimony regarding Entergy's "Transition to Competition" proposal. Filed October 24, 1997.

                                [Graphic Omitted]
                                    n/e/r/a
                              Consulting Economists

                                                              Dr. Kenneth Gordon


     Before the Illinois State Senate, "Report on SB 55," on behalf of Illinois Power Company: Report and Testimony on proposed electric industry restructuring legislation in Illinois. Filed October 9, 1997.

     Before  the  Indiana  Utility Regulatory Commission, on behalf of Ameritech
     Indiana: Testimony regarding Ameritech Indiana's proposal for a new alternative regulatory framework. Filed July 30, 1997.

     Before  the  Public  Utilities  Commission  of Ohio, on behalf of Ameritech
     Ohio: Testimony responding to AT&T's "Complaint against Ameritech Ohio, Relative to Alleged Unjust, Unreasonable, Discriminatory and Preferential Charges and Practices." Filed July 7, 1997.

     Before the New Jersey Assembly Policy and Regulatory Oversight Committee, on behalf of Public Service Electric and Gas Company: Testimony regarding transition cost recovery from self generators. June 16, 1997.

     Before the New Jersey Board of Public Utilities, on behalf of Public Service Electric and Gas Company: Testimony regarding transition cost recovery from self generators. Filed June 6, 1997.

     Before the Federal Communications Commission: Reply Affidavit in support of SBC Communication Inc.'s application to offer interLATA service in Oklahoma. Filed May 27, 1997.

     Before  the  Corporation  Commission,  on  behalf  of  Kansas  Pipeline
     Partnership: Testimony regarding Purchase Gas Adjustment proceeding for Western Resources, Inc. Filed May 7, 1997.

     Before the Public Utility Commission of Texas, on behalf of Entergy-Gulf States Utilities: Supplemental direct testimony regarding Entergy's "Transition to Competition" Proposal. Filed April 4, 1997.

     Before  the  Illinois Commerce Commission, on behalf of Ameritech Illinois:
     Testimony  regarding  price  cap  regulation.  Filed  April  4,  1997.

     Affidavit: in support of SBC Communications Inc.'s application to offer interLATA service in Oklahoma. Before the Oklahoma Corporation Commission and the Federal Communications Commission. Filed February 20, 1997 (OCC) and April 7, 1997 (FCC).

     Before the Federal Communications Commission, on behalf of Ameritech: Reply comments on access reform. Filed February 14, 1997.

     Before the Federal Communications Commission, on behalf of Ameritech: Paper on access reform, "Access, Regulatory Policy, and Competition", filed January 29, 1997.

     Before  the  Wisconsin  Public Service Commission, on behalf of Ameritech -
     Wisconsin: Testimony regarding interconnection arbitrations. Filed December 5, 1996.

     Before  the  Public  Commission  of Texas, on behalf of Entergy-Gulf States
     Utilities: Testimony regarding Entergy's "Transition to Competition" proposal. Filed November 27, 1996.


                                [Graphic Omitted]
                                    n/e/r/a
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
                                                              Dr. Kenneth Gordon


     Before the California Public Utilities Commission: Rebuttal testimony in support of the joint application of Pacific Telesis Group and SBC Communications Inc. for approval of their merger, (Application No. 96-04-038). November 8-9, 1996.

     Affidavit: in support of Florida Public Service Commission's appeal of Federal Communications Commission's interconnection order (CC Docket No.
     96-98).  September  12,  1996.

     Before  the New Jersey Board of Public Utilities on behalf of Bell Atlantic
     - New Jersey: "Economic Competition in Local Exchange Markets," position paper on the economics of local exchange competition filed in connection with arbitration proceedings, August 9, 1996 (with William E. Taylor and Alfred E. Kahn).

     Before the Senate Committee on Commerce, Science and Transportation on FCC Structure and Function: Suggested Revisions, March 19 1996.

     Before the Federal Communications Commission in the Matter of Pricing for CMRS Interconnection on behalf of Ameritech, March 4, 1996.

     Before the Senate Committee on Commerce, Science and Transportation on Telecommunications Reform on behalf of NARUC, March 2, 1995.

     Before the House Committee on Energy and Commerce Committee, Subcommittee on Telecommunications and Finance on H.R. 4789, the Telephone Network Reliability Improvement Act of 1992, on behalf of NARUC, May 13, 1992.

     Before the Senate Committee on Commerce, Science and Transportation on H.R. 2546, a bill proposing the Infrastructure Modernization Act of 1991, on behalf of NARUC, June 26, 1991.


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
                                                              Dr. Kenneth Gordon


SPEECHES  (partial  list)

     Remarks before the 1996 Telecommunications Policy Research Conference, "Interconnection Principles and Efficient Competition", Solomon's Island, MD, October 7, 1996.

     Remarks before the American Bar Association Section of Antitrust Law, "Charging Competitors and Customers for Stranded Costs: Competition
     Compatible?"  Four  Seasons  Hotel,  Chicago,  IL,  September  19,  1996.

     Remarks before the 1996 EPRI Conference on Innovative Approaches to Electricity Pricing, "Prices and Profits: Perceptions of a Former Regulator," La Jolla, California, March 28, 1996.

     Remarks before the Innovative Fuel Management Strategies for Electric Companies Conference sponsored by The Center for Business Intelligence. "Anticipating the Impact of Fuel Clause Reversal on Fuel Management," Vista Hotel, Washington, D.C., March 15, 1996.

     Remarks before Electricity Futures Trading Conference, "Electricity Futures
     Trading:  What  the  States  Are  Doing,"  Houston,  Texas; March 14, 1996.

     Panelist, "Regulatory Panel: Who has Jurisdiction?" Public Power in a Restructured Industry, Washington, D.C., December 8, 1995.

     Participant, "Public Policy for Mergers in a Time of Restructuring," Harvard Electric Policy Group, Crystal City, Virginia, December 7, 1995.

     Panelist, Roundtable on "Competitive Markets in Electricity and the Problem of Stranded Assets," Progress and Freedom Foundation, Washington. D.C., December 1, 1995.

     Panelist on "The Range of Uncertainty" at the Illinois Electricity Summit, Northwestern University, Evanston, IL., November 28, 1995.


PUBLICATIONS

     "Reforming Universal Service One More Time," Communications Deregulation and FCC Reform: What Comes Next?, Jeffrey A. Eisenach and Randolph J. May, editors (Washington, D.C.: The Progress and Freedom Foundation, pp. 61-84. Conference Edition, December 2000.

     "Back to the Basics: Federal Legislation, Electricity Deregulation," The Boston Globe, June 7, 2000.

     "Consumer Sovereignty, Branding, and Standards of Competitive Practice," Electricity Journal, May 2000, Volume 13, Number 4, pp.76-84 (with Wayne Olson)

     "Open Entry, Choice, and the Risks of Short-Circuiting the Competitive Process" prepared for the Edison Electric Institute, March 20, 2000 (with Wayne Olson).



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
                                                              Dr. Kenneth Gordon


     "Getting it Right: Filling the Gaps in FERC's Stranded Cost Policies," The Electricity Journal, Volume 12, Number 4, May 1999.

     "Choose the Right Recipe for Electric Deregulation," The Star-Ledger, December 16, 1998.

     Prepared for Edison Electric Institute, "Fostering Efficient Competition in the Retail Electric Industry: How Can Regulators Help Solve Vertical Market Power Concerns? First, Do No Harm," July 22, 1998 (with Charles Augustine).

     "The FCC's Common Carrier Bureau: An Agenda for Reform," Issue Analysis Number 62: Citizens for a Sound Economy Foundation, September 26, 1997 (with Paul Vasington).

     "What Hath Hundt Wrought?," Wall Street Journal, page A18, May 30, 1997 (with Thomas S. Duesterberg).

     Book: "Competition and Deregulation in Telecommunications: The Case for a New Paradigm," Hudson Institute, Indianapolis, IN, 1997 (with Thomas J. Duesterberg).

     "The Regulators' and Consumer Advocate's Dilemma", Purchased Power Conference, Exnet, 1993.

     "Public Utility Regulation: Reflections of a Sometime Deregulator", Public Utilities Fortnightly, Nov. 1, 1992.

     "Utilities as Conservationists: One Regulator's Viewpoint", in The Economics of Energy Conservation, proceedings of a POWER Conference, Berkeley, CA, 1992.

     "Incentive Regulation in Telecommunications: Lessons for Electric and Gas", in Incentive Regulation, Proceedings and Papers, 1992 (Exnet).

     Public Utilities Fortnightly, State Regulators' Forum, Contributor since 1992.

     "Competition, Deregulation and Technology: Challenges to Traditional Regulatory Process", In Your Interest, Minnesota Utility Investor, Inc., 1992.

     "Policing  the  Environment",  Institutional  Investor,  October,  1992.

     "Regulation: Obstructer or Enabler?", in Proceedings; Cooperation and Competition in Telecommunications, Conference sponsored by the Commission of the European Directorate General XIII, Rome, 1993.

     "A Basis for Allocating Regulatory Responsibilities", in Clinton S. Andrews, (ed.), Regulating Regional Power Systems, Quorum Books, Westport, CT, 1995 (with Christopher Mackie-Lewis).

     Book review: Stephen Breyer, Breaking the Vicious Circle: Toward Effective Risk Reduction, Harvard University, Press, 1992, in Federal Reserve Bank of Boston, Regional Review, 1994.

     "Weighing Environmental Coasts in Utility Regulation: The Task Ahead", The Electricity Journal, October, 1990.

                                [Graphic Omitted]
                                    n/e/r/a
                              Consulting Economists

                                                              Dr. Kenneth Gordon


     "The Effects of Higher Telephone Prices on Universal Service" Federal Communications Commission, Office of Plans and policy, Working Paper No. 10, March, 1984 (with John Haring).

     "Are Recent FCC Telephone Rate Reforms a Threat to Universal Service" in Harry S. Trebing (ed.), Changing Patterns in Regulation, Markets and
     Technology: The Effect on Public Utility Pricing, University of Michigan Press, 1984 (with John Haring).

     "A Framework for a Decentralized Radio Service," a staff report of the Office of Plans and Policy, Federal Communications Commission, September, 1983 (with Alex Felker).

     "L'impact de la television par cable sur les autres medias" (The Impact of Cable Television on other media in the United States), Trimedia, numero 18019, printemps, 1983 (in French, also reprinted in Spanish).

     "FCC Policy on Cable Ownership" in Gandy, Espinosa & Ordover, (eds.) Proceedings from the Tenth Annual Telecommunications Policy Research Conferences, ABLEX, Norward, N.Y., 1983.

     "FCC Policy on Cable Crossownership", a staff report of the Office of Plans and Policy, Federal Communications Commission, November, 1981. (With Jonathan levy and Robert S. Preece; I was director of the study.)

     "Economics and Telecommunications Privacy: A Framework for Analysis," Federal Communications Commission, Office of Plans and Policy, Working Paper No. 5, December, 1980. (With James A. Brown).

     "The Effects of Minimum Wage on Private Household Workers" in Simon Rottenberg, (ed.), The Economies of Legal Minimum Wages, American Enterprise Institute. Washington, 1981.

     "Deregulation, Rights and the Compensation of Losers, "in William G. Shepherd and Kenneth Boyer, eds., Economic Regulation: A Volume in Honor of James R. Nelson, University of Michigan Press, 1981. Also circulated as American Enterprise Institute Working Paper in Regulation, 1980.

     "Social Security and Welfare: Dynamic Stagnation", Public Administration Review, March 1967.


     INCIDENTAL  TEACHING  AND  LECTURING

     University  and  College

     Yale  School  of  Management  and  Organization

     Harvard  Law  School,  Telecommunications  Seminar

     Suffolk  University  Law  School

     University  of  Maine

     Boston  University


                                [Graphic Omitted]
                                    n/e/r/a
                              Consulting Economists

                                                              Dr. Kenneth Gordon


     OTHER

     Edison  Electric  Institute

     (Electricity  Consumers  Resource  Council)





January  19,  2001




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                                    n/e/r/a
                              Consulting Economists

                                   APPENDIX C

                    NEW YORK STATE ELECTRIC & GAS CORPORATION

                                                                  F 000906000189
            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                    NEW YORK STATE ELECTRIC & GAS CORPORATION

                            Under Section 805 of the
                            Business Corporation Law

     The undersigned, being the President and Chief Operating Officer of New York State Electric & Gas Corporation, a New York corporation, hereby certifies:

     FIRST.          The  name  of  the corporation is New York State Electric &
Gas Corporation. The name under which the corporation was originally formed was the Ithaca Gas Light Company.

     SECOND.     The  date  of filing of the Certificate of Incorporation in the office of the Secretary of State of the State of New York was the 28th day of October, 1852.

     THIRD. The Certificate of Incorporation is amended to effect the following amendment authorized by the Business Corporation Law of the State of New York, namely: Article 10 is amended to decrease the minimum number of directors to three.

     FOURTH.     Article  10  of  the  Certificate  of  Incorporation  of  the
corporation, relating to the number of directors of the corporation, is amended to read in its entirety as follows:

         10. The number of directors shall not be less than three nor more than fifteen.

     FIFTH.     The  foregoing amendment to the Certificate of Incorporation was authorized by the Board of Directors of the corporation at a meeting of the Board of Directors held on August 29, 2000, followed by the written consent dated August 29, 2000 of the holder of all of the outstanding shares of common stock of the corporation entitled to vote thereon.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 29th day of August, 2000.

                                       NEW YORK STATE ELECTRIC & GAS CORPORATION

                                       /s/  Michael  I.  German
                                       ------------------------
                                       Michael  I.  German
                                       President and Chief Operating Officer

                                                                  F 000906000189





                    NEW YORK STATE ELECTRIC & GAS CORPORATION

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                    NEW YORK STATE ELECTRIC & GAS CORPORATION

                            Under Section 805 of the
                            Business Corporation Law

                    NEW YORK STATE ELECTRIC & GAS CORPORATION
                               FINANCIAL CONDITION


(a)  Capital  Stock  Authorized  by  Amended  Certificate  of  Incorporation:
     ------------------------------------------------------------------------

Serial Preferred Stock   2,455,000 shares  $     100 par value  $  245,500,000
Serial Preferred Stock  10,800,000 shares  $      25 par value     270,000,000
Preference Stock         1,000,000 shares  $     100 par value     100,000,000
Common Stock            90,000,000 shares  $6.66 2/3 par value     600,000,000
                                                                --------------
                                                                $1,215,500,000
                                                                ==============

(b)  Commission  Authorization  for  Capital  Stock  Outstanding:
     -----------------------------------------------------------

                 Date of    Number
               Commission     of        Par
    Case         Order      Shares     Value
------------  -----------  ----------  ---------
Common Stock
------------

29408        11/13/86     55,529,097  $6.66 2/3
29640        10/21/87      3,000,000  $6.66 2/3
88-M-154     09/28/88         40,000  $6.66 2/3
90-E-0019    03/27/90      4,000,000  $6.66 2/3
90-M-0615    11/08/90      4,000,000  $6.66 2/3
91-M-1158    01/29/92      5,000,000  $6.66 2/3
93-M-0744    12/01/93              *  $6.66 2/3

     * Stock issuances approved to the extent that the common equity ratios are no more than 1% above the levels forecast in the multi-year rate plan in effect as of 12/01/93.

Preferred Stock Series 3.75%
          12593               02/04/47  150,000  $100
Preferred Stock Series 4.50%
          14189               02/23/49   40,000  $100
Preferred Stock Series 4.40%
          16080               02/24/53   75,000  $100
Preferred Stock Series 4.15%
          16634               03/01/54   50,000  $100

(c)     Capital  Stock  at  December  31,  2000:
-----------------------------------------------

Common Stock - 6.66 2/3 Par              $430,056,628
     Premium                              175,252,974
Preferred Stock - 3.75% Series              7,837,900
     Premium                                   10,895
Preferred Stock - 4 1/2% (1949) Series      1,180,000
     Premium                                   10,608
Preferred Stock - 4.40%                       709,300
Preferred Stock - 4.15%                       431,700
                                         ------------
    Total:                               $616,490,005

(d)  Terms  of  Preference  for  Preferred  Stock:
     --------------------------------------------

     At  December 31, 2000, the company's serial cumulative preferred stock was:



                                                 Shares
               Par Value      Redemption     Authorized and
Series         Per Share   Price Per Share    Outstanding      Amount
               ----------  ----------------  --------------  -----------

Redeemable  solely  at  the  company's  option
3.75%          $   100.00  $         104.00          78,379  $ 7,837,900
4 1/2% (1949)      100.00            103.75          11,800    1,180,000
4.40%              100.00            102.00           7,093      709,300
4.15% (1954)       100.00            102.00           4,317      431,700
                                                             -----------
TOTAL                                                        $10,158,900

Dividend  Rights:  Holders  of  the  Serial  Preferred  Stock of each series are
----------------
entitled to receive, when and as declared by the Board of Directors, out of surplus legally available for the payment of dividends, cumulative preferential dividends payable in cash at the annual rate per share fixed for such series and no more, payable quarterly on the first day of January, April, July and October. If dividends are not paid in full, the shares shall share ratably in the payment of dividends, including accumulations, if any.

Voting  Rights:  If  Preferred  Stock  dividends  are  in  default  in an amount
--------------
equivalent to four full quarter-yearly dividends, the holders of the Preferred Stock, voting separately as a class, are entitled to elect a majority of the Board of Directors and their privilege continues until all dividends in default have been paid. The holders of Preferred Stock are not entitled to vote in respect of any other matters except those, if any, in respect of which voting rights cannot be denied or waived under some mandatory provision of law and except that the Certificate of Incorporation, as amended, contains provisions to the effect that such holders shall be entitled to vote on certain matters affecting the rights and preferences of such Preferred Stock relating to (1) an increase in the authorized number of shares of Preferred Stock; (2) consolidation or sale of all or substantially all the property or assets of the Company unless ordered or approved by the Securities and Exchange Commission;
(3) issuance or assumption of any securities representing unsecured indebtedness, in excess of a certain amount (in addition to certain unsecured indebtedness excluded under consents obtained from holders of the Preferred Stock); (4) changes in provisions of the Preferred Stock; (5) authorization of stock ranking superior to the Preferred Stock; (6) change of stock ranking junior to the Preferred Stock into shares ranking on a parity with or superior to the Preferred Stock; (7) reduction of capital allocable to the outstanding Preferred Stock, or reduction below $22,000,000 of the capital allocable to all stock ranking junior to the Preferred Stock, unless required or permitted by a regulatory body; and (8) issuance of any shares of Preferred Stock if the aggregate par value of shares at any one time outstanding exceeds $15,000,000 or any shares of any class of stock ranking superior to, or on a parity with, the Preferred Stock, unless for a period of 12 consecutive months within the 15 months immediately preceding the month in which such additional shares shall be issued, the net earnings of the Company as defined in the Certificate of Incorporation, as amended, permit such issuance. A majority vote of the Preferred Stock is required with respect to 1, 2 and 3 above and a two-thirds vote with respect to 4, 5, 6, 7 and 8 above.

Redemption  Provisions:  The  redemption  prices shall be as listed, together in
----------------------
each case with all accrued dividends thereon to the date fixed for such redemption. Notice of redemption shall be given upon notice by publication, the first publication to be at least thirty, and not more than ninety, days prior to the date fixed for such redemption. In case of redemption of a part only of the Serial Preferred Stock of any series, the shares of Serial Preferred Stock so to be redeemed shall be selected (a) in accordance with any applicable procedure fixed by the Board of Directors in the resolution or resolutions providing for the issue of shares of such series, or
(b) if no such procedure shall have been so fixed, by lot, by a bank or trust company, in such manner as the Board of Directors may determine. Until any dividend default on Preferred Stock is cured, the Corporation shall not redeem any Preferred Stock unless all shares are redeemed and shall not acquire any shares for value except under an offer (which may vary as to different series) made to all holders of Preferred Stock.

Liquidation  Rights:  The  amounts  per  share  payable  on  any  voluntary  or
-------------------
involuntary liquidation, dissolution or winding up of the Company shall be the amount or amounts (not less than the par value thereof plus all dividends accumulated and unpaid thereon) fixed for such series. In the event of voluntary liquidation, dissolution or winding up of the Company, it shall be the amount per share at which such share could be redeemed, and the amount per share payable in the event of involuntary liquidation, dissolution or winding up shall be the par value per share, together with an amount equal to all dividends thereon accumulated and unpaid to the date of such involuntary liquidation, dissolution or winding up.

Preemptive  Rights:  No  holder  of  any  class  of  stock  is  entitled  to any
------------------
preemptive right to purchase or subscribe for any shares of stock issued or purchased by the Corporation or to any obligations convertible into or carrying options to purchase stock of the Corporation, or to any other preemptive rights under the laws of the State of New York.

(e)  Nonpar  Stock
     -------------

     N/A

(f)  Commission  Authorization  for  Long-term  Debt:
     -----------------------------------------------

                       Date
Interest         ------------------  Principal         Case         Date of
Rate              Issue    Maturity   Amount          Number         Order
---------------  --------  --------  ---------  ------------------  --------


First Mortgage Bonds:
9 7/8%           05/01/90  05/01/20   100,000   89-M-142, 89-M-143  03/29/90
9 7/8%           11/01/90  11/01/20   100,000   89-M-070, 89-M-144  09/20/89
8 7/8%           11/01/91  11/01/21   150,000   89-M-145, 89-M-147  09/13/91
6 3/4%           10/15/92  10/15/02   150,000   92-M-368, 92-M-370  09/14/92
8.30%            12/15/92  12/15/22   100,000   92-M-828, 92-M-829  11/12/92
7.55%            04/01/93  04/01/23   50,000         92-M-830       11/12/92
7.45%            07/15/93  07/15/23   100,000        92-M-574       12/03/92

Unsecured Debt Securities:
4.26%            03/15/85  03/15/15   60,000          28742         01/09/85
4.01%            10/15/85  10/15/15   30,000          28742         01/09/85
4.35%            12/01/85  12/01/15   42,000       29164, 29165     10/30/85
6.15%            07/01/87  07/01/26   65,000       29340, 29517     04/08/87
5.95%            12/01/88  12/01/27   34,000         88-M-010       09/29/88
5.70%            12/01/93  12/01/28   70,000         93-M-187       09/10/93
(1)              02/01/94  02/01/29   37,500        93-M-0744       12/08/93
(1)              06/01/94  06/01/29   63,500        93-M-0744       12/08/93
(1)              10/01/94  10/01/29   74,000        93-M-9744       12/08/93
6.05%            02/01/93  04/01/34   100,000       92-M-0574       12/03/92
6.00%            12/01/94  06/01/06   12,000        93-M-0744       12/08/93
5.90%            12/01/94  12/01/06   25,000        93-M-0744       12/08/93

(1) These series have variable rates. The weighted average rate for the year ended December 31, 2000, was 3.98%.

(g)  Brief  Description  of  the  Mortgage:
     -------------------------------------

     Indenture of Mortgage, dated as of July 1, 1921, given to the Equitable Trust Company of New York, Trustee, (The Chase Manhattan Bank, as successor) direct lien on all mortgageable property.

(h)  Bonds  Authorized,  Issued  and  Outstanding:
     --------------------------------------------

     First  Mortgage  Bonds
     Issued  by  NYSEG
     Direct  lien  on  all  mortgageable  property;  nonconvertible:

                 Date
Interest  ------------------   Amount     Amount   Outstanding
Rate       Issue    Maturity  Authorized  Issued   at 12/31/00
--------  --------  --------  ----------  -------  -----------

9 7/8%    05/01/90  05/01/20     100,000  100,000       13,340
9 7/8%    11/01/90  11/01/20     100,000  100,000        8,000
8 7/8%    11/01/91  11/01/21     150,000  150.000      150,000
6 3/4%    10/15/92  10115/02     150,000  150,000      150,000
8.30%     12/15/92  12/15/22     100,000  100,000      100,000
7.55%     04/01/93  04/01/23      50,000   50,000       50,000
7.45%     07/15/93  07/15/23     100,000  100,000      100,000

(i)  Advances  from  Affiliated  Companies:
     -------------------------------------

None.

(j)  Other  Indebtedness  at  December  31.  2000
     ---------------------------------  ---------
     Commercial Paper (Notes Payable)                $  1,615,441
     Customer Deposits                                  8,479,714

(k)  Interest Expense and Rates of Interest for the year ended December 31,
     ----------------------------------------------------------------------
     1999:
     -----
     Interest on First Mortgage Bonds
     --------------------------------
     7-5/8% Series                                   $  1,615,441
     9-7/8% Series                                      8,924,531
     9-7/8% Series                                      8,924,531
     8-7/8% Series                                     13,312,500
     6-3/4% Series                                     10,125,000
     8.30% Series                                       8,300,000
     7.55% Series                                       3,775,000
     7.45% Series                                       7,450,000
                                                     ------------
       Total Interest First Mortgage Bonds:          $ 62,427,003

     Unsecured Notes                                 $    250,000
     Multi Mode  1994 Poll Ctrl Series C                2,403,532
     Multi Mode  1994 Poll Ctrl Series D                2,716,674
     6%    Poll Ctrl Notes Series A                       720,000
     5.90%   Poll Ctrl Notes Series E                   1,475,004
     3.25%   Poll Ctrl Notes Series A                   2,745,240
     4.10%   Poll Ctrl Notes Series B                   1,415,306
     2.75%   Poll Ctrl Notes Series D                   2,059,829
     4.10%   Poll Ctrl Notes Series A                   3,997,500
     5.95%   Poll Ctrl Notes Series A                   2,022,996
     5.70%   Poll Ctrl Notes Series Due                 3,889,999
     Multi Mode  1994 Poll Ctrl Series B                1,404,676
     6.05%   Poll Ctrl Notes Series A                   6,050,004
                                                     ------------
       Total Other Interest Long-Term Expense:       $ 31,250,761

     Customer Deposits  4.0%                         $    936,793
     Miscellaneous                                     23,861,879
     Commercial Paper    4.7%-6.25%                     2,034,636
     Short Term Debt                                    1,322,924
     AFDC - Borrowed Funds                               -152,064
     Amort. Of Loss on Reacquired Debt                      6,674
                                                     ------------
       Total Other Interest Expense:                 $ 28,010,842

       Total Interest Expense:                       $121,688,606
                                                     ============


(l)  Dividends  Declared  and  Paid:
     ------------------------------

--------------------------------------------------------------------------
YEAR                                     RATE     DECLARED        PAID
--------------------------------------------------------------------------
                          Common Stock
                                  2000          $210,601,825  $210,601,825
                                  1999           206,980,322   206,980,322
                                  1998           197,840,643   197,840,643
                                  1997    .700    95,496,032    95,662,270
                                  1996    .700    99,610,808    99,610,804

          Preferred Stock 3.75% Series
                                  2000  $3.750  $    293,922  $    293,922
                                  1999   3.750       427,695       562,500
                                  1998   3.750       562,500       562,500
                                  1997   3.750       562,500       562,500
                                  1996   3.750       562,500       562,500

Preferred Stock - 4 1/2% (1949) Series
                                  2000  $4.500  $     53,100  $     53,100
                                  1999   4.500       116,550       180,000
                                  1998   4.500       180,000       180,000
                                  1997   4.500       180,000       180,000
                                  1996   4.500       180,000       180,000

        Preferred Stock - 4.15% Series
                                  2000          $          0  $          0
                                  1999   4.150        29,050        44,655
                                  1998   4.150        58,100        58,100
                                  1997   4.150        58,100        58,100
                                  1996   4.150       139,025       139,025

        Preferred Stock - 4.40% Series
                                  2000                31,209        31,209
                                  1999   4.400       137,044       130,398
                                  1998   4.400       242,880       242,880
                                  1997   4.400       242,880       242,880
                                  1996   4.400       308,220       308,220

 Preferred Stock - 4.15% (1954) Series
                                  2000   4.150        17,916        17,916
                                  1999   4.150        81,998       146,080
                                  1998   4.150       146,080       146,080
                                  1997   4.150       146,080       146,080
                                  1996   4.150       192,145       192,145




--------------------------------------------------------------------------------
YEAR                                               RATE   DECLARED     PAID
--------------------------------------------------------------------------------
                   Preferred Stock - 6.48% Series
                                             2000                 0          0
                                             1999                 0          0
                                             1998  6,480    972,000  1,458,000
                                             1997  6,480  1,944,000  1,944,000
                                             1996  6,480  1,944,000  1,944,000

                   Preferred Stock - 7.40% Series
                                             2000                 0          0
                                             1999  1,850    159,306    621,805
                                             1998  1,850  1,850,000  1,850,000
                                             1997  1,850  1,850,000  1,850,000
                                             1996  1,850  1,850,000  1,850,000

Adjustable Rate Serial Preferred Stock - Series B
                                             2000                 0          0
                                             1999  1,070    179,542    728,292
                                             1998  1,200  2,396,250  2,535,000
                                             1997  1,390  2,783,750  2,831,250
                                             1996  1,390  2,778,750  2,723,750

                 Preferred Stock - 6.30% Series -
                             Mandatory Redemption
                                             2000                 0          0
                                             1999  6,300  1,575,000  1,575,000
                                             1998  6,300  1,575,000  1,575,000
                                             1997  6,300  1,575,000  1,575,000
                                             1996  6,300  1,575,000  1,575,000

                 Preferred Stock - 8.95% Series -
                             Mandatory Redemption
                                             2000                 0          0
                                             1999                 0          0
                                             1998                 0          0
                                             1997                 0          0
1996                                                              0  2,237,500




(m)     Contingent  Assets  and  Liabilities
        ------------------------------------

        N/A

(n)     Analysis  of  Unearned  Surplus
        -------------------------------

        N/A

(o)     Amortization  of  Deferred  Debits  and  Credits
        ------------------------------------------------

------------------------------------------------------------------------------------------------------
Description                                                  Yearly      Amortization    Balance at
                                                          Amortization    Period to    Dec. 31, 1999
                                                          -------------  ------------  --------------
UNAMORTIZED DEBT EXPENSES:
Debt expense is amortized using the straight line method over the life of the bond/note.
------------------------------------------------------------------------------------------------------
First Mortgage Bonds

100 million 9 7/8% Series                                $      57,967    11/01/2020  $      307,808
100 million 9 7/8% Series                                       56,452    05/01/2020         292,580
150 million 8 7/8% Series                                       93,175    11/01/2021       2,034,324
150 million 6-3/4% Series                                      244,513    10/15/2002         682,599
100 million 8.30% Series                                        63,766    12/15/2022       1,463,956
50 million 7.55% Series                                         32,592    04/01/2023         758,011
100 million 7.45% Series                                        64,144    07/15/2023       1,510,056


POLLUTION CONTROL NOTES
2.90% Series A                                                   29,586    03/15/2015         449,950
4.55% Series B                                                   16,798    10/15/2015         265,264
4.40% Series D                                                   20,983    12/01/2015         333,979
6.60% Series A                                                   75,794    07/01/2026       2,021,534
5.375% Series A                                                  26,051    12/01/2027         727,250
100 million 6.05% Series A                                       85,297    04/01/2034       2,921,421
5.75% 1993 Series A                                              67,807    12/01/2028       1,960,746
37.5 million 1994 Series B                                       17,397    02/01/2029         535,223
63.5 million Series C                                            23,210    06/01/2029         660,608
74 million Series D                                              16,831    10/01/2029         844,062
25 million 5.90% 1994 Series E                                   52,756    12/01/2006         369,117
12 million 6% 1994 Series A                                      26,074    06/01/2006         171,524
--------------------------------------------------------  -------------  ------------  --------------
                                                          $   1,071,203                $   18,310,012
--------------------------------------------------------  -------------  ------------  --------------
UNAMORTIZED LOSS ON DEBT REACQUISITION:
Loss on reacquired debt is amortized over the original life of the debt using the straight line method.
------------------------------------------------------------------------------------------------------
18% Series                                                $     438,041    02/01/2012  $    5,385,728
16 3/8% Series                                                  549,786    08/01/2012       6,988,266
9.35% Series                                                    134,100    07/01/2003         479,389
16% Series                                                      429,072    07/01/2014       1,585,857
13 5/8% Series                                                  499,023    12/01/2012       6,445,708
12% Series                                                      346,827    07/01/2015       1,369,837
12 1/8% Series                                                  306,176    10/01/2015       1,228,764
10 5/8% Series                                                  371,556    02/01/2016       5,975,859
9 3/8% Series                                                   273,626    03/01/2005       1,459,748
9 3/8% Series                                                   144,489    01/01/2006         892,282
6 7/8% Series                                                     1,182    12/01/2006           8,172
10 5/8% Series                                                  321,145    01/01/2018       5,811,318
9 1/4% Series                                                   161,726    04/01/2016       2,643,753
9% Series                                                       336,051    03/01/2017       5,768,874
8 5/8% Series                                                    11,040    11/01/2007          86,480
12% Series A&B                                                  141,281    05/01/2014       2,025,023
12.3% Series C                                                   81,483    07/01/2014       1,181,505
63.5 million, 2.60%                                              30,707    07/15/2015         478,484
23 million, 9 7/8%                                               72,826    02/01/2020       1,462,593
12 million, 7-1/4%                                               15,402    06/01/2006          98,828
25 million, 6 7/8%                                               39,319    12/01/2006         271,957
37.5 million, 2.75%                                              21,492    03/01/2015         325,969
74 million, 2.80%                                                40,185    12/01/2014         599,428
16% First Mortgage Bonds                                          6,674    07/01/2014          96,775
--------------------------------------------------------  -------------  ------------  --------------
                                                          $   4,773,209                $   52,670,597
--------------------------------------------------------  -------------  ------------  --------------

The following sections are pages from NYSEG's 1999 annual FERC Form No. 1 report.

Page  232
-------------------------------------------------------------------------------------------------
                                                                 Credits
                                                         -------------------------
    Description and Purpose of Other                      Account                    Balance at
          Regulatory Assets                  Debits       Charged       Amount       End of Year
                (a)                            (b)          (c)           (d)            (e)
-------------------------------------------------------------------------------------------------
Superfund Site Remediation                $     100,000         253  $     200,000  $  1,000,000
Additional 5% NYS GRT                                                                     93,312
NMP2 O&M Expenses                               117,365  Various            45,299
SFAS 106 Expenses (C)                         8,012,822         431     10,406,370     7,579,565
IPP Contract Settlement (M)                   1,290,000  Various         3,468,000     6,692,468
Demand-side Mgment Program Costs (M)                          182.3     11,817,001    52,649,179
NMP2 Refueling Outages (N)                      434,743         532      1,691,076
Kintigh Station Project Costs (M)             9,284,571         186     17,994,433
Kintigh Station Depreciation (F)              8,733,843         406        220,463
Power Plant Asbestos Abatement (F)            1,447,162         406      6,462,171
Gas Customer Facility Conversion Adv (G)         11,774         425        194,590        30,439
FERC 636 Transition (H)                         724,019         253        367,265     2,723,596
Coal Tar Site Investigation Costs               300,000         253      2,400,000    57,400,000
MTA Tax Surcharge (I)                         1,401,459   408,1.236      1,372,961     1,488,798
NYS Corporate Tax Surcharge (J)                                                          281,045
Accts Rec-Unfunded Future Tax Liab (K)                          283    204,475,228    37,212,566
NMP2 Ava Costs                                   23,964         524        593,553
NMP2 USEC Fee                                                   253        973,976
Insurance Reserves                                            411.2         73,487
Fuel Costs Deferred Current (M)                          Various         9,864,523
NUG Terminations                                182,492         923        421,866
ISO Related Costs                                               186      2,303,160
Electric Nonqualified Pension Plans (M)         657,044       182.3        894,693
Residual of Asset Trsf to Gen                            Various        67,699,889
Unfunded FIT - Asset Trsf to Gen            183,918,067  Various        88,192,104    (9,557,673)
Unfunded FIT                                 66,748,173  Various        94,774,247     9,557,673
Miscellaneous                                   118,122  Various            85,419

From Insert Page A                                    0                          0             0
From Insert Page B                                    0                          0             0
-------------------------------------------------------------------------------------------------
TOTAL                                     $ 283,505,620              $ 526,991,774  $167,150,968
-------------------------------------------------------------------------------------------------

FOOTNOTES  TO  PAGE  232.

Amortization  periods  for  regulatory  assets  being  amortized.
This  footnote  is  for  all  regulatory  assets  listed  on  page  232.
(C) -  Amortized  over  a  three  year  period.
(E) -  Amortized  over  a  twenty-five  year  period.
(F) -  Amortized  over  a  thirty  year  period.
(G) -  Deferral  of  expenses  are  matched  against  the revenues generated by sales to the new dual-fuel  customers.
(H) -  Amortized  based  on  fixed  amount  per  rate  year.
(I) -  Amortized  through  a  surcharge  to  customers'  bills in the areas affected by the tax.
(J) -  Amounts  accrued  are  deferred  and  amortized  concurrently.
(K) - Amortized over the life of the related depreciable assets concurrent with their recovery in rates.
(L) -  Amortized  based  on  amount  of  expenditures  incurred  during  period.
(M) -  Amortized/transferred  based  on current electric rate settlement order form the NYS PSC.
(N) -  Amortized  over  a  twenty-two  month  period.

Page  233
                                      Bal.                                                Balance
  Description of Miscellaneous     Beginning                   Account                   at End of
        Deferred Debits             of Year        Debits      Charged      Amount         Year
              (a)                     (b)            (c)         (d)         (e)            (f)
--------------------------------  ------------  -------------  --------  ------------  -------------
Other Work in Progress            $ 1,736,700   $  10,696,861  Various   $ 13,647,474   ($1,213,913)
Revenue Enhancement-WIP                             3,419,538  Various      2,458,960       960,578
Homer City Working Fund Control       215,885         995,823  Various      1,265,054       (53,346)
Undistributed Payroll                 729,149       2,345,485  Various      2,459,848       614,786
Cons Work Order Payroll OH Adj.      (375,732)        119,304  Various        181,113      (437,541)
Worthless Checks                      (32,074)      5,474,709  Various      5,568,191      (125,556)
PA Tax Net Oper Loss Benefit                          185,545                               185,545
Non-Qualified Pension Plans         2,208,793                       242       280,874     1,927,919
Qualified Pension Plans                           174,740,885                           174,740,885
Affiliate Billings                                  2,940,074       146     2,758,663       181,411
Deferred Loss Futures Contracts       420,992       2,524,405  Various      2,913,352        32,045
Deferred Prem. On Options Purch       468,080         305,920  Various        774,000             0
Plant Auction - Admin. Costs        9,685,458      22,356,316  Various     32,839,687      (797,913)
ISO Related Costs                                   5,904,360                             5,904,360
Miscellaneous                        (135,032)      6,842,986  Various      6,775,021       (67,067)
From Insert Page A Below                    0               0                       0             0
--------------------------------  ------------  -------------            ------------  -------------
Misc. Work in Progress             14,922,219                                           181,852,193
--------------------------------  ------------                                         -------------
DEFERRED REGULATORY COMM.                                                                         0
  EXPENSES (See pages 350-351)
--------------------------------
TOTAL                             $14,922,219   $           0            $          0  $181,852,193
--------------------------------  ------------  -------------            ------------  -------------


Page  230
   Description of Unrecovered Plant                                  WRITTEN OFF DURING
     and Regulatory Study Costs                                         THE YEAR
[Include in the description of costs,      Total         Costs
 the date of Commission authorization      Amount      Recognized                           Balance
 to use Account 182.2, and period of         of          During     Account                 at End
 amortizaton (mo., yr. To mo., yr.)]      Charges         Year      Charged     Amount      of Year
                 (a)                        (b)           (c)         (d)         (e)         (f)
--------------------------------------  ------------  ------------  --------  -----------  ---------

Jamesport Nuclear/Coal Project
Costs (Abandoned 1980)
Amortization from 2/89 - 1/2000           85,836,204                     407   2,601,732
                                                                         421    (102,922)

Gas Component of the Energy
Control System (Abandoned
October 1993)
Amortization from 8/93 - 7/2005              564,538                     414      46,947     263,296

--------------------------------------  ------------  ------------  --------  -----------  ---------
       TOTAL                            $ 86,400,742  $          0            $2,545,757   $ 263,296
--------------------------------------  ------------  ------------  --------  -----------  ---------

Page  269
                                      Balance at     Debits                                Balance at
        Description of Other           Beginning     Contra                                  at End
          Deferred Credits              of Year     Account      Amount       Credits        of Year
                (a)                       (b)         (c)         (d)           (e)            (f)
-----------------------------------  -------------  --------  ------------  ------------  -------------
FERC 636 Transition Costs (1)        $  2,366,842      182.3  $    367,265  $    724,019  $  2,723,596
Revenue Enhancement Warranty                                                      47,235        47,235
Payroll OH Charges on Billings            125,597   Various        980,516       917,108        62,189
Employee Deferred Compensation          5,147,740    241,135     1,554,659     1,479,159     5,072,240
Marcy South Deferral                   33,600,271        454     1,075,875                  32,524,396
Gains/Losses on Surplus Property          145,693        122       257,460                    (112,130)
Statement 106 Postretirement Ben      137,681,120        926       271,460    23,959,532   161,369,192
Environmental Liability                80,600,000      182.3     2,600,000       400,000    78,400,000
Excess Deferred Inc Tax                  (613,942)                                            (613,942)
Statement 112 Transition Obligat.       3,887,000        524       165,000                   3,722,000
Deferred Gain Future Contracts             75,293   Various      6,222,315     6,065,273       (81,749)
Repair Allowance                                         190     4,081,242                  (4,081,242)
Open Access Transm Tariff Refund        4,283,767                              5,763,289    10,047,056
SBC Low Income Program                  3,463,626                              3,569,666     7,033,292
M&S Inventory Adjustment                   39,080   Various        147,866       160,395        51,609
Imbalances Adjustment                    (199,390)                               401,800       202,410
Reserve for Elec Residential Accrl         68,000                                285,330       353,330
Reserve for Regulatory Assets                                                  2,800,000     2,800,000
Miscellaneous                           2,289,857   Various      5,252,956     2,965,089         1,990
(1) Amortized based on a fixed
    amount per year.

From Insert Page A                              0                        0             0             0
-----------------------------------  -------------  --------  ------------  ------------  -------------
TOTAL                                $272,960,554             $ 22,976,977  $ 49,537,895  $299,521,472
-----------------------------------  -------------  --------  ------------  ------------  -------------


Page  276
                                      DEBITS                                      Balance
    Description and Purpose of        Amount                                       End of
   Other Regulatory Liabilities      Credited       Amount          Credits         Year
                (a)                     (b)           (c)             (d)           (e)
-----------------------------------  ---------  ---------------  -------------  ------------
Unamortized Unbilled Rev. - Gas            495  $         2,319  $      81,800  $  5,822,008
Reserve for Regulatory Assets                         2,000,000
Excess Deferred ITC (1)                  411.2          238,795
NMP2 Litigation Proceeds                   524           56,514
Regulatory Liability - EPA                                              14,668       680,085
NMP2 Radiation Waste Disposal        Various            575,370        243,047       318,609
Excess Def. Inc. Tax Pay. To Cust.   Various         59,296,154     17,964,871    24,580,550
Cust. Refunds related to Rate Case         495          459,000
Def. FIT oth. Due to asset transfr   Various        994,769,324    971,074,363
Miscellaneous                              524           16,407

(1) Period of amort. Is 19 years
-----------------------------------  ---------  ---------------  -------------  ------------
       TOTAL                                    $ 1,059,731,517  $ 989,378,749  $ 31,401,252
-----------------------------------  ---------  ---------------  -------------  ------------

                    New York State Electric & Gas Corporation
                                 Balance Sheets


                                                Sep. 30,           Dec. 31,
                                                  2000              1999
                                              (unaudited)
------------------------------------------------------------------------------
                                                       (Thousands)

Assets
Current Assets
  Cash and cash equivalents                 $         27,524  $        114,494
  Special deposits                                     1,800             1,232
  Accounts receivable, net                           105,263           139,101
  Loan receivable, affiliated company                      -            17,789
  Fuel, at average cost                               34,650            16,055
  Materials and supplies, at average cost              8,347             8,069
  Prepayments                                         27,265            32,612
------------------------------------------------------------------------------
    Total Current Assets                             204,849           329.352
------------------------------------------------------------------------------
Utility Plant, at Original Cost
  Electric                                         3,409,576         3,393,135
  Natural gas                                        637,510           625,377
  Common                                             139,913           140,035
------------------------------------------------------------------------------
                                                   4,186,999         4,158,547
Less accumulated depreciation                      2,098,259         2,033,449
------------------------------------------------------------------------------
  Net Utility Plant in Service                     2,088,740         2,125,098
Construction work in progress                         17,199            10,268
------------------------------------------------------------------------------
  Total Utility Plant                              2,105,939         2,135,366
------------------------------------------------------------------------------
Other Property and Investments, Net                   72,643            66,543
------------------------------------------------------------------------------
Regulatory and Other Assets
 Regulatory assets
  Unfunded future federal income taxes                27,911            27,655
  Unamortized loss on debt reacquisitions             49,690            52,671
  Demand-side management program costs                34,437            52,649
  Environmental remediation costs                     58,400            58,400
  Other                                               28,045            19,543
------------------------------------------------------------------------------
  Total regulatory assets                            198,483           210,918
------------------------------------------------------------------------------
  Other assets
Prepaid pension benefit                              231,934           174,741
Other                                                 21,157            26,898
------------------------------------------------------------------------------
Total other assets
------------------------------------------------------------------------------
                                                     253,091           201,639
------------------------------------------------------------------------------
  Total Regulatory and Other Assets                  451,574           412,557
------------------------------------------------------------------------------
  Total Assets                              $      2,835,005  $      2,943,818
------------------------------------------------------------------------------

                                New York State Electric & Gas Corporation
                                              Balance Sheets


                                                                       Sep. 30,       Dec. 31,
                                                                         2000           1999
                                                                     (unaudited)
-----------------------------------------------------------------------------------------------
                                                                              (Thousands)
Liabilities
Current Liabilities
   Current portion of long-term debt                               $            265  $      975
   Notes payable                                                             51,000     163,240
   Accounts payable and accrued liabilities                                 103,626     130,281
   Interest accrued                                                          27,228      16,535
   Taxes accrued                                                             10,153      14,732
   Accumulated deferred federal income tax, net                              66,668      49,165
   Other                                                                     74,933      66,695
-----------------------------------------------------------------------------------------------
      Total Current Liabilities                                             333,878     441,623
-----------------------------------------------------------------------------------------------
Regulatory and Other Liabilities
   Regulatory liabilities
   Deferred income taxes                                                     53,668      58,923
   Deferred income taxes, unfunded future
     federal income taxes                                                    13,024      13,024
   Other                                                                     17,262      20,817
-----------------------------------------------------------------------------------------------
   Total regulatory liabilities                                              83,944      92,764
-----------------------------------------------------------------------------------------------
Other liabilities
   Deferred income taxes                                                    198,231     211,220
   Other postretirement benefits                                            177,550     161,370
   Environmental remediation costs                                           78,400      78,400
   Other                                                                    101,981     110,342
-----------------------------------------------------------------------------------------------
Total other liabilities                                                     556,162     561,332
-----------------------------------------------------------------------------------------------
   Total Regulatory and Other Liabilities                                   640,106     654,096
-----------------------------------------------------------------------------------------------
Long-term debt                                                            1,210,832   1,210,474
-----------------------------------------------------------------------------------------------
   Total Liabilities                                                      2,184,816   2,306,193
-----------------------------------------------------------------------------------------------
Commitments                                                                       -           -
Preferred Stock
   Preferred stock redeemable solely at the
     Company's option                                                        10,159      10,159
Common Stock Equity
   Common stock                                                             430,057     430,057
   Capital in excess of par value                                           170,678     170,678
   Retained earnings                                                         38,641      26,731
   Accumulated other comprehensive income                                       654           -
-----------------------------------------------------------------------------------------------
      Total Common Stock Equity                                             640,030     627,466
-----------------------------------------------------------------------------------------------
      Total Liabilities and Stockholder's Equity                   $      2,835,005  $2,943,818
-----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
12 Months Ended                                 September 30, 2000   December 31,1999
                                                   (unaudited)
-------------------------------------------------------------------------------------
                                                               (Thousands)
Operating Revenues
    Electric                                   $          1,754,644  $     1,763,191
    Natural Gas                                             341,933          330,649

       Total Operating Revenues                           2,096,577        2,094,040
-------------------------------------------------------------------------------------

Operating Expenses
    Electricity purchased and fuel
      used in generation                                    847,326          808,019
    Natural gas purchased                                   190,410          163,207
    Other operating expenses                                265,054          262,045
    Maintenance                                              82,142           74,695
    Depreciation and amortization                           109,45B          606,343
    Other taxes                                             152,038          181,970
    Gain on sale of generation assets                             -         (674,572)
    Writeoff of Nine Mile Point 2                                 -           82,050
-------------------------------------------------------------------------------------
        Total Operating Expenses                          1,646,427        1,503,757
-------------------------------------------------------------------------------------

Operating Income                                            450,150          590,283
Interest Charges, Net                                       106,937          128,063
Other (income) and Deductions                                 4,453               14
-------------------------------------------------------------------------------------

Income Before Federal income Taxes                          338,760          462,206
Federal Income Taxes                                        113,438          238,506
-------------------------------------------------------------------------------------

Income Before Extraordinary Item                            225,322          223,700
Extraordinary Loss on Early
    Extinguishment of Debt, Net of Income Tax
    Benefit of $9.458                                        17,666           17,566
-------------------------------------------------------------------------------------

Net Income                                                  207,756          206,134
Preferred Stock Dividends                                       790            2,706
-------------------------------------------------------------------------------------

Balance Available for Common Stock             $            206,966  $       203,428
-------------------------------------------------------------------------------------

                                   APPENDIX D

                     Rochester Gas and Electric Corporation
                               Financial Condition
              ____________________________________________________

                                                                                                                Page 1 of 3

                   Sec.  18.1(a)  thru  18.1(e)  CAPITAL  STOCK  AUTHORIZED, ISSUED AND OUTSTANDING
                   --------------------------------------------------------------------------------
                                   Shares Author         Authorized  by  Public  Service  Commission         No. of Shares
                                                   --------------------------------------------------------
                                      ized by                                                 Estimated        for which
                                  Certificate of                                No. of      Selling Price    Authorization
                                   Incorporation    P.S.C.         Date         Shares      or Par Value     was Cancelled
Class of Stock                    as last amended  Case No.      Approved     Authorized     Authorized      Prior to Issue
--------------------------------  ---------------  ---------  --------------  ----------  -----------------  --------------
Preferred Stock, $100
  Par Value:
    4% Series F                           120,000      12014  Dec. 13, 1945      120,000  $   12,000,000.00
    4.10% Series H                         80,000      14829  Apr. 25, 1950       80,000       8,000,000.00
    4-3/4% Series I                        60,000      15293  Feb. 27, 1952       60,000       6,000,000.00
    4.10% Series J.                        50,000      16610  Mar. 22, 1954       50,000       5,000,000.00
    4.95% Series K                         60,000      17965  Sept. 4, 1956       60,000       6,000,000.00
    4.55% Series M                        100,000      23454  Jan. 12, 1965      100,000      10,000,000.00
    6.60% Series V                        250,000  93-M-0354  Aug. 4, 1993       250,000      25,000,000.00
  Undesignated as to Series             1,280,000
                                  ---------------                             ----------  -----------------  --------------
    Total                               2,000,000                                720,000  $      720,000.00

  Preferred Stock, $25 Par              4,000,000

  Preference Stock, $1 Par Value        5,000,000
Common  -  $5  Par                     50,000,000         Original (1904 Issue)
                                                        5472  Jan. 16, 1917       75,000  $      750,000.00
                                                        7114  Apr. 20, 1920       80,000         800,000.00
                                                        3750  Dec. 16, 1926       31,250       1,000,000.00
                                                        4835  Aug. 1, 1928        14,844         475,008.00
                                                        5548  Apr. 11, 1929        5,000         160,000.00
                                                          Transferred from Surplus as of December 31, 1930
                                                       12966  Apr.  6, 1949  Transferred on 4-11-49 from Other Deferred Credits
                                                                             (Advance  by  parent  company)
                                                       12966  Apr.  6, 1949  Transferred on 4-11-49 from Unearned Supplies
                                                                             (Capital  contribution  by  parent  company)
                                                       14448  Aug. 4, 1949        59,086  Reclassification
                                                       14448  Aug. 4, 1949   Transferred as of 6-30-49 from Earned Surplus
                                                                             accumulated  on  or  before  12-31-44
                                                       14565  Nov. 15, 1949      132,000       3,894,000.00
                                                       15293  July 24, 1951      175,000       5,526,240.00
                                                       16244  May 26, 1953       175,000       6,343,750.00
                                                       17488  Nov. 21, 1955      199,238       8,074,938.83
                                                       17860  June 5, 1956       758,119      3 for 2 split - 6-15-56
                                                       17488  Nov. 21, 1955        1,143          30,861.00
                                                       19478  Jan. 26, 1959      280,000      10,522,030.74
                                                       19968  Jan. 5, 1960        76,581   3 Stock Dividend
                                                       21503  Dec. 28, 1960       78,963   3 Stock Dividend
                                                       21988  Dec. 27, 1961       54,221   2 Stock Dividend
                                                       22180  May 22, 1962     2,765,265      2 for 1 split - 6-1-62
                                                       22435  Dec. 11, 1962      110,611   2 Stock Dividend
                                                       22934  Dec. 10, 1963      112,823   2 Stock Dividend
                                                       22397  Nov. 10, 1964      115,080   2 Stock Dividend
                                                       23819  Nov. 23, 1965      117,381   2 Stock Dividend
                                                       24182  Nov. 9, 1966       179,593   3 Stock Dividend
                                                       24570  Nov. 14, 1967      184,981   3 Stock Dividend
                                                       24982  Dec. 17, 1968      190,530   3 Stock Dividend
                                                       25361  Nov. 25, 1969      196,246   3 Stock Dividend
                                                       25915  Dec. 29, 1970      202,134   3 Stock Dividend
                                                       26190  Nov. 30, 1971      208,198   3 Stock Dividend
                                                       26264  May 23, 1972   Changed on 5-31-72 from no par to $5 par
                                                                             and authorized an increase from
                                                                             8,000,000 to 15,000,000 shs.
                                                       26276  July 18, 1972      825,000      15,683,076.50
                                                       26345  Dec. 19, 1976      238,294   3 Stock Dividend
                                                       26498  Oct.   9, 1973     950,000      19,237,500.00
                                                       26515  Dec. 4, 1973       274,690   3 Stock Dividend


                                                                                                                Page 2 of 3

                                                       26669  July 30, 1974      200,000  Automatic Dividend Reinvestment
                                                                                          Plan (c)
                                                       26753  Dec. 20, 1974      284,082  3 Stock Dividend
                                                       26890  Sep. 30, 1975    1,000,000         15,375,000
                                                       26935  Dec. 22, 1975      326,398  3 Stock Dividend
                                                       26935  Dec. 22, 1975      200,000  Automatic Dividend Reinvestment
                                                                                          Plan (c)
                                                       27092  Dec. 21, 1976      340,984  3 Stock Dividend
                                                       27092  Dec. 21, 1976      300,000  Automatic Dividend Reinvestment
                                                                                          Plan (c)
                                                       27221  Sep. 15, 1977    1,000,000         21,000,000
                                                       27246  Oct. 25, 1977       24,300  Employee Stock Ownership Plan
                                                       27269  Dec. 6, 1977       386,689  3 Stock Dividend
                                                       27395  Sep. 7,.1978     1,250,000         23,437,500
                                                       27395  Sep. 7,.1978       400,000  Automatic Dividend Reinvestment
                                                                                          Plan (c)
                                                       27444  Dec. 28, 1978      441,983  3 Stock Dividend
                                                       27583  Aug. 8, 1979        70,384  Employee Stock Ownership Plan
                                                       27628  Dec. 11, 1979      466,640  3 Stock Dividend
                                                       27628  Dec. 11, 1979      600,000  Automatic Dividend Reinvestment
                                                                                          Plan (c)
                                                       27838  Oct. 22, 1980   1,500,000          19,875,000
                                                       27863  Dec. 16, 1980     537,287   3 Stock Dividend
                                                       27739  Jan. 19, 1981      97,983  Acquisition of Pavilion Natural
                                                                                         Gas Co.
                                                       27962  May 20, 1981      800,000  Automatic Dividend Reinvestment
                                                                                         Plan (c)
                                                       28088  Dec. 22, 1981     571,198  3 Stock Dividend
                                                       27961  Apr. 6, 1982    1,500,000          20,475,000
                                                       28174  June 9, 1982    1,500,000  Automatic Dividend Reinvestment
                                                                                         Plan (c)
                                                       28263  Aug. 11, 1982      85,860  Employee Stock Ownership Plan
                                                       28335  Apr. 20, 1983   1,500,000          26,812,500
                                                       28547  Aug. 17, 1983     125,493  Employee Stock Ownership Plan
                                                       28720  Apr. 11, 1984   2,000,000  Automatic Dividend Reinvestment
                                                                                         and Stock Purchase Plan (c)
                                                       28783  May 30, 1984      123,854  Employee Stock Ownership Plan
                                                       28873  Sep. 11, 1984     300,000  Employee Savings Plus Plan
                                                       28933  Dec. 5, 1984      130,530  Employee Stock Ownership Plan
                                                       28718  March 6, 1985   1,725,000          33,853,125
                                                       29215  Dec. 4, 1985      150,000  Employee Stock Ownership Plan
                                                       29289  Apr. 22, 1986   2,000,000  Automatic Dividend Reinvestment
                                                                                         and Stock Purchase Plan (c)
                                                   90-M-0413  Sep. 18, 1990     300,000  Employee Savings Plus Plan
                                                   90-M-0414  Sep. 18, 1990   1,500,000  Automatic Dividend Reinvestment
                                                                                         and Stock Purchase Plan (c)
                                                   91-M-0186  Aug. 19, 1992   2,000,000          48,000,000
                                                   92-M-1095  Feb. 19, 1993     300,000  Employee Savings Plus Plan
                                                   92-M-1095  Feb. 19, 1993   1,500,000  Automatic Dividend Reinvestment
                                                                                         and Stock Purchase Plan (c)
                                                   93-M-0353  Aug. 4, 1993    1,500,000          44,437,500
                                                   95-M-0267  June 28, 1995      20,336  Employee Savings Plus Plan
                                                   95-M-0267  June 28, 1995     473,160  Automatic Dividend Reinvestment
                                                                                         and Stock Purchase Plan (c)
                                                   96-M-0759  Dec. 18, 1996     682,843  Performance Stock Option Plan
                                                   98-M-1513  Dec. 16, 1998     100,000  Performance Stock Option Plan
                                                   97-M-2153  May 8, 1998    note (d)    Repurchase of Common Stock


                                    No. of                               Outstanding  December  31,  2000
                                                                 -----------------------------------------------
                                    Shares        Proceeds        No. of           Par              Premium
Class of Stock                      Issued        Realized        Shares         Amount            Realized
--------------------------------  ----------  -----------------  ---------  -----------------  -----------------
Preferred Stock, $100
  Par Value:
    4% Series F                      120,000  $   12,058,412.00    120,000  $   12,000,000.00          58,412.00
    4.10% Series H                    80,000(a)    8,000,000.00(a)  80,000       8,000,000.00
    4-3/4% Series I                   60,000       6,000,000.00     60,000       6,000,000.00
    4.10% Series J.                   50,000       5,025,000.00     50,000       5,000,000.00          25,000.00
    4.95% Series K                    60,000       6,000,000.00     60,000       6,000,000.00
    4.55% Series M                   100,000      10,000,000.00    100,000      10,000,000.00
    6.60% Series V                   250,000      25,000,000.00    250,000      25,000,000.00
  Undesignated as to Series
    Total                            600,000  $      600,000.00    720,000  $   72,000,000.00  $       25,000.00

  Preferred Stock, $25 Par                                       None       None

  Preference Stock, $1 Par Value                                 None       None

Common  -  $5  Par                    49,820  $    6,498,200.00    649,820  $    6,498,200.00
                                      75,000         750,000.00     75,000         750,000.00
                                      80,000
                                      31,250       1,000,000.00     31,250       1,000,000.00
                                      14,844         475,008.00     14,844         475,008.00
                                       5,000         160,000.00      5,000         160,000.00
                                                                                 5,500,000.00
                                    Transferred on 4-11-49 from Other Deferred   1,100,000.00
                                    Credits (Advance by parent company)
                                    Transferred on 4-11-49 from Unearned         3,346,792.00
                                    Supplies (Capital contribution by parent
                                    company)
                                      59,086                        59,086
                                    Transferred as of 6-30-49 from Earned        1,210,000.00
                                    Surplus accumulated on or before 12-31-44
                                     132,000       3,894,000.00    132,000       3,894,000.00
                                     175,000       5,526,240.00    175,000       5,526,240.00
                                     175,000       6,343,750.00    175,000       6,343,750.00
                                     199,238       8,074,938.83    199,238       8,074,938.83
                                     758,119                       758,119
                                       1,143          30,861.00      1,143          30,861.00
                                     280,000      10,522,030.74    280,000      10,522,030.74
                                      76,581                        76,581       3,446,145.00(b)
                                      78,963                        78,963       3,158,520.00(b)
                                      54,221                        54,221       3,253,260.00(b)
                                   2,765,265                     2,765,265
                                     110,611                       110,611       2,765,275.00(b)
                                     112,823                       112,823       3,948,805.00(b)
                                     115,080                       115,080       4,142,880.00(b)
                                     117,381                       117,381       4,225,716.00(b)
                                     179,593                       179,593       5,028,604.00(b)
                                     184,981                       184,981       5,179,468.00(b)
                                     190,530                       190,530       6,096,960.00(b)
                                     196,246                       196,246       5,298,642.00(b)
                                     202,134                       202,134       5,457,618.00(b)
                                     208,198                       208,198       5,204,950.00(b)
                                    Changed on 5-31-72 from no par to $5 par   (75,898.128.57)     75,898,128.57
                                    and authorized an increase from
                                    8,000,000  to  15,000,000  shs.
                                     825,000      15,683,076.50    825,000       4,125,000.00      11,558,076.50
                                     238,294                       238,294       1,191,470.00(b)    4,527,586.00(b)
                                     950,000      18,477,500.00    950,000       4,750,000.00      14,487,500.00
                                     274,690                       274,690       1,373,450.00(b)    3,570,970.00(b)


                                                                                                                Page 3 of 3

                                     200,000       2,873,856.91    200,000       1,000,000.00       1,939,608.75
                                     284,082                       284,082       1,420,410.00(b)    1,704,492.00(b)
                                   1,000,000      14,725,000.00  1,000,000       5,000,000.00      10,375,000.00
                                     326,398                       326,398       1,631,990.00(b)    3,590,378.00(b)
                                     200,000       3,388,527.28    200,000        1,00,000.00       2,446,394.46

                                     340,984                       340,984       1,704,920.00       5,114,760.00(b)
                                     300,000       5,510,759.65    300,000       1,500,000.00       4,110,043.51

                                   1,000,000      20,390,000.00  1,000,000       5,000,000.00      16,000,000.00
                                      24,300         508,113.00     24,300         121,500.00         386,613.00
                                     386,689                       386,689       1,933,445.00(b)    6,187,024.00(b)
                                   1,250,000      22,737,500.00  1,250,000       6,250,000.00      17,187,500.00
                                     400,000       6,089,901.32    400,000       2,000,000,00       4,190,508.90

                                     441,983                       441,983       2,209,915.00(b)    5,745,779.00(b)
                                      70,384       1,116,290.20     70,384         351,920.00         764,370.24
                                     466,640                       466,640       2,333,230.00(b)    4,666,460.00
                                     600,000       7,678,690.00    600,000       3,000,000.00       4,807,710.81

                                   1,500,000      19,110,000.00  1,500,000       7,500,000.00      12,375,000.00
                                     537,287                       537,287       2,686,435.00(b)    4,298,296.00(b)
                                      97,983                        97,983         489,915.00        (110,115.06)

                                     800,000      10,212,929.69    800,000       4,000,000.00       6,368,211.86

                                     571,198                       571,198       2,855,990.00(b)    5,569,180.50(b)
                                   1,500,000      19,725,000.00  1,500,000       7,500,000.00      12,975,000.00
                                   1,500,000      24,291,738.00  1,500,000       7,500,000.00      17,106,803.00

                                      85,860       1,361,751.00     85,860         429,300.00         932,451.00
                                   1,500,000      26,107,500.00  1,500,000       7,500,000.00      19,312,500.00
                                     125,493       2,278,964.00    125,493         627,465.00       1,651,499.00
                                   2,000,000      40,803,445.00  2,000,000      10,000,000.00      31,244,249.00

                                     123,854       2,057,215.00    123,854         619,270.00       1,437,945.00
                                     300,000       6,114,963.00    300,000       1,500,000.00       4,614,963.00
                                     130,530       2,675,672.00    130,530         652,650.00       2,023,022.00
                                   1,725,000      32,818,125.00  1,725,000       8,625,000.00      25,228,125.00
                                      33,206         830,000.00     33,206         166,030.00         663,970.00
                                   2,000,000      36,344,355.00  2,000,000      10,000,000.00      26,782,933.00

                                     300,000       6,762,844.00    300,000       1,500,000.00       5,262,844.00
                                   1,500,000      32,400,284.00  1,500,000       7,500,000.00      25,116,533.00

                                   2,000,000      46,460,000.00  2,000,000      10,000,000.00      38,000,000.00
                                     300,000       6,938,897.00    300,000       1,500,000.00       5,438,897.00
                                   1,500,000      34,873,747.00  1,500,000       7,500,000.00      27,570,181.00

                                   1,500,000      43,087,500.00  1,500,000       7,500,000.00      36,937,500.00
                                      20,336         413,607.00     20,336         101,680.00         311,927.00
                                     473,160      10,439,842.00    473,160       2,365,800.00       8,134,854.00

                                      34,349         858,335.00     34,349         171,745.00         686,590.00

                                                (117,238,171.00)  (4,379,300)  (21,896,500.00     (95,341,671.00)
                                  38,885,813  $  520,146,369.00   31,563,913  $172,532,565.00    $423,850,592.00

(a)  48,730  shares  of  Series H, 4.10; Preferred Stock were issued in exchange for a like number of shares of Series G, 4-3/4;
Preferred  Stock  on a share for share basis, the balance of 31,270 shares being sold to underwriters.  From the proceeds of the
31,270 shares sold to underwriters $127,000 were used on May 29, 1950 to redeem the 1,270 shares of Series G Stock not deposited under  the  exchange  offer.
(b)  Transferred  from  Unappropriated  Retained  Earnings.
(c) Effective August 1982 Selling Price is determined at or near the 25th of each month.  Prior to August 1982 Selling Price was determined  quarterly  on  dividend  payment  date.
(d)  The  amount  of  stock  repurchased  is  limited  to  $145,000,000.

Sec.  18.1(f)  thru  18.1(h)

                                                                   BONDS

                                                       Public Service Commission

                                                                     Authorization                             Issued
Rochester  Gas  and  Electric  Corporation                           -------------                             ------
     First Mortgage Bonds                                    Case No.   Date of Order  Authorized        Date           Amount
                                                         -------------  -------------  ------------  -------------  -------------
1    9-38% Bonds due 2021, Series PP (due 4/01/21)        90-M-0415-16  Mar. 6, 1991    100,000,000  Apr. 9, 1991     100,000,000
2    8-1/4% Bonds due 2002, Series QQ (due 3/15/02)       90-M-0417-18  Mar. 11, 1992   100,000,000  Mar. 31, 1992    100,000,000
3    6.35% Bonds due 2032, Series RR (due 5/15/32)        91-M-1182-83  Mar. 11, 1992    10,500,000  June 3, 1992      10,500,000
4    6.50% Bonds due 2032, Series SS (due 5/15/32)        91-M-1182-83  Mar. 11, 1992    50,000,000  June 3, 1992      50,000,000
5    7.15% Bonds due 2003, (due 2/10/03) (See A below)    92-M-0189-95  Aug. 19, 1992    39,000,000  Feb. 10, 1993     39,000,000
6    7.13% Bonds due 2003, (due 3/03/03) (See A below)    92-M-0189-95  Aug. 19, 1992     1,000,000  Mar. 2, 1993       1,000,000
7    7.64% Bonds due 2023, (due 3/15/23) (See A below)    92-M-0189-95  Aug. 19, 1992    33,000,000  Mar. 15, 1993     33,000,000
8    7.66% Bonds due 2023, (due 3/15/23) (See A below)    92-M-0189-95  Aug. 19, 1992     5,000,000  Mar. 15, 1993      5,000,000
9    7.67% Bonds due 2023, (due 3/15/23) (See A below)    92-M-0189-95  Aug. 19, 1992    12,000,000  Mar. 15, 1993     12,000,000
10   7.375% Bonds due 2003, (due 7/30/03) (See A below)   92-M-0189-95  Aug. 19, 1992    40,000,000  Jul. 30, 1993     40,000,000
11   7.45% Bonds due 2023, (due 7/30/23) (See A below)    92-M-0189-95  Aug. 19, 1992    40,000,000  Jul. 30, 1993     40,000,000
12   5.84% Bonds due 2008, (due 12/22/08) (See B below)   97-M-2148-51  Apr. 24, 1998    50,000,000  Dec. 22, 1998     50,000,000
13   7.60% Bonds due 2009, (due 10/27/09) (See B below)   97-M-2148-51  Apr. 24, 1998   100,000,000  Dec. 22, 1998    100,000,000
                                                                                       ------------                 -------------
                                                                                       $580,500,000                 $ 580,500,000


    Required      Outstanding
       and           Dec. 31,
    Cancelled         2000
-------------  -----------------
1                    100,000,000
2                    100,000,000
3                     10,500,000
4                     50,000,000
5                     39,000,000
6                      1,000,000
7                     33,000,000
8                      5,000,000
9                     12,000,000
10                    40,000,000
11                    40,000,000
12                    50,000,000
13                   100,000,000
                    ------------
    $       0       $580,500,000

(A)  First  Mortgage  Bonds, Designated Secured Medium-Term Notes, Series A, one to  thirty  year  maturities

(B)  First  Mortgage  Bonds, Designated Secured Medium-Term Notes, Series B, one to  thirty  year  maturities

                            FIRST MOTGAGE PROVISIONS
                            ------------------------

Date  of  Execution  -  September  1,  1918 and supplements dated March 1, 1921,
     August  1, 1932, May 1, 1940, March 1, 1949, August 15, 1950, June 1, 1952,
     March 1, 1955, July 1, 1957, October 15, 1959, November 15, 1961, September 15, 1964, May 1, 1966, September 15, 1967, July 1, 1968, August 15, 1969,
     September  1,  1970,  August  1,  1974,  June 15, 1976, September 15, 1977,
     December 1, 1978, August 1, 1979, February 15, 1980, august 15, 1981, May 15, 1982, June 15, 1982, March 1, 1982, June 15, 1984, May 15, 1985, August
     1,  1986, May 1, 1987, December 15, 1987, December 15, 1988, April 1, 1991,
     March 15, 1992, May 1, 1992, May 15, 1992, October 15, 1992 and September 1, 1993.
Mortgagor  - Rochester Railway and Light Company.  Name changed to Rochester Gas and  Electric  Corporation  on  November  10,  1919.
Trustee  and  Paying  Agent - Bankers Trust Company, P.O. Box 318, Church Street
     Station, New York, NY 10015, except The Bank of New York, 101 Barclay Street, New York, NY 10286 is paying agent for Series OO RR and SS.
Amount  of  indebtedness  authorized  to  be  secured  -  Open  Mortgage.
Amount of indebtedness authorized incurred (outstanding) - $580,500,000 Brief description of mortgaged property - Entire property and franchises of the
     Company now owned or that may be hereafter acquired, except cash and accounts receivable. This includes plants, reservoirs, mains, conduits, wires, cables, poles, machinery and equipment of all kinds.

                                                            PROMISSORY NOTES
                                                            ----------------

                                              Public  Service  Commission

                                                         Authorization                      Issued                Reacquired
                                            ---------------------------------------  ---------------------------     and
                                             Case No   Date of Order   Authorized        Date         Amount      Cancelled
                                            ---------  -------------  -------------  ------------  -------------  -----------
Rochester Gas and Electric Corporation
  Promissory Notes:

1.  $101.9 Million Promissory Note - 1997,      93-M-    Aug 5, 1997  $101, 900,000  Aug 18, 1997  $101, 900,000
    due 2032, Series A, B, C               0355-0360

2.  $25.5 Million Promissory Note - 1998,       93-M-    Aug 5, 1997  $  25,500,000  Aug 19, 1997  $  25,500,000
    due 2032, Series A                      0355-0360

3.  Promissory Note - Kamine due 2014           96-E-  Jun. 24, 1998  $ 168,350,000  Dec 1, 1998   $  88,530,000
                                                 0698

                                             Outstanding
                                            Dec 31, 2000
                                            ------------
Rochester Gas and Electric Corporation
  Promissory Notes:
1.  $101.9 Million Promissory Note - 1997,  $101,900,000
      due 2032, Series A, B, C

2.  $25.5 Million Promissory Note - 1998,   $  25,500,000
      due 2032, Series A

3.  Promissory Note - Kamine due 2014       $  88,530,000

The Company is obligated to make payments of principal, premium and interest on each Promissory Note which correspond to the payments of principal, premium, if any, and interest on certain Pollution Control Revenue Bonds issued by the New York State Energy Research and Development Authority (NYSERDA) as described below

Multi-mode pollution control notes totaling the amount of $101.9 million were issued in connection with NYSERDA's Pollution Control Revenue Bonds (Rochester Gas and Electric Corporation Project) $34,000,000 1997 Series B, $33,900,000 1997 Series C. The Multi-mode Revenue Bonds have a structure that enables the Company to optimize the use of short-term rates by allowing for the interest rates to be based on a daily rate, a weekly rate, a commercial rate, an auction rate or a multi-year fixed rate. Payment of the principal of, and interest on the Multi-mode Revenue Bonds is guaranteed under Bond Insurance Policies by MBIA Insurance Corporation. The Multi-mode Revenue Bonds bear interest at the weekly rate. At December 31, 2000 the average interest rate for all three series was 3.92%.

The $25.5 million Promissory Note was issued in connection with NYSERDA's 5.95% Pollution Control Revenue Bonds (Rochester Gas and Electric Corporation Project). 1998 Series A Payment of the principal of, and interest on the Series A Bonds is guaranteed under a Bond Insurance Policy by MBIA Insurance Corporation.

The Kamine Promissory Note was issued in connection with the Kamine Global Agreement and is secured by a third mortgage, the lien of which is subordinate to the lien of the first mortgage. The $88,530,000 liability represents the present value at December 31, 2000 of future obligations under the Note assuming a 7.5 percent discount rate. This balance will decrease as payments are made over the term of the Note.

SUBORDINATE  MORTGAGES  PROVISIONS


1  Date  of  Execution  -  December  1,  1988
   Mortgagor - Rochester  Gas  and  Electric  Corporation
   Agent - Chase  Manhattan  Bank,  N.A.
   Termination - This mortgage shall terminate on the later of (i) December 31,
     2002 or (ii) the date on which all amounts due and owing under a certain Credit Agreement dated as of December 1, 1988 are paid.
   Amount  of  indebtedness  authorized  to  be  secured - (Not  to exceed $90 million)
   Amount  of  indebtedness  actually incurred (outstanding December 31, 2000) -
     $65,000,000
   Brief description of mortgaged property - The subordinate Mortgage provides a lien on the same property as the First Mortgage, subject to the lien of the First Mortgage.


2  Date  of  Execution  -  December  1,  1988
   Mortgagor  -  Rochester  Gas  and  Electric  Corporation
   Secured Party - General Electric Capital Corporation (GECC) Termination - This mortgage shall terminate upon notice given by Mortgagor to
     GECC.
   Amount  of  indebtedness  authorized  to  be  secured  -  (Not  to  exceed
     $168,350,000)
   Amount  of  indebtedness  actually incurred (outstanding December 31, 2000) -
     $88,530,000
   Brief description of mortgaged property - The subordinate Mortgage provides a lien on the same property as the First Mortgage, subject to the lien of the First Mortgage and the subordinate mortgage granted by Chase Manhattan Bank.

                                                                             A-6
Sec.  18.1  (i)
---------------

     Petitioner had no advances from or indebtedness to affiliated interests on December 21, 1999 or December 31, 2000.


Sec.  18.1  (j)
---------------

     Short-term debt is incurred to finance a portion of Petitioner's capital expenditures program. At December 31, 1999, Petitioner had no outstanding short-term debt. At December 31, 2000, Petitioner had $98.0 million of short-term debt outstanding.

     Petitioner has a $90 million revolving credit agreement with borrowings thereunder secured by a subordinate mortgage. In addition to the $90 million credit facility, Petitioner has two $25 million unsecured revolving credit agreements which expire December 23, 2001 and January l8, 2002, respectively. Petitioner has also entered into a $30 million Loan and Security Agreement to provide for borrowings as needed from time to time for other working capital needs. Borrowings under this agreement, which can be renewed annually, are secured by a lien on Petitioner's accounts receivable. Additional unsecured lines of credit totaling $27 million are also available from several other banks, at their discretion.

                     ROCHESTER GAS AND ELECTRIC CORPORATION
                           SUMMARY OF INTEREST EXPENSE
                                      2000

Acct                                                           Amount
----                                                           ------
427.ZY      BOND SERIES
  |                                                PP        9,375,000
  |                                                QQ        8,250,000
  |                                                RR          666,750
  |                                                SS        3,250,000
  |
  |         MEDIUM TERM NOTES
  |                                                A            70,000
  |                                                B         2,788,500
  |                                                C            71,300
  |                                                D         2,521,200
  |                                                E           383,000
  |                                                F           920,400
  |                                                G         2,550,000
  |                                                H         2,980,000
  |                                                I         2,922,355
  |                                                J         7,600,000
  |
  |         LTD - PROMISSORY NOTES
  |                                                A         1,517,250
  |                                                ABC       3,988,463
427.GA                                             KAMINE    6,818,653
                                                            56,672,871

431.ZY      INTEREST ON N/P                        INP       1,218,810

431.20      CUSTOMER DEPOSITS                      ICD         (55,534)

                         MISCELLANEOUS
                         -------------
431.40/ZY   GAS SUPPLIER REFUNDS                   ISR         365,246
431.40      NM FUNDS                               125,126     779,841
            NM2 REV &EXP ADJ                           119           -
431.40      NM2 OTHER                                  127      74,707
            CC INTERNAL RESERVE                        143           -
431.ZY      CAPITAL LEASE                          IFO          41,337
            TAX PENALTIES:
            --------------
431.40                SALES TAX AUDIT (1994-1997)  VGT          92,778
431.40                         FED EMPLOYMENT TAX  VGT           2,725
431.40                       NYS UNEMPLOYMENT TAX  VGT             496
431.40                 PROPERTY TAX TOWN OF OGDEN  VGT           4,911
431.40          NYS EXCISE TAX ON PETROLEUM AUDIT  VGT           1,703
431.ZY      SUBSIDIARY INTEREST                        080     934,471
431.HA      NEW YORK INDEPENDENT SYSTEM OPERATOR   VOT         363,247
431.40/ZY   CUSTOMER DEPOSITS                      ICD          96,806
            MISC VOUCHERS                                          433
            OTHER                                  N/A          (1,141)

                                                             2,757,560

A/C 431.41  NM2 1995 RFO PASSBACK

                                                            60,593,707
                                                            ===========

                                                    DIVIDENDS DECLARED AND PAID


                              1996                                1997                                1998
                 ----------------------------------  ----------------------------------  ----------------------------------
                  Annual     Amount       Amount      Annual     Amount       Amount      Annual     Amount       Amount
                   Rate     Declared       Paid        Rate     Declared       Paid        Rate     Declared       Paid
Preferred Stock
  Series A                 $         0  $         0            $         0  $         0            $         0  $         0

Preferred Stock
  Series F             4%  $   480,000                     4%  $   480,000                     4%  $   480,000
  Series H          4.10%      328,000  Not             4.10%      328,000  Not             4.10%      328,000  Not
  Series I          4.75%      285,000                  4.75%      285,000                  4.75%      285,000
  Series J          4.10%      205,000                  4.10%      205,000                  4.10%      205,000
  Series K          4.95%      297,000  Available       4.95%      297,000  Available       4.95%      297,000  Available
  Series M          4.55%      455,000                  4.55%      455,000                  4.55%      455,000
  Series N           7.5%    1,500,000                   7.5%      212,500                   7.5%
  Series S          7.45%      745,000                  7.45%      372,500                  7.45%
  Series T          7.55%      755,000                  7.55%      755,000                  7.55%      377,500
  Series U          7.65%      765,000                  7.65%      765,000                  7.65%      765,000
  Series V          6.60%    1,650,000                  6.60%    1,650,000                  6.60%    1,650,000
                           -----------  -----------            -----------  -----------            -----------  -----------
Total Preferred            $ 7,465,000  $ 7,465,000            $ 5,805,000  $ 6,366,250            $ 4,842,500  $ 5,031,250

Common Stock:
Cash             $  1.80   $69,835,506  $69,656,270  $  1.80   $69,935,900  $69,932,635  $  1.80   $68,926,604  $69,592,562
                           -----------  -----------            -----------  -----------            -----------  -----------
Total Dividends            $77,300,506  $77,121,270            $75,740,900  $76,298,885            $73,769,104  $74,623,812
                           ===========  ===========            ===========  ===========            ===========  ===========


                              1999                                 2000
                 ----------------------------------  ----------------------------------
                  Annual     Amount       Amount      Annual     Amount       Amount
                   Rate     Declared       Paid        Rate     Declared       Paid
Preferred Stock
  Series A                 $         0  $         0            $         0  $         0

Preferred Stock
  Series F             4%  $   480,000                     4%  $   480,000
  Series H          4.10%      328,000  Not             4.10%      328,000  Not
  Series I          4.75%      285,000                  4.75%      285,000
  Series J          4.10%      205,000                  4.10%      205,000
  Series K          4.95%      297,000  Available       4.95%      297,000  Available
  Series M          4.55%      455,000                  4.55%      455,000
  Series N           7.5%                                7.5%
  Series S          7.45%                               7.45%
  Series T          7.55%                               7.55%
  Series U          7.65%      382,500                  7.65%
  Series V          6.60%    1,650,000                  6.60%    1,650,000
                           -----------  -----------            -----------  -----------
Total Preferred            $ 4,082,500  $ 4,273,750            $ 3,700,000  $ 3,700,000

Common Stock:
Cash             $  1.80   $65,594,183  $66,261,983  $  1.80   $62,989,000  $63,552,000
                           -----------  -----------            -----------  -----------
Total Dividends            $69,676,683  $70,535,733            $66,689,000  $67,252,000
                           ===========  ===========            ===========  ===========

Sec. 18.1(m)
------------

     The Company has not recognized any contingent assets or contingent liabilities on its Balance Sheet at December 31, 1999 or December 31, 2000. There are various matters pending that, because of uncertainty over their outcome, could be regarded as contingent liabilities. An amount for these items, in the aggregate, cannot be reasonably quantified.


Sec.  18.1(n)
-------------

     A balance of $71,297 at December 31, 1999 was recorded in Account 210, Gain on Resale or Cancellation of Reacquired Capital Stock, at December 31, 2000 the balance in Account 210 was also $71,297.

     A balance of $2,983,184 at December 31, 1999 was recorded in Account 211, Miscellaneous Paid-in Capital in connection with common stock of Petitioner issued under its Performance Stock Option Plan (PSOP). Likewise, at December 31, 2000 the Balance in Account 211 in connection with the PSOP was $ 2,983,184.


Sec. 18.1(o)
------------

     The unamortized balance of debt expense, discount and premium on long-term debt pertaining to outstanding issues and the amounts applicable to each issue are being amortized ratably over the respective periods to maturity.

     A portion of gas fuel costs which gives rise to additional revenue under fuel cost adjustment clauses are deferred to the month in which resultant revenues are recorded.


                            (continued on next page)

     In addition, at December 31, 1999, Petitioner Was amortizing the following items as described below:

                                    Period of       Amortz.    PSC
Description                         Amortiz (Mos.)  Commenced  Case No.
----------------------------------  --------------  ---------  ---------
Major Electric Production Projects             120  July 1991   (1), (5)
                                               120  July 1992   (2)
                                               120  July 1994   (3)

Demand Side Management                          72  July 1996   (4), (5)

Deferred Ice Storm Costs                       120  July 1992   (2), (5)

Nuclear Fuel Storage                            72  July 1996   (4), (5)

FASB 112                                        60  July 1996   (4), (5)

Oswego Net Loss including                       36  July 1996   (6)



     At December 31, 2000, Petitioner was amortizing the following items as described below:

                                    Period of       Amortz.    PSC
Description                         Amortiz.(Mos.)  Commenced  Case No.
----------------------------------  --------------  ---------  ---------

Major Electric Production Projects             120  July 1991   (1), (5)
                                               120  July 1992   (2)
                                               120  July 1994   (3)

Deferred Ice Storm Costs                       120  July 1992   (2), (5)

Nuclear Fuel Storage                            72  July 1996   (4), (5)

FASB 112                                        60  July 1996   (4), (5)

Oswego Net Loss including                       36  July 1996   (6)

Notes
(1)     PSC  Cases  90-E-0647;     90-G-0649
(2)     PSC  Cases  91-E-0765;     91-G-0767
(3)     PSC  Cases  92-E-0739;     92-G-0741
(4)     PSC  Cases  95-G-0674;     95-G-0674
(5)     PSC  Case  94-E-0952
(6)     PSC  Cases  94-E-0098;     94-E-0099;     96-E-0898

Sec.  18.1  (p)  Detailed  Income  Statement  and  Balance  Sheet

ROCHESTER GAS AND ELECTRIC CORPORATION
BALANCE SHEET
(Thousands of Dollars)                                                          2000         1999
--------------------------------------------------------------------------  ------------  ----------
Assets
Utility Plant
Electric                                                                    $  2,467,289  $2,399,532
Gas                                                                              471,051     453,634
Common                                                                           117,473     107,469
Nuclear                                                                          292,588     270,447
                                                                            ------------  ----------
                                                                               3,348,401   3,231,082
Less:  Accumulated depreciation                                                1,735,752   1,634,334
       Nuclear fuel amortization                                                 254,435     239,243
                                                                            ------------  ----------
                                                                               1,358,214   1,357,505
Construction work in progress                                                    111,486      95,862
                                                                            ------------  ----------
        Net Utility Plant                                                      1,469,700   1,453,367
                                                                            ------------  ----------

Current Assets
Cash end cash equivalents                                                          4,851       6,443
Accounts receivable, net of allowance for doubtful accounts:
  2000 - $33,482; 1999- $33,365                                                   93,699      70,388
Affiliate receivable                                                              50,989      13,197
Unbilled revenue receivable                                                       61,838      55,661
Fuels                                                                             33,896      23,876
Materials and supplies                                                             8,187       9,502
Prepayments                                                                       23,782      23,439
Other current assets                                                                   -           0
                                                                            ------------  ----------
       Total Current Assets                                                      277,242     202,506
                                                                            ------------  ----------
Intangible Assets
Goodwill, net                                                                          -           -
Other intangible assets, net                                                           -           -
                                                                            ------------  ----------
       Total Intangible Assets                                                         -           -
                                                                            ------------  ----------

Deferred Debits and Other Assets
Nuclear generating plant decommissioning fund                                    244,514     220,815
Nine Mile Two deferred costs                                                      27,155      28,206
Unamortized debt expense                                                          16,602      17,984
Other deferred debits                                                              4,674      13,760
Regulatory assets                                                                411,212     466,231
Other assets                                                                           -           -
                                                                            ------------  ----------
       Total Deferred Debits and Other Assets                                    704,151     746,996
                                                                            ------------  ----------
       Total Assets                                                          $ 2,451,099  $2,402,869
                                                                            ============  ==========
================================

The accompanying notes are an  integral part of the financial statements.

(Thousands of Dollars)         At December 31,                  2000         1999
----------------------------------------------------------  ------------  ----------
Capitalization and Liabilities
Capitalization
Long term debt - mortgage bonds                             $    580,132  $  580,070
               - promissory notes                                211,703     215,930
Preferred stock redeemable at option of RG&E                      47,000      47,000
Preferred stock subject to mandatory redemption                   25,000      25,000
Common shareholder's equity
  Authorized 50,000,000 shares; 38,885,813 shares issued at
  December 31, 2000 and at December 31, 1999                     700,318     700,268
  Retained earnings                                              166,184     137,854
                                                            ------------  ----------
                                                                 866,502     838,122
Less: Treasury stock at Cost (4,379,300 shares at December 31, 2000
       and 2,942,600 shares at December 31, 1999)                117,238      83,252
                                                            ------------  ----------
     Total Common Shareholder's Equity                           749,264     754,870
                                                            ------------  ----------
     Total Capitalization                                      1,613,099   1,622,870
                                                            ------------  ----------
Long Term Liabilities
Nuclear waste disposal                                            97,291      91,743
Uranium enrichment decommissioning                                 9,649      10,911
Site remediation                                                  22,356      22,357
                                                            ------------  ----------
                                                                 129,296     125,011
                                                            ------------  ----------
Current Liabilities
Long term debt due within one year                                 4,227      33,781
Preferred stock redeemable within one year                             -           -
Short term debt                                                   98,000           -
Accounts payable                                                  79,356      42,263
                                                                  18,451      12,961
Affiliate payable Dividends payable                               16,515      17,078
                                                                       -      10,529
Equal payment plan Other                                          41,664      33,243
                                                            ------------  ----------
      Total Current Liabilities                                  258,213     149,855
                                                            ------------  ----------

Deferred Credits and Other Liabilities
Accumulated deferred income taxes                                274,299     314,683
Pension costs accrued                                             26,548      48,628
Kamine deferred credit                                            51,920      58,738
Post employment benefits                                          54,505      48,653
Other                                                             43,219      34,431
                                                            ------------  ----------
     Total Deferred Credits and Other Liabilities                450,491     505,133
                                                            ------------  ----------
Commitments and Other Matters (See Note 12)                            -           -
                                                            ------------  ----------
     Total Capitalization and Liabilities                   $ 2,451,099   $2,402,869
==========================================================  ============  ==========

The accompanying notes are an  integral part of the financial statements.

Rochester Gas and Electric Corporation
STATEMENT OF INCOME

(Thousands of Dollars)       Year Ended December 31,                  2000         1999         1998
-----------------------------------------------------------------  -----------  -----------  -----------

Operating Revenues
    Electric                                                       $  721,737   $  700,194   $  687,622
    Gas                                                               322,412      281,555      274,657
    Other                                                                   -      108,699       71,212
                                                                   -----------  -----------  -----------
        Total Operating Revenues                                    1,044,149    1,090,448    1,033,491

Operating Expenses
    Fuel Expenses
        Fuel for electric generation                                   48,851       49,297       53,954
        Purchased electricity                                          80,938       53,046       27,024
        Gas purchased for resale                                      192,038      148,983      155,497
        Unregulated fuel expenses                                           -       91,505       59,490
                                                                   -----------  -----------  -----------
        Total Fuel Expenses                                           321,827      342,831      295,965

Operating Revenues Less Fuel Expenses                                 722,322      747,617      737,526

Other Operating Expenses
    Operations and maintenance excluding fuel expenses                313,721      297,890      301,625
    Unregulated operating and maintenance expenses excluding fuel           -       14,236       13,524
    Depreciation and amortization                                     112,110      117,289      116,102
    Taxes - local, state and other                                     90,090      112,613      117,973
    Income tax                                                         59,451       64,454       60,236
                                                                   -----------  -----------  -----------
        Total Other Operating Expenses                                575,372      606,482      609,460

Operating Income                                                      146,950      141,135      128,066
Other (Income) and Deductions
Allowance for other funds used during construction                       (825)        (657)        (408)
Income tax                                                                221       (1,144)       1,665
Other, net                                                             (8,897)      (8,111)     (13,370)
                                                                   -----------  -----------  -----------
    Total Other (Income) and  Deductions                               (9,501)      (9,912)     (12,113)

Interest Charges
    Long term debt                                                     56,673       53,067       43,306
    Other, net                                                          5,568        4,543        3,388
    Allowance for borrowed funds used during construction              (1,319)      (1,051)        (653)
                                                                   -----------  -----------  -----------
        Total Interest Charges                                         60,922       56,559       46,041
                                                                   -----------  -----------  -----------

Net Income                                                             95,529       94,488       94,138
                                                                   -----------  -----------  -----------
Dividends on Preferred Stock                                            3,700        4,083        4,842
                                                                   -----------  -----------  -----------
Net Income Applicable to Common Stock                              $   91,829   $   90,405   $   89,296
                                                                   -----------  -----------  -----------

STATEMENT OF RETAINED EARNINGS

(Thousands of Dollars)        Year Ended December 31,                  2000         1999         1998
-----------------------------------------------------------------  -----------  -----------  -----------

Balance at Beginning of Period                                     $  137,854   $  129,484   $  109,313
Add
    Net Income                                                         95,529       94,488       94,138
                                                                   -----------  -----------  -----------
        Total                                                         233,383      223,972      203,451
                                                                   -----------  -----------  -----------
Deduct
    Dividends declared on capital stock
        Cumulative preferred stock - at required rates                  3,700        4,083        4,842
        Common Stock                                                   62,989       65,594       68,927
    Adjustment Associated with RGS Energy Group Formation                   -       16,243            -
    Other Adjustments                                                     510          198          198
                                                                   -----------  -----------  -----------
        Total                                                          67,199       86,118       73,967
                                                                   -----------  -----------  -----------
Balance at End of Period                                           $  166,184   $  137,854   $  129,484
                                                                   ===========  ===========  ===========

The  accompanying  notes  are  an  integral  part  of  the financial statements.

                                   APPENDIX E

     State  of  Texas)
     : ss.
     County  of  Dallas)


                                    AFFIDAVIT
                                       OF
                               Thomas J. Flaherty


     Thomas  J.  Flaherty,  being  duly  sworn,  deposes  and  says:


                       I. INTRODUCTION AND QUALIFICATIONS
                       ----------------------------------

1) My name is Thomas I. Flaherty, and I am the National Partner - Energy Consulting and a principal in Deloitte Consulting L.P. (Deloitte Consulting). My business address is 6363 North State Highway 1671, Suite 800, Irving, Texas 75038.

2) I graduated from the University of Oklahoma with a B.B.A. degree in Accounting and immediately joined Touche Ross, which merged with Deloitte, Haskins & Sells in December 1989, and now conduct business under the firm name of Deloitte & Touche LLP. Since joining Touche Ross or its successor firms, I have specialized in the public utility industry and have performed a variety of assignments.

3) I have assisted managements from a number of electric and/or gas utilities in the identification, evaluation and/or integration of more than 150 mergers or acquisitions, including: screening analysis; review of corporate restructuring alternatives; assessment of merger-related cost reduction opportunities; development of regulatory strategies; planning and execution of merger integration; and assignment and allocation of costs and benefits related to mergers and acquisitions. In addition to my involvement in merger and acquisition consulting for Deloitte Consulting, I have participated in numerous other utility consulting engagements in the areas of corporate growth, diversification, restructuring, organizational analysis, business process reengineering, benchmarking, strategic planning, strategic marketing, litigation assistance, economic feasibility studies, regulatory planning and analysis and financial analysis. I am a Certified Management Consultant and a member of the Institute of Management Consultants.

                                  II. PURPOSE

4) I have been asked by Energy East Corporation ("Energy East") and RGS Energy Group, Inc. ("RGS") (together, the "Companies") to describe potential estimated savings levels from the merger of Energy East and RGS and their respective utility operating subsidiaries, New York State Electric and Gas ("NYSEG") and Rochester Gas and Electric ("RG&E"). Deloitte Consulting assisted the management teams of both Companies in the identification and quantification of potential regulated cost savings resulting from the proposed merger of the companies.

5) There are three exhibits to this affidavit including: EXHIBIT TJF-l, a summary of my experience with regulated utilities, EXHIBIT TJF-2, a ten-year summary of potential merger cost savings, and EXHIBIT TJF-3, a detailed breakout of costs that may be incurred to achieve the identified merger savings.


                                  III. SUMMARY
                                  ------------

6) The merger of Energy East and RGS is anticipated to result in cost savings for NYSEG and RG&E that should permit rates in the future to be below the level that otherwise would have been necessary on a stand-alone basis for these utilities. The approximately $533 million of estimated net cost savings over the ten-year period 2002-2011, after considering approximately $167 million of out-of-pocket costs-to-achieve these savings and approximately $93 million of cost-cutting measures by the Companies prior to the merger (premerger initiatives), is anticipated by management of NYSEG and RG&E to provide an opportunity to benefit all stakeholders, including customers, shareholders and employees.

7) The estimated cost savings reflect the potential creation of cost reduction or cost avoidance opportunities, through the ability to consolidate separate, stand-alone operations into a single entity. Therefore, this consolidation and integration may enable duplicative functions and positions to be eliminated; similar corporate activities to be combined, avoided or reduced in scope; external purchases of commodities and services to be aggregated; and capital expenditures to be avoided.

8) Based on my experience in other mergers and my direct involvement with the identification, evaluation, and quantification efforts related to estimated cost Savings in this and other transactions, the process utilized for estimating potential merger-related cost savings was consistent with the process utilized for other companies in previous merger transactions. As a result, I believe the level of identified merger savings is reasonably attainable provided that management of the combined company executes its integration plans in a manner consistent with the areas identified and how other utilities have pursued similar opportunities.

9) It is my understanding, through conversations with Energy East management, that NYSEG has the ability to retain 100% of these synergies for five years after closing the merger under the terms of NYSEG's 1998 restructuring agreement. Retention of savings will be addressed by others in these proceedings


                              IV. SCOPE OF ANALYSIS
                              ---------------------

10) The process began by examining appropriate raw data regarding organization and operations. The sources of this data included both public and private information. This information encompassed geographical, organizational and operational data and included: total numbers of positions, positions distributed by various departments, position location, and related salaries and benefits. Next, individual cost categories and related information, including the actual past and expected future expenses for each individual category, were identified. Information used to accomplish this process included information on expenditures, various departmental reports, forecasts, and budgets, as well as departmental operating plans. General organizational and operational philosophies for each Company were also identified. As part of this process, potential organizational and operational approaches were discussed and areas for potential savings were identified.

11)          Certain  members  of  senior  and  middle  management   from  both
     companies were involved in the cost savings identification and quantification described above. Finally, from all of the information and analyses identified above, savings estimates were developed, reviewed, analyzed, to produce the level of estimated savings reflected in my affidavit.

12) Estimates of cost savings were developed on a nominal cost basis over a ten-year period from January 1, 2002 to December 31, 2011. This provides a long-term view of attainable savings. This ten-year period is the same period traditionally utilized by most companies and regulatory commissions with respect to the review of merger cost savings.

13) The majority of the identified savings components could generate benefits that will continue beyond this period. For example, potential labor position reductions associated with the merger would be permanently sustained since they relate to redundant functions. Likewise, potential purchasing power benefits would continue indefinitely as the cost of materials and supplies acquisition is reduced through greater purchasing leverage, which continues since an increase in size is maintained indefinitely. Although the cost savings estimated for the ten-year period generally will continue into future periods, estimates of cost savings are presented in nominal dollars and are limited to the first ten years following the merger.

14) Savings estimates reflect those areas where the total level of costs can be affected by actions of management that are the direct result of the combination of NYSEG and RG&E. These savings areas are derived from the operational synergies that are created by integration of two previously independent operations. The cost savings related to the integration of common functions of the Companies are predicated upon operating the Companies under common management, where appropriate and practical. These savings areas would typically impact operations in the following ways:

          - Cost reduction - The total cost of service is reduced as a result of the merger by avoiding duplication of the cost input required to achieve the same level of output. For example, similar operating functions, such as accounting, could now be integrated and would require less input to achieve results on a combined basis.

          - Cost avoidance - The total cost of service is reduced due to the ability to forgo certain types of parallel expenditures. For example, redundant expenditures required by both entities (e.g., information systems) could be avoided by selecting one set of development efforts to forgo duplication.

15) Conversely, certain costs must be incurred to facilitate the realization of the identified cost savings. Costs-to-achieve are an inherent component of any merger transaction and are necessary to successfully complete a transaction and/or produce the level of intended benefits. These costs-to-achieve are expenses that are directly related to pursuing or executing the transaction and have the effect of reducing the level of distributable benefits. Were the total cost savings to be calculated without full recognition of these costs-to-achieve, the utilities would, in effect, be credited with a greater level of savings than in fact exist. Thus, to be equitable to all parties, it is only the net level of savings that is available for use by the Companies. In the vast preponderance of utility merger transactions with which I am familiar, costs-to-achieve have been considered and recognized in determining the net level of benefits resulting from the transaction.


                      V. DETAILED COST SAVINGS DESCRIPTION
                      ------------------------------------


                                   A. Summary
                                   ----------

16) As EXHIBIT TJF-2 illustrates, there are four primary categories of cost savings that have been quantified. Each of these is described briefly below:

          - Staffing - Position reductions related to redundancies associated with corporate, administrative and technical support functions are categorized as Corporate Staffing, and position reductions related to redundancies associated with operations related to the distribution business are categorized as Operations Support Staffing.

          - Corporate and Administrative programs - Reductions in nonlabor programs and expenses, such as insurance and shareholder services, resulting from economies of scale and cost avoidance.

          - Purchasing Economies (nonfuel) - Aggregation of materials and supplies volumes and services contracts to increase purchasing power and to reduce required reorder volumes and associated carrying costs.

          - Energy Supply - Energy Sourcing savings are driven by consolidating system operations to achieve benefits from the amount of load shifted to baseload from peaking and intermediate cycling as a result of noncoincidental peaks between the companies. Gas Supply savings are derived from combining the gas supply portfolio to eliminate unnecessary capacity redundancies and achieve greater purchasing leverage in the marketplace.

17) Cost savings initiatives which were already planned prior to the merger were subtracted from the gross savings estimates because there would be some overlap between these initiatives and identified cost savings resulting from the merger. These ongoing or future initiatives will contribute to lower total costs to customers. The merger thus allows the Companies to achieve additional cost savings opportunities beyond those previously identified.

18) The total estimated cost savings identified from the merger over the first ten years after the merger, after being adjusted for costs-to-achieve and premerger initiatives, are approximately $533 million.

                            B.  Cost Savings Summary
                            ------------------------

                              I. Corporate Staffing
                              ---------------------

19) The Companies expect to integrate existing administrative, general, and back-office support areas. Such integration would generate savings through the elimination of redundant positions at utility headquarters.

20) The first step in determining corporate and operations support labor savings was to develop a detailed functional alignment of each Company Both Companies provided organizational and functional breakdowns of their respective companies that identified each position within its respective organization. The stand-alone company functional areas then were aligned so that position levels for similar functions/activities performed by the respective companies could be compared. The analysis maintained consistency between the intercompany functional categories and aligned representative activities between the Companies.

21) Upon completion of the functional alignment, the positions necessary to perform the required activities under the merged company scenario were identified. In determining the appropriate future position levels of the merged company, the following items were considered:

          - Impacts of geographic distance and system size on the ongoing approach to consolidation of the Companies;

          - Duplicative or redundant activities that could subsequently be eliminated;

          - Differences in existing management, operational and structural philosophies;

          - Need for and ability to consolidate functions in one location and the impact of using linking technologies between functions at different headquarters locations; and

          - The specific cost drivers, if any, of the functional areas that would affect appropriate position requirements.

22) NYSEG had a total of 3,042 positions in utility operations, while RG&E had a total of 1,984 positions in the utility. NYSEG had 686 positions associated with corporate and administrative functions, while RG&E had 529. The combined corporate and administrative positions of the two companies were thus 1,215 or 24% of the combined Companies' total regulated positions of 5,026. Approximately 199 corporate and administrative position reductions were identified that could result from operating the two utilities under common management. This constitutes a 16.3% reduction of combined corporate and administrative positions. These reductions represent the anticipated level of functional duplication that would exist between the Companies and could be avoided through the creation of an integrated corporate and administrative organization.

23) NYSEG also had 2,356 positions in line distribution, customer service and back office support functions, while RG&E had 1,455 positions in these categories. Approximately 106 reductions in positions performing these operations support functions were identified, which constitute 2.7% of positions in these categories. There is very little impact to these businesses since most of the above positions are location-specific, such as distribution linemen and meter readers. The estimated reductions are in the supporting positions in these functions. Since the ultimate disposition of the transmission business is not clear, for the purposes of this study, all positions associated with this business have been excluded.

24) Average wage and salary levels were calculated by function and then applied to the identified position reductions in each respective area. The average blended salary for the position reductions identified is estimated to be approximately $63,000 in 2002 dollars based on the expected salary levels in 2000 for each company weighted by the number of functions in each company and then escalated two years.

25) Benefit costs are also considered when determining the cost savings associated with position reductions. Benefits include such items as health insurance, life insurance, employee investment plans, pension expense, accruals for retirement health benefits of active positions, incentives and bonuses, payroll taxes and others. A blended benefits loading rate of 39% was used to estimate average aggregate benefits cost. The resulting total compensation including benefits averaged approximately $87,000 in 2002 dollars.

26) The total potential position reductions were estimated to be 305 positions. The total cost savings from corporate staffing reductions for the ten-year period ending December 31, 2011, are estimated at $204.3 million. Savings derived from operations support position reductions are estimated to total $87.1 million for the same ten-year period.

27) The position reductions described are solely attributed to the merger. The reduction opportunities arise from overlap and duplication in functional performance, rather than from stand-alone initiatives unrelated to the merger. The savings discussed above are triggered by the opportunity to combine functions and eliminate redundancy, not by assumed improvements in operating efficiencies. Both companies have ongoing continuous improvement programs in place, which have restrained cost levels and which are expected to continue through the ten-year period. In addition, those continuing position reductions planned post-2001 were estimated and quantified and these annual amounts were then offset against potential savings to avoid capturing potential nonmerger impacts.


                        2. Corporate And Administrative Programs
                        ----------------------------------------

28) The integration of corporate and administrative functions reduces certain non-labor costs, primarily through the consolidation of overlapping or duplicative programs and expenses.


                     a. Administrative and General Overhead
                     --------------------------------------

29) Miscellaneous overhead expenses were identified and separated between fixed and variable components and divided by the total positions for which they were applicable. The variable administrative and general (A&G) costs for the Companies are incurred primarily by A&G positions, and therefore were reduced by A&G position impacts only. The combined average miscellaneous overhead expense per A&G position was then multiplied by total merger-related A&G corporate position reductions to arrive at a merger savings level for this area. The estimated merger savings identified were $16.1 million for the ten-year period. These savings are directly related to the position reductions that would result from the merger.


                                 b. Advertising
                                 --------------

30) Consolidation of each company's advertising effort may allow for reduction in fixed design and production costs. Savings are $1.9 million over ten years since savings are limited primarily to production and design costs and do not include significant media purchase reductions. These savings are a direct result of the ability to consolidate advertising design, and production under one corporate umbrella.

                              c. Association Dues
                              -------------------

31) Both companies are members of Edison Electric Institute and the American Gas Association. The combination will allow opportunities to realize an overall lower level of expenditures under the EEI and AGA formulas compared to the expenditures under the formulas on a stand-alone basis. These savings arise due to the declining unit rate applied in each of the factors after initial threshold levels are met. The resulting estimated savings identified were $3.1 million over the ten-year period.


                                   d. Benefits
                                   -----------

32) Estimates of total affectable annual benefits costs for the Companies are approximately $25 million for NYSEG and approximately $21 million for RG&E. These costs include medical, life insurance, and the administrative costs associated with those benefits programs. The estimated affectable annual benefits administrative costs for the Companies are $1.6 million for NYSEG and $0.1 million for RG&E. The difference between the two companies' administrative costs reflects the additional fees required by self-insurance in some categories by NYSEG. Combined affectable benefits costs and administrative fees total $48 million for both companies.

33) Benefits administration savings may be realized as a result of greater purchasing power for the combined entity when negotiating administration fees with third-party administrators. Additionally, purchasing power can be exercised in negotiating the dollar cost of benefits provided without reducing the level of benefits provided. The savings generated from the combination of the Companies were based on reducing benefit administration fees and benefit costs to reflect this purchasing power. Overall savings are approximately 2% of total costs to reflect this purchasing power and reduced administration fees. Savings in this area are expected to begin in 2003 to provide an adequate benefits plan redesign timeframe with total savings of $11.3 million through the ten-year period. These amounts do not include the previously described impacts on benefits loading related to identified staffing reductions.


                                  e. Facilities
                                  -------------

34) Cost savings in this area are normally made possible by the nature and geographic location of the various corporate and field functions and facilities. Cost savings in most transactions can generally be created through the consolidation of proximately located business offices, service centers, warehouses and staging areas. Streamlining the work force also permits a reduction of total facilities as positions can be consolidated into fewer locations. Due to the geographic proximity between NYSEG and RG&E, certain support facility reduction opportunities, e.g., meter shops, warehouses, chemistry labs, etc. may be available in this merger.

35) There are two components to facilities savings: corporate facilities savings and operations facilities savings. Corporate facilities savings were calculated based on the reduced overall space requirement as a result of corporate and administrative position reductions. Operations facilities reductions were calculated based on eliminating overlapping facilities along the common service territory boundaries of NYSEG and

     RG&E. The total facilities savings opportunity was estimated at $14.1 million over the ten-year period.


                                  f. Insurance
                                  ------------

36) Savings on insurance premiums were calculated for property coverage, directors and officers' liability coverage and excess casualty insurance liability. These reductions reflect a combined approach to purchasing insurance coverage and consolidation of brokers and redetermination of coverage levels and terms. The total estimated savings for insurance over the ten-year period was $8.7 million.


                         g. Information Technology (IT)
                         ------------------------------

37) The merger should enable NYSEG and RG&E to avoid spending duplicate amounts on separate systems. These savings estimates are predicated on the assumption that NYSEG and RG&E plan to consolidate the respective IT departments, thus obviating the need for parallel, independent systems development efforts. Therefore, the merger can create savings in avoided costs that could not be achieved absent the consolidation. The merger will enable the combined IT department to utilize systems already in place and avoid redundant new systems development. For example, NYSEG could adopt RG&E's recently implemented STAR System (SAP) that supports Financials, Supply Chain and Human Resources, which will result in the replacement of NYSEG's existing system and avoid certain expenditures for upgrading and maintaining NYSEG's custom and PeopleSoft applications. Projected capital expenditure savings associated with the development of duplicative systems have been converted to revenue requirements assuming a 5-year depreciable life, which reflects the rapid obsolescence of technology in today's environment.

38) Operating savings can occur due to the elimination of software leases and maintenance fees required to provide software support on personal computers. The IT savings estimate also includes savings from the rationalization of the Companies' two independent data centers and the reconfiguration into a consolidated server hardware platform and the consolidation of procurement volumes for telecommunication related spending for long distance, paging, cell phone and data transmission services. Over the ten-year period, IT savings are estimated to total $154.8 million.


                              h. Credit Facilities
                              ---------------------

39) Credit facilities are required to finance the working capital requirements of the companies. These lines of credit can be drawn on from time to time to cover temporary cash deficits incurred during the normal course of business. The amount of credit required under these lines is a function of forecast cash flows and required investment activity. Lines of credit require fees to be paid for any undrawn balance to keep the line open. By combining the two companies, the credit requirements can be reduced by virtue of the combined company's changed cash flows. Savings are also available from utilizing existing lines whose fee structure is more favorable than the others.

40)          Savings  were estimated to be $0.4 million for the 10-year  period.
     These savings were derived from reducing the combined credit facilities by $45 million (100% of RG&E's committed lines) and using NYSEO's unutilized $200 million line to cover the RG&E requirements.

                            i. Professional Services
                            ------------------------

41) The savings calculated were generated from the reduction of the combined audit fees, legal fees and general consulting services. Audit savings were based on reducing the total stand-alone costs to a level reflecting a combined, consolidated structure and related economies of scale. The Companies' legal fees and general consulting services fees also were reduced from current levels to reflect the ability to combine internal and external resources more efficiently and effectively. The total savings resulting from these reductions is $36.9 million for the ten-year period based on the individual 2000 expenditures, by category, for each Company and anticipated future levels.


                          j. Research and Development
                          ---------------------------

42) The Companies' budgets and project descriptions were compiled and reviewed to determine overlapping research areas (areas that do not overlap were not considered in the analysis). Total estimated savings in this area were $2.8 million over the ten-year period based on the budgeted 2000 expenditures for each Company and the anticipated requirements for continuing research and development.


                            k. Shareholder Services
                            -----------------------

43) The total ten-year estimated savings in the area of shareholder services is approximately $5.4 million based on the expenditures of each of Energy East and RGS in 2000. The savings were based on a reduction in the combined nonlabor shareholder services costs in duplicative activities such as stock transfer services. Further savings result from elimination of duplicative costs associated with annual meetings, annual reports, and stock transfer fees.

                                   l. Vehicles
                                   -----------

44) Vehicle expenses can be associated with operations support personnel, such as with survey or work crews, or vehicle expenses can be related to administrative personnel, such as with corporate or general-use passenger vehicles. Since the proximity of the two companies lends itself to reductions in both administrative and operations, vehicle savings were available for each.

45) Savings were calculated on the combined weighted average cost per general-use vehicle per employee for both companies which was then applied to the number of corporate and operations support reductions. The total estimated savings in the area of vehicles over the ten-year period was $1.0 million.


                            3. Purchasing Economies
                            -----------------------

                                 a. Procurement
                                 --------------

46) Procurement savings should result from larger purchasing volumes and the availability of greater purchasing leverage. Annual purchases (excluding Transmission and Generation), for 2000 for NYSEG were estimated at approximately $27.3 million, while for RG&E they were approximately $37.0 million. Savings were estimated for each of the principal materials categories, e.g., consumables, and represent an estimated 6% reduction in total materials costs from extending the purchasing power across the broad range of commodity categories. This amount reflects potential approaches to material standardization and vendor concentration. This purchasing power enhancement reflects permanent economies of scale through lower unit costs. Total savings from procurement were estimated at $34.9 million over the ten-year period.


                              b. Contract Services
                              --------------------

47) Similar to consolidating materials and supplies purchasing volumes, the combined company will be able to gain economies of scale from the aggregation of related work activities and increased purchasing power with service providers. Examples of these services include outage work, tree trimming, certain construction, etc.

48) The savings estimate is dependent upon future negotiations with contractors and represents purchasing power savings across the broad range of these services. NYSEG's total contract services for 2000 were $45.9 million, while for RG&E they were $113.4 million. The combined Company thus should be able to achieve additional economies of scale and scope from negotiating with competing vendors. The total estimated savings from contract services over the ten-year period was $28.5 million based on 2000 dollar volumes escalated to 2002.


                                3. Energy Supply
                                ----------------

49) Combining utility operations in close proximity gives rise to potential savings in gas supply and energy sourcing. Combining loads in these areas gives rise to reduced costs through integration of the portfolio. In other words, the load profile for each utility can provide an opportunity to obtain reduced costs from portfolio alignment and matching of supply and demand resulting in capacity shifting and purchasing economies.

50) In the case of RG&E and NYSEG, these savings were estimated by combining the load and supply portfolios to calculate the possible savings. Savings on the gas portfolio were available through pipeline capacity release in the early years and non-renewal in later years for a ten-year total of $77.2 million. Alignment of the two electric load profiles results in a shifting of capacity requirements to increase baseload as a percentage of the total portfolio, thus allowing purchase of lower cost power. This increase in the mix of baseload within the overall supply portfolio provides estimated savings of $102.1 million over ten years.


                              VI. COSTS-TO-ACHIEVE
                              --------------------

51) Costs are incurred in all merger transactions from the process of combining the two entities and attaining the identified cost savings. These costs reflect out-of-pocket cash payments and usually are one-time payouts incurred as a result of the merger.

52) Costs-to-achieve are estimated at $166.7 million over ten years, with the costs to be incurred in large part over the first three years beginning in 2002. The primary components used to estimate costs-to-achieve were separation costs ($22.8 million), additional payments under change in control agreements ($24.1 million), relocation costs ($2.0 million), retention costs ($2.0 million), systems integration ($56.5 million), facilities integration ($2.0 million), customer/supplier/employee communications expenses ($5.0 million), regulatory process costs ($8.5 million), transition costs ($4.7 million), Directors' and Officers' tail liability coverage ($1.4 million) and transaction costs ($37.5 million).

53) A major component of the merger cost savings is the reduction in work force which is primarily due to the elimination of duplicative functions and tasks. These reductions are expected to be achieved through a variety of means including attrition, controlled hiring, work force redeployment and work realignment, and through some general voluntary separation offerings as well. For these targeted separations, out-of-pocket costs will be incurred to achieve the total position reductions.

54) The estimate used for the severance package calculation was two weeks of base pay per year of service, plus one and a half years of health benefits from the date of separation. Executive separation or change in control features are also reflected as costs-to-achieve for the applicable officers and senior management group. These programs are to be more fully defined during the transition process based on additional considerations of the management and human resources philosophy of the combined company and more specific analysis on the timing and location of reduced positions. Other costs for relocation of employees among Rochester, Ithaca, and Binghamton and for retraining key employees will be incurred to achieve the combination of the companies.

55) Significant effort will be expended by the Companies in integrating the information technology and services functions of the Companies. These efforts will relate to reducing redundancy, integrating systems, and linking databases. Further, voice, data and video networks will need to be integrated through expanded telecommunications capabilities. Integration costs for these areas were estimated at $56.5 million. These cost estimates cover contract programming, hardware change out and conversion, increased T-1 capacity, and outside assistance and reflect scale, complexity, and platform differences. These expenses associated with systems and communications integration are expected to principally be incurred in 2002 and 2003 but will carry through the full period to reflect additional hardware lease costs.

56) Other costs that were estimated to be attributed to the merger are transition costs ($4.7 million); facilities integration ($2.0 million); and D&O tail coverage ($1.4 million). Additional D&O tail liability coverage pays for incremental additions to premiums paid to protect directors and officers after termination of their relationship with either of the Companies.

57) To successfully complete the merger, certain costs will be incurred for preparation and pursuit of regulatory filings, such as those related to SEC, FERC, NRC and DOJ filings and the merger cases before this commission. These costs will include professional services for legal, tax, accounting and consulting assistance. Regulatory process costs are estimated at $8.5 million.

58) Communication expenses will arise from the need to disseminate merger information to the various stakeholders of the individual organizations and combined company. Informational brochures will be sent to employees, shareholders, rating agencies, and state and federal commissions to explain the specifics of the merger. These expenditures are estimated to cost $5.0 million.

59) Transaction costs include amounts paid to professional services firms for assistance with certain aspects of the merger. These costs specifically relate to fees paid to investment bankers for assistance in transaction structuring and negotiation and the provision of a fairness opinion, as well as, certain legal assistance. Total transaction fees are estimated at $37.5 million for the above categories.

60) Other transition costs would include the use of outside professional firms to assist in the integration of the combined Companies and other expenses, such as, travel for the transition team and facilities refurbishment and leasehold improvements.

                           VII. PREMERGER INITIATIVES
                           --------------------------

61) The stand-alone forecasts for NYSEG and RG&E for the period 2001-2005 indicate that the overall impact is to reduce real operations and maintenance expense (O&M) by approximately $74.6 million and $48.9 million, respectively, on a cumulative basis. This real decrease was determined by comparing the estimated O&M in 2005 to O&M that would be implied in 2005 if 2001 O&M were to grow at normal inflation. These implied cost reductions could be achieved in a variety of means such as through process improvement, reengineering, outsourcing, work elimination or contractor management; however, it was assumed that each individual business unit, such as corporate or delivery, would incur a prorata share of these real cost reductions and would realize these reductions through a combination of the above methods.

62) A relationship was established that mapped the merger savings to the business units described above to measure the relative impact these savings have on each business unit. For example, savings in corporate related areas had a much higher impact as a percentage of corporate O&M than did merger savings in the delivery functions.

63) The impact ratios described above were applied to the estimated real decline by individual business unit. As an example, the merger savings impact on corporate O&M was applied to the real decline estimated for corporate O&M. It follows that any stand-alone cost reduction initiatives in corporate related O&M would overlap in roughly the same percentage as the merger savings without any specific plans to indicate otherwise. Based on this approach, the ten-year merger savings were adjusted downward by $92.9 million over ten years to reflect the estimated overlap between the merger savings and the Companies' stand-alone planned cost reduction programs.

                                /s/  Thomas J. Flaherty
                                -------------------------------------
                                THOMAS J. FLAHERTY
Sworn to before me this
  21st day  of  March, 2001

Judith A. Alcorn
--------------------------------
NOTARY PUBLIC

JUDITH A. ALCORN
 NOTARY PUBLIC
       *
STATE OF TEXAS
   EXPIRES

   9/19/03

                                                               EXHIBIT _ (TJF-1)
                                                                     Page 1 of 6

                    SUMMARY OF REGULATED UTILITY EXPERIENCE

Alaska  Public  Utilities  Commission
     -    Anchorage  Sewer  Utility

Arizona  Corporation  Commission
     -    U  S  WEST  Communications  -  Docket  No.  E-1051-88-146

Beaumont,  Texas
     -    Entex,  Inc.
     -    Gulf  States  Utilities  Company

California  Public  Utilities  Commission
     - The Washington Water Power Company and Sierra Pacific Power Company - Application No. 94-08-043
     -    Pacific  Enterprises  and  ENOVA  Corporation  -  Application  No.
          A-96-l0-038

Clark  County
     -    Washington  Public  Power  Supply

District  of  Columbia,  Public  Service  Commissions
     -    Baltimore  Gas and Electric Company and Potomac Electric Power Company
          -  Formal  Case  No.  951

Colorado  Public  Utilities  Commission
     - Public Service Company of Colorado and Southwestern Public Service Company - Docket No. 95A-513EG

Delaware  Public  Service  Commission
     - Atlantic City Electric Company and Delmarva Power & Light Company - Docket No. 97-65

Federal  Energy  Regulatory  Commission
     -    Baltimore  Gas and Electric Company and Potomac Electric Power Company
          -  Docket  No.  EC96-  10-000
     - IES Utilities Inc., Interstate Power Company, Wisconsin Power & Light Company, South Beloit Water, Gas & Electric Company, Heartland Energy Services and Industrial Energy Applications, Inc. - Docket No. EC96-13-000
     -    Trans-Alaska  Pipeline  System  -  Docket  No.  0R78-1
     -    Middle  South  Energy,  Inc.  -  Docket  No.  ER-82-483-000
     -    Middle  South  Energy,  Inc.  -  Docket  No.  ER-82-616-000

                                                               EXHIBIT _ (TJF-l)
                                                                     Page 2 of 6

     - Kansas Power and Light Company and Kansas Gas and Electric Company - Docket No. EC91-2-000
     - Southwestern Public Service Company and Public Service Company of Colorado - Docket No. EC96-2-000
     - The Washington Water Power Company and Sierra Pacific Power Company - Docket No. EC94-23-000
     - Northern States Power Company and Wisconsin Energy Corporation - Docket Nos. EC95-16-000 and ER95-1357-000
     - Midwest Power Systems Inc. and Iowa-Illinois Gas and Electric Company -EC95-4
     -    Ohio  Edison  Company,  Pennsylvania  Power  Company,  The  Cleveland
          Electric illuminating Company, and The Toledo Edison Company - ER97-412-000
     -    Atlantic  City  Electric  Company and Delmarva Power & Light Company -
          EC97-7
     -    Union  Electric  and  Central  Illinois  Public  Service  Company  -
          EC-96-7-000

Federal  Power  Commission
     -    Organization  and  Operations  Review

Garland,  Texas
     -    General  Telephone  Company  of  the  Southwest
     -    Lone  Star  Gas  Company

Georgia  Public  Service  Commission
     -    Georgia  Power  Company  -  Docket  No.  3673-U

Houston,  Texas
     -    Houston  Lighting  &  Power  Company

Idaho  Public  Utilities  Commission
     - The Washington Water Power Company and Sierra Pacific Power Company - Case Nos. WWP-E-94-7 and WWP-G-94-4

Illinois  Commerce  Commission
     -    Illinois  Power  -  Docket  No.  84-0055
     -    Iowa-Illinois Gas and Electric Company and Mid-American Company Energy
          -  Docket  No.  94-0439
     - Central Illinois Public Service Company, CIPSCO Incorporated and Union Electric Company - Docket No. 95-0551

Iowa  Utilities  Board
     - Midwest Resources Inc., Midwest Power Systems Inc. and Iowa-Illinois Gas and Electric Company - Docket No. SPU-94-14
     - IES Industries Inc., Interstate Power Company, WPL Holdings, Inc. - Docket No. SPU-96-6

                                                               EXHIBIT _ (TJF-1)
                                                                     Page 3 of 6

Iowa  Electric  Light  and  Power
     -    Organization  and  Operations  Review

Kansas  Corporation  Commission
     -    Southwestern  Bell  Telephone  Company  -  Docket  Nos.  117,220-U and
          123,773-U
     -    Kansas  Gas  &  Electric  -  Docket  No.  120,924-U
     - Kansas Power and Light Company and Kansas Gas and Electric Company - Docket No. 174,155-U
     -    Western  Resources  and  Kansas  City  Power  and  Light  - Docket No.
          190,362-U
     - Western Resources, Inc. and Kansas City Power and Light - Docket No. 97-WSRE-676-MER

Kentucky  Public  Service  Commission
     - Louisville Gas & Electric Company - Case Nos. 5982, 6220, 7799, 8284, 8616 and 8924
     -    South  Central  Bell Telephone Company - Case Nos. 6848, 7774 and 8150
     -    Kentucky-American  Water  Company - Case No. 8571

Louisiana  Public  Service  Commission
     - American Electric Power Company, Inc., Southwestern Electric Power Company and Central and South West Corporation - Docket No. U-23327

Maryland,  Public  Service  Commission  of
     -    Baltimore  Gas and Electric Company and Potomac Electric Power Company
          -  Order  No.  73405,  Case  No.  8725

Massachusetts  Department  of  Telecommunications  and  Energy
     - Boston Edison, Cambridge Electric Light Company, Commonwealth Electric Company and Commonwealth Gas Company- Docket D.T.E. 99-19

Michigan  Public  Service  Commission
     - Wisconsin Electric Power Company and Northern States Power Company - Case No. U-10913

Minnesota  Public  Service  Commission
     -    Continental  Telephone  Company  -  Docket  No.  PR-121-1
     -    Northern  States  Power  Company  -  Docket  No.  E002/GR-89-865
     - Northern States Power Company and Wisconsin Energy Corporation Docket No. E,G002/PA-95-500

Mississippi  Public  Service  Commission
     -    Mississippi  Power  &  Light  Company - Docket  No U-4285

                                                                EXHIBIT__(TJF-l)
                                                                     Page 4 of 6

Missouri  Public  Service  Commission
     -    Union  Electric  Company  -  Case  Nos.  ER-84-168  and  EO-85-17
     - Union Electric Company and Central Illinois Public Service Company - Case No. EM-96-149
     -    Kansas  City Power & Light Company - Case Nos. ER-85-128 and EO-85-185
     - Kansas Power and Light Company and Kansas Gas and Electric Company - Case No. EM-91-213
     -    Southwestern  Bell  Telephone  -  Case  No.  TC-93-224
     -    Western  Resources  and  Kansas  City  Power  and  Light  -  EM 97-515

Nevada  Public  Service  Commission
     -    Bell  Telephone  Company  of  Nevada  -  Docket  No.  425
     -    Central  Telephone  Company  -  Docket  No.  91-7026
     - The Washington Water Power Company and Sierra Pacific Power Company - Docket No. 94-8024

New  Jersey  Board  of  Public  Utilities
     - Atlantic City Electric Company and Delmarva Power & Light Company - Docket No. EM 97-020103

New  Mexico  Public  Service  Commission
     -    Public  Service  Company  of  New  Mexico
     - Southwestern Public Service Company and Public Service Company of Colorado - Case No. 2678

New  Mexico  State  Corporation  Commission
     -    Continental  Telephone  of  the  West  -  Docket  No.  942
     -    General  Telephone  Company of the Southwest - Docket Nos. 937 and 990
     - Mountain States Telephone and Telegraph Company - Docket Nos. 943, 1052 and 1142
     -    U  S  WEST  Communications  -  Docket  No.  92-227-TC

New  Orleans,  Louisiana
     -    New  Orleans  Public  Service  Company

New  York,  State  of,  Public  Service  Commission
     - Long Island Lighting Company and Brooklyn Union Gas Company - Case 95-G-0761

Ohio  Public  Utilities  Commission
     -    Ohio  Bell  Telephone  Company  -  Case  No.  79-1184-TP-AIR
     -    Cleveland  Electric  Illuminating  Company

                                                                EXHIBIT__(TJF-1)
                                                                     Page 5 of 6


Oklahoma  Corporation  Commission
     -    Organization  and  Operations  Review
     -    Southwestern  Bell  Telephone  Company  -  Cause  No.  26755
     -    Public  Service  Company  of  Oklahoma  -  Cause  Nos. 27068 and 27639
     -    Southwestern  Bell  Telephone  Company  -  Cause  No.  000662
     - American Electric Power Company, Inc., Public Service Company of Oklahoma and Central and South West Corporation - Cause No. PUD-980000444

Oregon,  Public  Utility  Commission  of
     -    Pacific  Power  and  Light  Company  -  Revenue  Requirements  Study
     -    Portland  General  Electric  Company  -  Revenue  Requirements  Study
     - The Washington Water Power Company and Sierra Pacific Power Company - Docket No. UM-696

Riverside,  City  of
     -    San  Onofre  Nuclear  Generating  Station

Sherman,  Texas
     -    General  Telephone  Company  of  the  Southwest

Tennessee  Public  Service  Commission
     - United Inter-Mountain Telephone Company - Docket Nos. U-6640, U-6988 and U-7117

Texas  Attorney  General
     -    Southwestern  Bell  Telephone  Company

Texas,  Public  Utility  Commission  of
     -    Texas  Power  &  Light  Company  -  Docket  Nos.  178  and  3006
     -    Southwestern Bell Telephone Company - Docket Nos. 2672, 3340, 4545 and
          8585
     -    Houston  Lighting  &  Power  Company - Docket Nos. 2448, 5779 and 6668
     -    Lower  Colorado  River  Authority  -  Docket  No.  2503
     -    Gulf  States  Utilities  Company  -  Docket  No.  2677
     - General Telephone Company of the Southwest - Docket Nos. 3094, 3690 and 5610
     -    Central  Telephone  Company  -  Docket  No.  9981
     - Southwestern Public Service Company and Public Service Company of Colorado- Docket No. 14980

Utah  Public  Service  Commission
     -    Utah  Power  and  Light  Company  -  Docket  No.  76-035-06

                                                               EXHIBIT__(TJF-1)
                                                                     Page 6 of 6


Vermont  Public  Service  Board
     -    New  England  Telephone  and  Telegraph Company - Docket Nos. 3806 and
          4546

Waco, Texas
     -    Texas  Power  &  Light  Company

Washington  Utilities  and  Transportation  Commission
     - The Washington Water Power Company and Sierra Pacific Power Company - Docket No. UE-94-1053 and UE-94-1054
     -    Puget Sound Power and Light Company and Washington Natural Gas Company
          -  UE-960195

Washington  Metropolitan  Area  Transit  Authority
     -    D.C.  Transit

Wisconsin  Public  Service  Commission
     - Northern States Power Company and Wisconsin Energy Corporation - 6630-UM-100 and 4220-UM-101
     - WPL Holdings, IES Industries Inc., Interstate Power Company, Inc. - Docket No. 6680-UM-100

Wyoming  Public  Service  Commission
     - Cheyenne Light, Fuel and Power Company (Southwestern Public Service Company and Public Service Company of Colorado) - Docket Nos. 20003-EA-95-40 and 30005-GA-95-39
     - Mountain States Telephone and Telegraph Company - Docket No. 9343, Subs. 5 and 9
     -    Organization  and  Operations  Review
     -    Pacific  Power  and  Light  Company  -  Docket  No.  9454,  Sub.  11

10 YEAR SUMMARY                                                                                                    EXHIBIT TJF-1


AREAS ($IN 000S)                         2002     2003    2004    2005    2006    2007    2008    2009    2010    2011    TOTAL
-------------------------------------  --------  ------  ------  ------  ------  ------  ------  ------  ------  ------  -------
Staffing

   Corporate Staffing                   11,209   15,408  19,003  19,849  20,729  21,644  22,596  23,586  24,615  25,686  204,325
   Operations Support Staffing           4,554    4,898   7,623   8,174   8,748   9,344   9,964  10,608  11,279  11,976   87,168
   Total Staffing                       15,763   20,306  26,626  28,023  29,477  30,988  32,560  34,194  35,894  37,662  291,493

Corporate & Administrative Programs:

   Administrative & General Overhead       803    1,111   1,594   1,642   1,691   1,742   1,794   1,848   1,904   1,961   16,091
   Advertising                             160      166     172     178     185     192     199     206     214     222    1,894
   Association Dues                        268      276     284     293     302     311     320     330     339     350    3,072
   Benefits                                  -      873      956   1,044   1,137   1,237   1,343   1,456   1,577   1,705  11,329
   Facilities                            1,248    1,281   1,315   1,350   1,386   1,423   1,461   1,501   1,542   1,583   14,089
   Insurance                               708      754     815     839     864     890     917     944     973   1,002    8,706
   IT                                    1,828    8,224  13,016  17,259  20,114  21,504  22,603  19,641  16,542  14,044  154,777
   Credit Facilities                        38       39      40      41      42      44      45      46      48      49      432
   Professional Services                 3,105    3,222   3,343   3,468   3,598   3,733   3,873   4,018   4,169   4,325   36,855
   Research & Development                  240      248     255     263     271     279     287     296     304     314    2,755
   Shareholder Services                    468      482     496     511     526     542     558     575     592     610    5,361
   Vehicles                                 39       48     101     104     107     110     113     117     120     124      980
   Total                                 8,904   16,722  22,386  26,991  30,223  32,006  33,515  30,979  28,325  26,290  256,341

Purchasing Economics:

   Procurement                             994    1,505   2,033   2,575   3,135   3,711   4,304   4,915   5,545   6,193   34,909
   Inventory                               241      241     241     241     241     241     241     241     241     241    2,406
   Contract Services                     1,988    2,160   2,338   2,524   2,716   2,916   3,122   3,337   3,560   3,791   28,452
   Total                                 3,223    3,906   4,612   5,340   6,091   6,867   7,667   8,493   9,345  10,225   65,768

Energy Supply:

   Gas Supply                            6,660    6,854   7,053   7,405   7,621   7,842   8,070   8,305   8,546   8,794   77,150
   Energy Sourcing                       8,902    9,169   9,444   9,728  10,019  10,320  10,630  10,948  11,277  11,615  102,053
   Total                                15,562   16,023  16,497  17,133  17,640  18,162  18,700  19,253  19,823  20,410  179,203

Total Savings                           43,451   56,958  70,121  77,487  83,431  88,023  92,441  92,919  93,387  94,586  792,805

Cost-to-Achieve                        109,587   13,974  12,897   5,426   5,767   5,658   4,320   3,355   2,995   2,710  166,688

Pre-Merger Initiatives                   4,843    6,682   8,139   9,562   9,849  10,145  10,449  10,762  11,085  11,418   92,934

Net Savings                            (70,978)  36,302  49,085  62,499  67,815  72,221  77,672  78,802  79,307  80,458  533,183

Costs  to  Achieve                                                                                             EXHIBIT  TJF-3

(Dollars in Ihousands)
                                    2002     2003    2004    2005    2006    2007    2008    2009    2010     2011     Total
                                  --------  ------  ------  ------  ------  ------  ------  ------  -------  ------  --------
Separation Costs
    Separation Programs           $ 10,415  $ 2,481 $3,987  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $ 16,883
    Executive Separation          $  3,136  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $  3,136
    Change in Control             $ 24,172  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $ 24,172
    Separation Assistance         $  2,800  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $  2,800
    ---------------------         --------  ------  ------  ------  ------  ------  ------  ------  -------  ------  --------
    Total Separation Costs        $ 40,523  $ 2,481 $ 3987  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $ 46,992

Retention Costs                   $  2,000  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $  2,000

System Integration Costs          $  7,997  $10,216 $ 8,633  $5,148  $5,490  $5,658  $4,320  $3,355  $2,995  $2,710  $ 56,522

Transaction Costs                 $ 37,548  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $ 37,548

Relocation Costs                  $  2,000  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $  2,000

D&O' Liability Tail Coverage      $    277  $   277 $  277  $  277  $  277  $    0  $    0  $    0  $     0  $    0  $  1,386

Regulatory Process Cost           $  8,504  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $  8,504

Internal/External Communications  $  5,000  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $  5,000

Transition Costs                  $  3,736  $ 1,000 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $   4736

Facilities Integration            $  2,000  $     0 $    0  $    0  $    0  $    0  $    0  $    0  $     0  $    0  $  2,000
                                  -------------------------------------------------------------------------------------------

TOTAL COSTS TO ACHIEVE            $109,587  $13,974 $12,897  $ 5,426 $5,767  $5,768  $4,320  $3,355  $2,995  $2,710  $166,668

                                   APPENDIX F

14-6-4 (9/95)-Text12                                                        SEQR
 PROJECT ID. NUMBER                  617.20
                                   Appendix C
                       State Environmental Quality Review
                      SHORT ENVIRONMENTAL ASSESSMENT FORM
                            For UNLISTED ACTIONS Only

PART I - PROJECT INFORMATION (To be completed by Applicant or Project sponsor
--------------------------------------------------------------------------------
1. APPLICANT/SPONSOR Energy East Corporation  2. PROJECT NAME Merger of Energy
   and RGS Energy Group, Inc.                    East-Corporation and RGS Energy
                                                 Group, Inc.
--------------------------------------------------------------------------------
3. PROJECT LOCATION: See Attachment, Items 3 and 4
       Municipally                            County
--------------------------------------------------------------------------------
4. PRECISE LOCATION (Street address and road intersections, prominent landmarks, ect., or provide map)
   See Attachment, Items 3 and 4

--------------------------------------------------------------------------------
5. IS PROPOSED ACTION:
   []New  []Expansion    [x]Modification/alteration (Merger of two existing
                                                     holding companies)
--------------------------------------------------------------------------------
6. DESCRIBE PROJECT BRIEFLY:
   See Attachment, Item 6


--------------------------------------------------------------------------------
7. AMOUNT OF LAND AFFECTED: No new construction proposed (Merger of two existing
  Initially   N/A   acres    Ultimately   N/A   acres         holding companies)
           ---------                   ---------
--------------------------------------------------------------------------------
8. WILL PROPOSED ACTION COMPLY WITH EXISTING ZONING OR OTHER EXISTING LAND USE
   RESTRICTIONS?         [x]Yes   []No      If No, describe briefly
   See Attachment, Item 8
--------------------------------------------------------------------------------
9. WHAT IS PRESENT LAND USE IN VICINITY OF PROJECT?
   []Residential     []Industrial                []Commercial
   []Agricultural    []Park/Forest/Open space    []Other
   Describe:      Not Applicable
--------------------------------------------------------------------------------
10.DOES ACTION INVOLVE A PERMIT APPROVAL, OR FUNDING, NOW OR ULTIMATELY FROM ANY
   OTHER GOVERNMENTAL AGENCY (FEDERAL, STATE OF LOCAL)?
   [x]Yes   []No      If Yes, list agency(s) and permit/approvals
   See Attachment, Item 10
--------------------------------------------------------------------------------
11.DOES ANY ASPECT OF THE ACTION HAVE A CURRENTLY VALID PERMIT OR APPROVAL?
   [x]Yes   []No      If Yes, list agency(s) and permit/approvals
   See Attachment, Item 11
--------------------------------------------------------------------------------
12.AS A RESULT OF PROPOSED ACTION WILL EXISTING PERMIT/APPROVAL REQUIRE
   MODIFICATION?   [x]Yes   []No    See Attachment, Item 12
--------------------------------------------------------------------------------
                I CERTIFY THAT THE INFORMATION PROVIDED ABOVE IS
                        TRUE TO THE BEST OF MY KNOWLEDGE

Applicant/sponsor name: Energy East Corporation & RGS Energy Group, Inc.
                       -------------------------------------------------
Date: March 23, 2001
      --------------
Signature: /s/ Dennis R. Urgento
          --------------------------------------------------------------
--------------------------------------------------------------------------------
Dennis  R.  Urgento,  Vice President, Customer Engineering & Delivery,
                      New  York  State  Electric  &  Gas  Corporation

 If the action is in the Coastal Area, and you are a state agency, complete the Coastal Assessment Form before proceeding with this assessment


                                      OVER

PART  II  --  ENVIRONMENTAL  ASSESSMENT  (To  be  compiled  by  Agency)

A.   DOES ACTION EXCEED ANY TYPE I THRESHOLD IN 6 NYCRR, PART 617.47     If yes,
     coordinate the review process and use the FULL EAF.
       [ ]  Yes     [ ]  No

B. WILL ACTION RECEIVE COORDINATED REVIEW AS PROVIDED FOR UNLISTED ACTIONS IN 6 NYCRR, PART 617.07 If No, a negative declaration may be superseded by another involved agency.
       [ ]  Yes     [ ]  No

C.   COULD  ACTION  RESULT IN ANY ADVERSE EFFECTS ASSOCIATED WITH THE FOLLOWING:
     (Answers  may  be  handwritten,  if  legible)
     C1. Existing air quality, surface or groundwater quality or quantity, noise levels, existing traffic patterns, solid waste production or disposal, potential for erosion, drainage or flooding problems? Explain briefly:



     C2. Aesthetic, agricultural, archaeological, historic, or other natural or cultural resources: or community or neighborhood character? Explain briefly:



     C3. Vegetation or fauna, fish, shellfish or wildlife species, significant habitats, or threatened or endangered species? Explain briefly:



     C4. A community's existing plans or goals as officially adopted, or a change in use or intensity of use of land or other natural resources? Explain briefly.



     C5. Growth, subsequent development, or related activities likely to be induced by the proposed action? Explain briefly.



     C6. Long term, short term, cumulative, or other effects not identified in C1-C5? Explain briefly.



     C7. Other impacts (including changes in use of either quantity or type of energy? Explain briefly.



D. WILL THE PROJECT HAVE AN IMPACT ON THE ENVIRONMENTAL CHARACTERISTICS THAT CAUSED THE ESTABLISHMENT OF A CEA?
       [ ]  Yes     [ ]  No

E. IS THERE, OR IS THERE LIKELY TO BE, CONTROVERSY RELATED TO POTENTIAL ADVERSE ENVIRONMENTAL IMPACTS?
       [ ]  Yes     [ ]  No     If  Yes,  explain  briefly



PART  III  --  DETERMINATION  OF  SIGNIFICANCE  (To  be  completed  by  Agency)

     INSTRUCTIONS: For each adverse effect identified above, determine whether it is substantial, large, important or otherwise significant. Each effect should be assessed in connection with its (a) setting (i.e. urban or rural); (b) probability of occurring; (c) duration; (d) irreversibility;
     (a) geographic scope; and (f) magnitude. If necessary, add attachments or reference supporting materials. Ensure that explanations contain sufficient detail to show that all relevant adverse impacts have been identified and adequately addressed. If question D of Part II was checked yes, the determination and significance must evaluate the potential impact of the proposed action on the environmental characteristics of the CEA.

  [ ]Check this box if you have identified one or more potentially large or significant adverse impacts which MAY occur. Then proceed directly to the FULL EAF and/or prepare a positive declaration.

  [ ]Check this box if you have determined, based on the information and analysis above and any supporting documentation, that the proposed action WILL NOT result in any significant adverse environmental impacts AND provide on attachments as necessary, the reasons supporting this determination:


--------------------------------------------------------------------------------
                               Name of Lead Agency


--------------------------------------------------------
Print or Type Name of Responsible Officer in Lead Agency


--------------------------------------------------------
Title  of  Responsible  Officer


--------------------------------------------------------
Signature  of  Responsible  Officer  in  Lead  Agency


--------------------------------------------------------
Signature of Preparer (if different from responsible officer)


--------------------------------------------------------------------------------
                                      Date

ATTACHMENT  TO  SEQR  FORM
ENERGY  EAST  CORPORATION  -  RGS  ENERGY  GROUP  INC.  MERGER

EXECUTIVE  SUMMARY

In February, 2001 Energy East Corporation (Energy East) and RGS Energy Group, Inc. (RGS) entered into a definitive merger agreement. Under the agreement RGS will become a wholly owned subsidiary of Energy East. The combined company will be one of the largest, most diversified energy providers in the Northeast, serving nearly 3 million customers and approximately 1.8 million electric customers in five northeastern states. The combined company will have annual revenues of approximately $5 billion and nearly $10 billion in assets.

Together, Energy East and RGS, through their regulated operating subsidiaries New York State Electric & Gas Corporation (NYSEG) and Rochester Gas and Electric Corporation (RG&E), serve half of upstate New York. RG&E will remain a subsidiary of RGS, and it is expected the NYSEG will become a wholly owned subsidiary of RGS. Presently NYSEG provides energy delivery service to approximately 824,000 electric and 248,000 natural gas customers and has 3,049 employees. RG&E provides energy delivery service to approximately 351,000 electric and 294,000 natural gas customers and has 1,975 employees.

NYSEG and RG&E have over 200 miles of continuous territory. The merger will create the potential for improved efficiencies in operation and administration of these regulated companies due to synergies from scale and consolidation which will benefit consumers. The merger is expected to generate annual cost savings of approximately $50 million. Savings are expected to come largely from the joint management of NYSEG and RG&E in areas such as procurement, information systems, and other administrative and general areas. The headquarters of RGS, RG&E and NYSEG will be located in Rochester, NY. The operating headquarters for NYSEG will remain in Binghamton, NY.

No significant long-term, short-term, cumulative or other environmental impacts will occur as a result of the proposed merger.


SEQR  FORM  ITEMS  3  AND  4
PROJECT  LOCATION:

NYSEG's service territory includes 42 counties in the central, eastern and western parts of the State of New York. This territory, 99% which is located outside of the corporate limits of cities, covers approximately 20,000 square miles.

RG&E's service territory includes a 9 county area in New York State centered around the City of Rochester and covers approximately 2,700 square miles.

The franchise area of both NYSEG and RG&E are shown on the attached map labeled Map-1


SEQR  FORM  ITEM  6
PROJECT  DESCRIPTION:

The proposed action is a request for Public Service Commission review and sanctioning of the proposed merger between Energy East and RGS and the approval of related actions to the extent required.

All of the outstanding shares of RGS will be exchanged for a combination of cash and Energy East stock valued at $39.50 per RGS share or approximately $1.4 billion in the aggregate. Energy East will also assume approximately $1.0 billion of RGS debt.

RGS will become a wholly owned subsidiary of Energy East, the parent holding company. RG&E will remain a subsidiary of RGS, and it is expected that NYSEG will become a wholly owned subsidiary of RGS.

The headquarters of RGS, RG&E and NYSEG will be located in Rochester, NY. The operating headquarters for NYSEG will remain in Binghamton, NY.

There are no planned layoffs in the approximately 5,000 combined employee base of NYSEG and RG&E. No sale of existing facilities presently held by the regulated utilities nor construction of new facilities is planned with the proposed merger.

The merger is expected to generate annual cost savings of approximately $50 Million. Savings are expected to come largely from the joint management of NYSEG and RG&E in areas such as procurement, information systems, and other administrative and general areas.


SEQR  FORM  ITEM  8
ZONING  AND  LAND  USE  RESTRICTIONS:

The proposed merger is organizational and business administrative in nature. It does not involve alteration or construction of new facilities. No short-term or incremental adverse impacts to the land will occur as a result of the proposed merger. NYSEG and RG&E will be separate wholly owned regulated subsidiaries of RGS and each will maintain current permits, approvals and licenses.


SEQR  FORM  ITEM  10
Governmental  Agency  Funding,  Permits  and  Approvals:

Energy East and RGS will file joint petitions for approval of the proposed merger. These filings will be made to:

     New  York  State  Public  Service  Commission
     Federal  Energy  Regulatory  Commission
     Securities  and  Exchange  Commission
     Hart-Scott-Rodino (Federal Trade Commission and Department of Justice) Nuclear Regulatory Commission
     Federal  Communication  Commission

Since both NYSEG and RGE will remain independently operated utilities regulated by the NYS Public Service Commission, the proposed merger will not alter the ongoing regulatory oversight and approval function of the PSC.


GENERAL  ENVIRONMENTAL  IMPACTS  OF  MERGER:

Both NYSEG and RG&E are owners and/or operators of a variety of energy generation, storage, transmission and delivery related facilities. Many of these facilities have environmental operation permits and licenses from the US Environmental Protection Agency, Federal Energy Regulatory Commission, US Army Corps of Engineers, US Dept. of Transportation, Nuclear Regulatory Commission, NYS Historic Preservation Office, Adirondack Park Agency and/or local County, town and village governments. The merger will not affect the operations of the two regulated utilities. NYSEG and RG&E. They will continue to be wholly owned, independently operated subsidiaries of a holding company. They will also continue to comply with existing Federal, State and local permitting and regulatory requirements. The extensive environmental review and protection programs in place addressing water and air resources and quality, noise pollution, land use modification, flood protection, aesthetics, historic protection, flora, fauna, threatened and endanger species, significant habitat, solid and hazardous waste, and growth planning will continue to regulate the existing facilities of the regulated companies following the proposed merger.

The merger does not involved the modification of existing facilities or construction of new facilities. The energy planning and rate stabilization benefits envisioned to be achieved with the merger should help stabilize upstate New York's economy but will not, in itself, represent a growth inducing factor.

                                [GRAPHIC OMITTED]
                              Map of New York
                              NYSEG (Electric and Gas Areas)
                              RG&E (Electric and Gas Areas)
                              JOINT NYSEG AND RG&E AREAS